UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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AXIALL CORPORATION

(Name of Registrant as Specified in its Charter)

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1000 Abernathy Road, Suite 1200, Atlanta, Georgia 30328

August 1, 2016

Dear Shareholder:

A special meeting of shareholders of Axiall Corporation, a Delaware corporation (“Axiall” or “we”), will be held on August 30, 2016, at 8:00 a.m. local time, at the offices of Jones Day, 1420 Peachtree Street, N.E., Suite 800, Atlanta, Georgia 30309.

You are cordially invited to attend.

On June 10, 2016, Axiall entered into an Agreement and Plan of Merger (the “merger agreement”) with Westlake Chemical Corporation, a Delaware corporation (“Westlake”), and Lagoon Merger Sub, Inc., a Delaware corporation that is a wholly owned subsidiary of Westlake (“Merger Sub”), providing for, subject to the satisfaction or waiver (if permissible under applicable law) of specified conditions, the acquisition of Axiall by Westlake at a price of $33.00 per share in cash. Subject to the terms and conditions of the merger agreement, Merger Sub will be merged with and into Axiall (the “merger”), with Axiall surviving the merger as a wholly owned subsidiary of Westlake. At the special meeting, Axiall will ask you to adopt the merger agreement. The adoption of the merger agreement by Axiall’s shareholders is a condition to the completion of the merger.

At the effective time of the merger (the “effective time”), each share of Axiall common stock, par value $0.01 per share (an “Axiall share”), issued and outstanding immediately prior to the effective time, other than shares owned by Westlake or a subsidiary of Westlake, shares owned by Axiall as treasury stock and shares owned by shareholders who have properly demanded appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) and have not withdrawn such demand, will be canceled and converted into the right to receive $33.00 in cash, without interest and subject to any applicable withholding taxes.

The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement. We encourage you to carefully read the accompanying proxy statement and the copy of the merger agreement attached as Annex A thereto.

The board of directors of Axiall carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. Axiall’s board unanimously approved the merger agreement, determined that the merger and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of Axiall’s shareholders, directed that the merger agreement be submitted to Axiall’s shareholders for adoption and resolved to recommend that Axiall’s shareholders vote to adopt the merger agreement. Accordingly, Axiall’s board unanimously recommends a vote “FOR” the proposal to adopt the merger agreement. Axiall’s board also unanimously recommends a vote “FOR” the nonbinding compensation proposal described in the accompanying proxy statement and “FOR” the adjournment of the special meeting proposal, if necessary and subject to the terms of the merger agreement, as described in the accompanying proxy statement.

Whether or not you plan to attend the special meeting and regardless of the number of shares you own, your careful consideration of, and vote on, the proposal to adopt the merger agreement is important and we encourage you to vote promptly. The merger cannot be completed unless the merger agreement is adopted by shareholders holding at least a majority of the outstanding Axiall shares entitled to vote at the special meeting as of the close of business on July 25, 2016. The failure to vote will have the same effect as a vote against the proposal to adopt the merger agreement.

After reading the accompanying proxy statement, please make sure to vote your shares promptly electronically or telephonically as described in the accompanying proxy statement, or by completing, dating, signing and returning your proxy card. Voting by one of these methods will not preclude you from attending the special meeting and voting in person. Instructions regarding the methods of voting are provided on the proxy card. If you hold shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from it to vote your shares.

If you have any questions about how to vote your shares or need additional assistance, please contact Innisfree M&A Incorporated (“Innisfree”), Axiall’s proxy solicitor for the special meeting, toll-free at (877) 456-3427.

We encourage you to join us in voting in favor of the proposal to adopt the merger agreement so that we may proceed with a transaction that our management team and board of directors view as highly beneficial to our shareholders.

Very truly yours,

/s/ Timothy Mann, Jr. Timothy Mann, Jr. President and Chief Executive Officer

The merger has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of the merger or upon the adequacy, accuracy or completeness of the information contained in this document or the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated August 1, 2016 and is first being mailed to our shareholders on or about August 1, 2016.

1000 Abernathy Road, Suite 1200, Atlanta, Georgia 30328

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Time and Date:	8:00 a.m. local time, on August 30, 2016

Place:	The offices of Jones Day, 1420 Peachtree Street, N.E., Suite 800, Atlanta, Georgia 30309

Purpose:	1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated June 10, 2016 (the “merger agreement”), by and among Axiall Corporation, a Delaware corporation (“Axiall”), Westlake Chemical Corporation, a Delaware corporation (“Westlake”), and Lagoon Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Westlake (“Merger Sub”), pursuant to which Merger Sub will merge with and into Axiall (the “merger”).

2. To consider and vote on a nonbinding, advisory proposal to approve the compensation that may be paid or may become payable to Axiall’s named executive officers in connection with, or following, the consummation of the merger, which we refer to as the “nonbinding compensation proposal”.

3. To approve the adjournment of the special meeting, if necessary and subject to the terms of the merger agreement, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Your vote is very important. The merger cannot be completed unless the proposal to adopt the merger agreement receives the affirmative vote of holders of a majority of the outstanding Axiall shares entitled to vote at the special meeting.

Record Date:	Only shareholders of record as of the close of business on July 25, 2016 are entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof.

General:	For more information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the copy of the merger agreement attached as Annex A thereto.

Holders of record of Axiall shares are entitled to appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) in connection with the merger if they meet certain conditions. Please see the section of this proxy statement entitled “Appraisal Rights of Shareholders” beginning on page 88. A copy of Section 262 of the DGCL is attached as Annex D to the accompanying proxy statement.

The board of directors of Axiall (“Axiall’s Board” or the “Board”) carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. Axiall’s Board unanimously approved the merger agreement, determined that the merger and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of Axiall’s shareholders, directed that the merger agreement be submitted to Axiall’s shareholders for adoption and resolved to recommend that Axiall’s shareholders vote to adopt the merger agreement.

Axiall’s Board unanimously recommends a vote “FOR” the proposal to adopt the merger agreement, “FOR” the nonbinding compensation proposal and “FOR” the approval of the adjournment of the special meeting, if necessary and subject to the terms of the merger agreement, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Please vote telephonically or electronically for the matters before our shareholders as described in the accompanying proxy statement, or promptly fill in, date, sign and return the enclosed proxy card in the accompanying pre-paid envelope to ensure that your shares are represented at the special meeting. You may revoke your proxy before it is voted. If you attend the meeting, you may choose to vote in person even if you have previously voted.

By Order of the Board of Directors,

/s/ Timothy Mann, Jr. Timothy Mann, Jr. President and Chief Executive Officer

-i-

(continued)

-ii-

1000 Abernathy Road, Suite 1200

Atlanta, Georgia 30328

SPECIAL MEETING OF SHAREHOLDERS TO BE HELD AUGUST 30, 2016

PROXY STATEMENT

This proxy statement contains information relating to a special meeting of shareholders of Axiall Corporation, which we refer to as “Axiall”, “we”, “us” or “our”. The special meeting will be held on August 30, 2016, at 8:00 a.m. local time, at the offices of Jones Day, 1420 Peachtree Street, N.E., Suite 800, Atlanta, Georgia 30309. We are furnishing this proxy statement to shareholders of Axiall as part of the solicitation of proxies by Axiall’s board of directors, which we refer to as “Axiall’s Board” or the “Board”, for use at the special meeting and at any adjournments or postponements thereof. This proxy statement is dated August 1, 2016 and is first being mailed to our shareholders on or about August 1, 2016.

SUMMARY TERM SHEET

This summary term sheet highlights selected information in this proxy statement and may not contain all of the information about the merger that is important to you. We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary term sheet. You should carefully read this proxy statement in its entirety, including the annexes hereto and the other documents to which we have referred you, for a more complete understanding of the matters being considered at the special meeting. You may obtain, without charge, copies of documents incorporated by reference into this proxy statement by following the instructions under the section of this proxy statement entitled “Where You Can Find Additional Information” beginning on page 95.

The Parties

(page 18)

Axiall is a leading North American manufacturer and international marketer of chemicals and building products. Axiall manufactures and sells a wide array of chemical products, including chlorine, caustic soda, vinyl chloride monomer, chlorinated solvents, calcium hypochlorite, ethylene dichloride, muriatic acid, polyvinyl chloride and vinyl compounds. We also manufacture and sell vinyl-based building and home improvement products. Our chlorovinyls chemical products are sold for further processing into a wide variety of end-use applications, including plastic pipe and pipe fittings, siding and window frames, high-quality plastics, and coatings for wire and cable, paper, minerals, metals and water treatment industries. Our building products business manufactures trim, mouldings, deck, siding, pipe and pipe fittings products.

Westlake Chemical Corporation, which we refer to as “Westlake”, is a vertically integrated global manufacturer and marketer of basic chemicals, vinyls, polymers and building products. Westlake’s products include some of the most widely used chemicals in the world, which are fundamental to many diverse consumer and industrial markets, including flexible and rigid packaging, automotive products, coatings, residential and commercial construction as well as other durable and non-durable goods. Westlake operates in two principal operating segments, Olefins and Vinyls. Westlake is highly integrated along its olefins product chain with significant downstream integration into polyethylene and styrene monomer. Westlake is also an integrated global producer of vinyls with substantial downstream integration into polyvinyl chloride building products.

Lagoon Merger Sub, Inc., which we refer to as “Merger Sub”, is a wholly owned subsidiary of Westlake formed solely for the purpose of effecting the merger. Upon the consummation of the merger, the separate corporate existence of Merger Sub will cease.

The Merger

(page 24)

Axiall, Westlake and Merger Sub entered into an Agreement and Plan of Merger, which we refer to as the “merger agreement”, on June 10, 2016. A copy of the merger agreement is attached as Annex A to this proxy statement and is incorporated herein by reference. Under the terms of the merger agreement, subject to the satisfaction or waiver (if permissible under applicable law) of specified conditions, Merger Sub will be merged with and into Axiall, which we refer to as the “merger”. Axiall will survive the merger as a wholly owned subsidiary of Westlake.

Upon the consummation of the merger, each share of Axiall’s common stock, par value $0.01 per share, which we refer to as an “Axiall share”, that is issued and outstanding immediately prior to the effective time of the merger, which we refer to as the “effective time”, other than shares owned by Westlake or a subsidiary of Westlake, shares owned by Axiall as treasury stock and shares owned by shareholders who have properly demanded appraisal rights under Section 262 of the General Corporation Law of the State of Delaware, which we refer to as the “DGCL”, and have not withdrawn such demand, will be canceled and converted into the right to receive $33.00 in cash, which we refer to as the “merger consideration”, without interest and subject to any applicable withholding taxes.

The Special Meeting

(page 19)

The special meeting will be held on August 30, 2016, at 8:00 a.m. local time, at the offices of Jones Day, 1420 Peachtree Street, N.E., Suite 800, Atlanta, Georgia 30309. At the special meeting, you will be asked to, among other things, vote for the adoption of the merger agreement, the nonbinding compensation proposal (as described below under “Questions and Answers About the Special Meeting and the Merger—What proposals will be considered at the special meeting?”) and, if necessary and subject to the terms of the merger agreement, the adjournment of the special meeting proposal. Please see the section of this proxy statement entitled “The Special Meeting” for additional information on the special meeting, including how to vote your Axiall shares.

Shareholders Entitled to Vote; Vote Required to Adopt the Merger Agreement

(page 19)

You may vote at the special meeting if you owned any Axiall shares at the close of business on July 25, 2016, the record date for the special meeting. As of the close of business on the record date, there were 70,733,982 Axiall shares outstanding and entitled to vote, held by 422 shareholders of record. You may cast one vote for each Axiall share that you held on the record date on each of the proposals presented in this proxy statement.

Axiall’s directors and executive officers have informed us that they intend, as of the date hereof, to vote all of their Axiall shares in favor of the matters before our shareholders as described in this proxy statement. As of the close of business on the record date, Axiall’s directors and executive officers owned, in the aggregate 415,509 Axiall shares (excluding equity awards), or in the aggregate less than 1% of the outstanding Axiall shares.

The merger agreement requires Westlake to vote, or cause to be voted, all Axiall shares beneficially owned by Westlake, Merger Sub or any of Westlake’s other subsidiaries or affiliates in favor of the adoption of the merger agreement. As of the close of business on the record date, Westlake owned 3,100,050 Axiall shares, or 4.4% of the outstanding Axiall shares.

The adoption of the merger agreement by Axiall’s shareholders requires the affirmative vote of the holders of a majority of the outstanding Axiall shares entitled to vote at the special meeting.

Recommendation of the Board; Reasons for Recommending the Adoption of the Merger Agreement

(page 19)

After careful consideration, Axiall’s Board unanimously approved the merger agreement and resolved to recommend that Axiall’s shareholders vote to adopt the merger agreement. Accordingly, Axiall’s Board unanimously recommends a vote “FOR” the proposal to adopt the merger agreement. Axiall’s Board also unanimously recommends a vote “FOR” the nonbinding compensation proposal and “FOR” the approval of the adjournment of the special meeting, if necessary and subject to the terms of the merger agreement, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Axiall’s Board has unanimously determined that the merger and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of Axiall’s shareholders. For a discussion of the material factors that Axiall’s Board considered in resolving to recommend that Axiall’s shareholders vote to adopt the merger agreement, please see the section of this proxy statement entitled “The Merger—Reasons for Recommending the Adoption of the Merger Agreement” beginning on page 29.

Opinions of Axiall’s Financial Advisors

(page 32 and Annexes B and C)

Axiall engaged Morgan Stanley & Co. LLC and Barclays Capital Inc., which we refer to as “Morgan Stanley” and “Barclays”, respectively, as financial advisors in connection with Axiall’s consideration of various matters, including the merger. As part of their respective engagements, each of Morgan Stanley and Barclays rendered to Axiall’s Board at its meeting on June 10, 2016 an oral opinion, subsequently confirmed by delivery by each of Morgan Stanley and Barclays of a written opinion, dated June 10, 2016, that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by each of Morgan Stanley and Barclays as set forth in its respective written opinion, in the case of Morgan Stanley, the $33.00 per Axiall share merger consideration to be received by the holders of Axiall shares pursuant to the merger agreement was fair, from a financial point of view, to such holders, and in the case of Barclays, the merger consideration of $33.00 per Axiall share to be offered to the shareholders of Axiall in the merger was fair, from a financial point of view, to such shareholders.

The full text of the written opinion of Morgan Stanley delivered to Axiall’s Board, dated June 10, 2016, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached as Annex B and incorporated by reference into this proxy statement. Axiall’s shareholders are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to Axiall’s Board and addresses only the fairness, from a financial point of view, to Axiall’s shareholders of the $33.00 per Axiall share merger consideration to be received by such holders pursuant to the merger agreement as of the date of the opinion. Morgan Stanley’s opinion does not address any other aspect of the transactions contemplated by the merger agreement, the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available, and does not constitute a recommendation to Axiall’s shareholders as to how to vote at the special meeting held in connection with the merger. The summary of Morgan Stanley’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Morgan Stanley’s opinion.

The full text of Barclays’ written opinion, dated as of June 10, 2016, which sets forth, among other things, the assumptions made, procedures followed, factors considered and qualifications and limitations upon the review undertaken by Barclays in rendering its opinion, is attached as Annex C to this proxy statement. Axiall encourages you to read the opinion carefully in its entirety. Barclays’ opinion is addressed to Axiall’s Board, addresses only the fairness, from a financial point of view, of the merger consideration of $33.00 per Axiall share to be offered to the shareholders of Axiall, and does not constitute a recommendation to any shareholder of Axiall as to how such shareholder should vote with respect to the merger or any other matter. Barclays was not requested to opine as to, and its opinion does not in any manner address, Axiall’s underlying business decision to proceed with or effect the merger or the likelihood of the consummation of the merger. Barclays’ opinion did not address the relative merits of the merger as compared to any other transaction or business strategy in which Axiall might engage. The summary of Barclays’ opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Barclays’ opinion.

For a more complete description, please see the section of this proxy statement entitled “The Merger—Opinions of Axiall’s Financial Advisors” beginning on page 32.

Certain Effects of the Merger

(page 53)

Upon the consummation of the merger, Merger Sub will be merged with and into Axiall, and Axiall will continue to exist following the merger as a wholly owned subsidiary of Westlake.

Following the consummation of the merger, Axiall shares will no longer be traded on the New York Stock Exchange, which we refer to as the “NYSE”, or any other public market, and the registration of Axiall shares under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act”, will be terminated.

Effects on Axiall if Merger is Not Completed

(page 54)

In the event that the proposal to adopt the merger agreement does not receive the required approval from Axiall’s shareholders, or if the merger is not completed for any other reason, Axiall’s shareholders will not receive any payment for their Axiall shares in connection with the merger. Instead, Axiall will remain an independent public company and shareholders will continue to own their Axiall shares. Under certain circumstances, if the merger agreement is terminated, Axiall may be obligated to pay to Westlake a termination fee. Please see the section of this proxy statement entitled “The Merger Agreement—Termination Fee” beginning on page 84.

Treatment of Equity Awards

(page 71)

Stock Options.

At the effective time, each option to purchase an Axiall share, which we refer to as a “stock option”, whether vested or unvested, that is outstanding immediately prior to the effective time will be adjusted and converted into the right to receive a cash payment equal to the product of (1) the total number of Axiall shares subject to such stock option immediately prior to the effective time multiplied by (2) the excess, if any, of $33.00 over the per share exercise price of the stock option, subject to applicable withholding taxes. Any stock option with an exercise price equal to or greater than $33.00 will be canceled for no consideration.

Other Equity and Equity-Based Compensation.

At the effective time, each equity-based award (other than awards of stock options) under any Axiall equity compensation plan that both entitles the holder of the award to Axiall shares or cash equal to or based on the value of Axiall shares and that is outstanding or payable immediately prior to the effective time will be assumed by Westlake and converted automatically at the effective time into restricted stock units, which we refer to as “RSUs”, in respect of Westlake common stock. In such conversion, the total number of shares of Westlake common stock underlying such RSUs will be determined by multiplying the number of Axiall shares underlying or subject to the original Axiall award (in the case of Axiall awards subject to performance-based vesting conditions, such number will be determined in accordance with the applicable Axiall stock plan and related award or other applicable document) immediately prior to the effective time by an exchange ratio set forth in the merger agreement and rounded to the nearest whole share. The converted Westlake RSUs will generally have substantially the same terms and conditions as the Axiall awards to which they relate (including with respect to dividend equivalent rights, if any, although Westlake expects that, consistent with its practice, dividends following the effective date would be paid on a current basis rather than deferred until settlement of the related award) except that upon settlement the award holder will receive (in cash or shares of Westlake common stock as determined by Westlake in accordance with the applicable award agreement and less applicable withholding taxes) the greater of (1) the value of the merger consideration with respect to the Axiall shares related to the award prior to the effective time and (2) the value of the Westlake common stock underlying the converted RSU award, plus any unpaid accumulated dividend equivalents.

Any account balances under any Axiall benefit plan that provides for the deferral of compensation and represents amounts notionally invested in Axiall shares or provides for distributions or benefits calculated based on the value of an Axiall share will be converted into the right to receive an amount in cash calculated based on the merger consideration.

Please see the section of this proxy statement entitled “The Merger Agreement—Treatment of Equity Awards” beginning on page 71 for additional information.

Interests of Axiall’s Directors and Executive Officers in the Merger

(page 55)

Details of the beneficial ownership of Axiall shares of Axiall’s directors and executive officers are set out in the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 86. In addition to their interests in the merger as shareholders, Axiall’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Axiall’s shareholders generally. In considering the proposals to be voted on at the special meeting, you should be aware of these interests. The members of Axiall’s Board were aware of and considered these interests, among other matters, in evaluating and reaching their unanimous decision to approve the merger agreement and unanimously determining that the merger and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of Axiall’s shareholders, and in resolving to recommend that Axiall’s shareholders vote to adopt the merger agreement. These interests generally include, among others:

•	Outstanding stock options held by executive officers and directors will be converted into the right to receive the merger consideration, less the applicable exercise price, and subject to applicable tax withholdings.

•	Outstanding time-based and performance-based RSUs held by executive officers and directors will be assumed by Westlake and converted into RSUs in respect of Westlake common stock, which RSUs will be subject to “single trigger” acceleration (in the case of non-employee directors) or “double trigger” acceleration (in the case of executive officers) in connection with the merger, as further described below.

•	The executive officers (other than Simon Bates) are participants in the Axiall Corporation Amended and Restated Executive and Key Employee Change of Control Severance Plan, which we refer to as the “change of control plan”, which provides for severance and other benefits following an executive officer’s qualifying termination of employment within 24 months following the merger, estimated at a total of $10,026,198 for all executive officers as a group, assuming their qualifying termination.

•	Mr. Bates is party to a letter agreement (which we refer to as the “Bates agreement”) with Royal Group, Inc. (a subsidiary of Axiall) which provides for severance and other benefits following a qualifying termination of employment at any time prior to 24 months following a building products transaction (as described below), estimated at a total of $1,344,011, assuming such a qualifying termination.

•	The merger agreement provides for payout of certain bonus compensation no later than 30 days following the effective time.

•	Certain executive officers’ benefits under the Axiall Corporation Deferred Compensation Plan, which we refer to as the “deferred compensation plan”, will be paid in a lump sum amount on the 30th day following the completion of the merger. The benefits to be paid include the employee deferral account, the Axiall restoration match account and the current account balance of company contributions made pursuant to Axiall’s policy regarding company contributions. In addition, future payments will be made with respect to certain executive officers after their attainment of age 65, as further described below.

•	One former executive officer has a vested benefit under the Eagle US 2 LLC Nonqualified Retirement Plan, which we refer to as the “nonqualified retirement plan”, pursuant to which, in connection with the merger, Axiall will be required to pay to a trustee an amount sufficient to fund vested benefits thereunder.

•	The merger agreement requires the surviving corporation to provide Axiall’s directors and executive officers with certain rights to indemnification and insurance coverage following the effective time.

•	The merger agreement requires Westlake to continue to provide certain compensation and benefits following the completion of the merger to certain Axiall employees, including Axiall’s executive officers, who remain employed by the surviving corporation following completion of the merger (as described below under “The Merger Agreement—Employee Matters”).

For more information, please see the section of this proxy statement entitled “The Merger—Interests of Axiall’s Directors and Executive Officers in the Merger” beginning on page 55.

No Financing Condition

(page 77)

The merger is not subject to any financing condition. In connection with the execution of the merger agreement, Westlake entered into a debt commitment letter, which we refer to as the “commitment letter”, with Deutche Bank AG Cayman Islands Branch and Deutsche Bank Securities Inc., which we refer to collectively as “Deutsche Bank”, and Goldman Sachs Bank USA, which we refer to as “Goldman Sachs”, pursuant to which Deutsche Bank and Goldman Sachs have committed to provide debt financing for the merger consisting of a $1.765 billion senior unsecured bridge loan facility. The obligation of Deutsche Bank and Goldman Sachs to provide this debt financing is subject to a number of customary conditions, including execution and delivery of certain definitive documentation. The terms of the debt financing, including any conditions thereto and covenants thereunder, will be set out in various definitive documentation to be entered into by the respective parties.

Conditions to the Merger

(page 82)

Each party’s obligation to effect the merger is subject to the satisfaction on or prior to the effective time of each of the following conditions:

•	the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding Axiall shares entitled to vote on the merger;

•	the waiting period (including any extensions thereof) applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to as the “HSR Act”, will have expired or been terminated, and the approval required under the antitrust laws of Canada will have been obtained; and

•	the absence of an order, judgment, injunction or law prohibiting the consummation of the merger.

Each party’s obligation to effect the merger is also subject to the satisfaction on or prior to the effective time of each the following additional conditions:

•	subject to certain materiality qualifiers, the accuracy of the representations and warranties made in the merger agreement by the other party;

•	performance in all material respects by the other party of its obligations under the merger agreement; and

•	the delivery of an officer’s certificate by the other party that the two immediately preceding conditions have been satisfied.

Prior to the effective time, each of Axiall and Westlake may waive any of the conditions to its obligation to consummate the merger even though one or more of the conditions described above has not been met, except where waiver is not permissible under applicable law.

Regulatory Waiting Periods and Approvals Required for the Merger

(page 66)

The merger is subject to the requirements of the HSR Act, which prevents Westlake and Axiall from completing the merger until required information and materials are furnished to the Antitrust Division of the

United States Department of Justice, which we refer to as the “DOJ”, and the United States Federal Trade Commission which we refer to as the “FTC”, and the HSR Act waiting period is terminated or expires. On June 24, 2016, Westlake and Axiall filed the requisite notification and report forms under the HSR Act with the DOJ and the FTC. On July 27, 2016, Westlake and Axiall voluntarily withdrew their requisite notice and report forms under the HSR Act and refiled such forms on July 27, 2016, thereby extending the HSR Act waiting period for an additional 30 calendar days from the date of refiling.

The merger also is subject to the requirements of the Canadian Competition Act, which like the HSR Act prevents Westlake and Axiall from completing the merger until required information and materials are furnished to the Commissioner of Competition and the relevant Canadian Competition Act waiting period is terminated or expires. On June 24, 2016, Westlake and Axiall filed the requisite notice and information under part 114 of the Canadian Competition Act with the Commissioner of Competition. On July 27, 2016, the applicable waiting period expired and on July 28, 2016, the Commissioner of Competition issued a “no-action letter” to the parties confirming that he does not intend to challenge the transaction on substantive grounds at this time, thereby satisfying the Competition Act requirements in the merger agreement.

The merger agreement generally requires each party to use reasonable best efforts to resolve any impediments under the HSR Act and other applicable antitrust laws to enable the closing of the merger, which we refer to as the “closing”, to occur as soon as reasonably possible, subject to certain limitations (as described below under “The Merger Agreement—Efforts to Obtain Regulatory Approvals”).

No Solicitation by Axiall

(page 75)

The merger agreement generally restricts Axiall’s ability to solicit takeover proposals (as defined below under “The Merger Agreement—No Solicitation by Axiall”) from (including by furnishing non-public information to) third parties, or participate in discussions or negotiations with third parties regarding a takeover proposal. Under certain circumstances, however, and in compliance with certain obligations contained in the merger agreement, Axiall is permitted to engage in negotiations with, and provide information to, third parties making an unsolicited takeover proposal that Axiall’s Board determines in good faith, after consultation with its financial and legal advisors, constitutes or is reasonably likely to result in a superior proposal (as defined below under “The Merger Agreement—No Solicitation by Axiall”). Under certain circumstances prior to the adoption of the merger agreement by Axiall’s shareholders, Axiall’s Board may effect an acquisition recommendation change (as described below under “The Merger Agreement—Changes in the Board’s Recommendation; Fiduciary Termination”) and Axiall may terminate the merger agreement in order to enter into a definitive agreement with respect to a superior proposal.

Termination of the Merger Agreement

(page 83)

The merger agreement may be terminated at any time prior to the effective time (notwithstanding any shareholder approval) in the following circumstances:

•	by mutual written consent of Westlake, Merger Sub and Axiall;

•	by either Westlake or Axiall if:

•	the merger has not been consummated on or before January 31, 2017, which we refer to as the “outside date”;

•	any final and nonappealable law, order, judgment or injunction restraining or prohibiting the consummation of the merger has been issued by a governmental entity; or

•	shareholder approval of the merger agreement is not obtained at the special meeting;

•	by Axiall:

•	prior to shareholder adoption of the merger agreement, in order to enter into a definitive acquisition agreement with respect to a superior proposal, provided that Axiall has complied with certain procedures specified in the merger agreement and concurrently pays the termination fee to Westlake (as described below under “The Merger Agreement—Termination Fee”); or

•	if there has been a breach of any of Westlake’s covenants or failure to be true of any of Westlake’s representations and warranties in the merger agreement, which breach or failure to be true, individually or in the aggregate, would result in the failure of the applicable closing condition to be satisfied, and such failure is not cured within the earlier of the outside date and 15 days following Axiall’s written notice to Westlake; provided that Axiall will not have this right to terminate the merger agreement if Axiall is then in material breach of any of its representations, warranties or covenants in the merger agreement;

•	by Westlake:

•	prior to shareholder adoption of the merger agreement, if Axiall’s Board has withdrawn or otherwise changed, in a manner adverse to Westlake, its recommendation of the merger or has failed to recommend that Axiall’s shareholders reject any exchange offer or tender offer that constitutes a takeover proposal or other public takeover proposal within certain specified time periods; or

•	if there has been a breach of any of Axiall’s covenants or failure to be true of any of Axiall’s representations and warranties in the merger agreement, which breach or failure to be true, individually or in the aggregate, would result in the failure of the applicable closing condition to be satisfied, and such failure is not cured within the earlier of the outside date and 15 days following Westlake’s written notice to Axiall; provided that Westlake will not have this right to terminate the merger agreement if Westlake is then in material breach of any of its representations, warranties or covenants in the merger agreement Axiall.

Termination Fee

(page 84)

If the merger agreement is terminated under certain specified circumstances, Axiall will be required to pay Westlake a termination fee of $77.7 million.

Appraisal Rights

(page 88 and Annex D)

Under the DGCL, Axiall’s shareholders who do not vote for the adoption of the merger agreement have the right to seek appraisal of the fair value of their shares in cash as determined by the Delaware Court of Chancery, but only if they comply fully with all of the applicable requirements and conditions of the DGCL, which are summarized in this proxy statement. Any appraisal amount determined by the court could be more than, the same as, or less than the value of the merger consideration. Any Axiall shareholder intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to Axiall prior to the vote on the adoption of the merger agreement, must continue to hold the shares through the effective time and otherwise comply with all procedural requirements and conditions required by Section 262 of the DGCL and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. Failure to follow exactly the procedures specified under the DGCL will result in the loss of appraisal rights. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal right we encourage you to seek the advice of your own legal counsel. Please see the section of this proxy statement entitled “Appraisal Rights of Shareholders” on page 88. A copy of Section 262 of the DGCL is attached as Annex D to this proxy statement and is incorporated by reference herein.

Material U.S. Federal Income Tax Consequences

(page 64)

The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, if you are a U.S. holder (as defined below under “The Merger—Material

U.S. Federal Income Tax Consequences of the Merger”), you will recognize gain or loss equal to the difference, if any, between the amount of cash you receive pursuant to the merger (including any cash required to be withheld for tax purposes) and your adjusted tax basis in the Axiall shares converted into cash pursuant to the merger. If you are a non-U.S. holder (as defined below under “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”), the receipt of cash pursuant to the merger will generally not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States, but may be a taxable transaction to you under non-U.S. federal income tax laws, and you are encouraged to seek tax advice regarding such matters. Because individual circumstances may differ, we recommend that you consult your own tax advisor to determine the particular tax effects of the merger to you.

You should read the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 64 for a more complete discussion of the material U.S. federal income tax consequences of the merger.

Additional Information

(page 95)

You can find more information about Axiall in the periodic reports and other information we file with the Securities and Exchange Commission, which we refer to as the “SEC”. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov. Please see the section of this proxy statement entitled “Where You Can Find Additional Information” beginning on page 95.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the special meeting and the merger. These questions and answers may not address all the questions that may be important to you as a shareholder. You should read the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	On June 10, 2016, Axiall entered into the merger agreement with Westlake and Merger Sub. You are receiving this proxy statement as a shareholder of Axiall in connection with the solicitation of proxies by Axiall’s Board in favor of the proposal to adopt the merger agreement and the other matters to be voted on at the special meeting described below under “—What proposals will be considered at the special meeting?” The merger cannot be completed unless the proposal to adopt the merger agreement is approved by shareholders holding at least a majority of the outstanding Axiall shares entitled to vote at the special meeting.

Q:	As a shareholder, what will I receive in the merger?

A:	If the merger is completed, you will be entitled to receive $33.00 in cash, without interest and subject to any applicable withholding taxes, for each Axiall share that you own immediately prior to the effective time.

The exchange of Axiall shares for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Please see the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 64 for a more detailed description of the United States federal income tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state, local or non-U.S. taxes.

Q:	What will happen to outstanding Axiall equity compensation awards in the merger?

A:	For information regarding the treatment of Axiall’s equity awards, please see the section of this proxy statement entitled “The Merger Agreement—Treatment of Equity Awards” beginning on page 71.

Q:	When and where is the special meeting of Axiall’s shareholders?

A:	The special meeting will be held on August 30, 2016, at 8:00 a.m. local time, at the offices of Jones Day, 1420 Peachtree Street, N.E., Suite 800, Atlanta, Georgia 30309.

If you plan to attend the special meeting, please note that you will need to bring an admission ticket and valid picture identification. If your shares are registered in your name and you received proxy materials by mail, your admission ticket is attached to your proxy card. If you hold shares through an account with a broker, bank, trust, custodian or other nominee (we refer to those organizations collectively as a “broker”), you will need to contact your broker and request a legal proxy, which will serve as your admission ticket.

Q:	Who is entitled to vote at the special meeting?

A:	Only holders of record of outstanding Axiall shares as of the close of business on July 25, 2016, the record date for the special meeting, are entitled to notice of and to vote the Axiall shares they held on the record date at the special meeting. As of the close of business on the record date, there were 70,733,982 Axiall shares outstanding and entitled to vote, held by 422 shareholders of record. Each shareholder is entitled to one vote for each Axiall share held by such shareholder on the record date on each of the proposals presented in this proxy statement.

Q:	What proposals will be considered at the special meeting?

A:	At the special meeting, you will be asked to consider and vote on the following proposals:

•	a proposal to adopt the merger agreement;

•	a nonbinding, advisory proposal to approve the compensation that may be paid or may become payable to Axiall’s named executive officers in connection with, or following, the consummation of the merger, which we refer to as the “nonbinding compensation proposal”; and

•	a proposal to approve the adjournment of the special meeting, if necessary and subject to the terms of the merger agreement, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Q:	Why am I being asked to consider and vote on the nonbinding compensation proposal?

A:	Under Section 14A of the Exchange Act, the SEC requires Axiall to conduct a nonbinding, advisory vote of shareholders regarding the compensation that may be paid or may become payable to Axiall’s named executive officers in connection with, or following, the consummation of the merger.

Q:	What constitutes a quorum for purposes of the special meeting?

A:	The presence, in person or by proxy, of the holders of a majority of the Axiall shares issued and outstanding and entitled to vote at the special meeting is necessary to constitute a quorum to conduct business. Abstentions will be counted for purposes of determining the presence of a quorum. “Broker non-votes” (as described below under “The Special Meeting—Quorum”) will not be counted for purposes of determining the presence of a quorum unless a broker has been instructed to vote on at least one of the proposals presented in this proxy statement.

Q:	What vote of Axiall’s shareholders is required to approve each of the proposals?

A:	The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding Axiall shares entitled to vote at the special meeting. Under the merger agreement, the receipt of such required vote is a condition to the consummation of the merger. Abstentions, failures to vote and “broker non-votes” will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The approval of the nonbinding compensation proposal requires the affirmative vote of the holders of a majority in voting power of the votes cast by the holders of all of the shares of stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal. Assuming a quorum is present at the special meeting, abstentions, failures to vote and “broker non-votes” will have no effect on the outcome of the nonbinding compensation proposal.

The approval of the adjournment of the special meeting, if necessary and subject to the terms of the merger agreement, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement, requires the affirmative vote of the holders of a majority in voting power of the votes cast by the holders of all of the shares of stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal. Assuming a quorum is present at the special meeting, abstentions, failures to vote and “broker non-votes” will have no effect on the outcome of the adjournment proposal.

Q:	How does Axiall’s Board recommend that I vote?

A:	Axiall’s Board unanimously recommends a vote “FOR” the proposal to adopt the merger agreement, “FOR” the nonbinding compensation proposal and “FOR” the approval of the adjournment of the special meeting, if necessary and subject to the terms of the merger agreement, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

For a discussion of the factors that Axiall’s Board considered in resolving to recommend that Axiall’s shareholders vote to adopt the merger agreement, please see the section of this proxy statement entitled “The Merger—Reasons for Recommending the Adoption of the Merger Agreement” beginning on page 29. In addition, in considering the recommendation of Axiall’s Board with respect to the merger agreement, you should be aware that some of Axiall’s directors and executive officers have interests that may be different from, or in addition to, the interests of Axiall’s shareholders generally. Please see the section of this proxy statement entitled “The Merger—Interests of Axiall’s Directors and Executive Officers in the Merger” beginning on page 55.

Q:	How do Axiall’s directors and executive officers intend to vote?

A:	Axiall’s directors and executive officers have informed us that they intend, as of the date hereof, to vote all of their Axiall shares in favor of the matters before our shareholders as described in this proxy statement. As of the close of business on July 25, 2016, the record date for the special meeting, Axiall’s directors and executive officers owned, in the aggregate 415,509 Axiall shares (excluding equity awards), or in the aggregate less than 1% of the outstanding Axiall shares.

Q:	Do any of Axiall’s directors or executive officers have any interests in the merger that may be different from, or in addition to, my interests as a shareholder?

A:	In considering the proposals to be voted on at the special meeting, you should be aware that Axiall’s directors and executive officers have interests in the merger that may be different from, or in addition to, your interests as a shareholder. The members of Axiall’s Board were aware of and considered these interests, among other matters, in evaluating and reaching its unanimous decision to approve the merger agreement and in unanimously determining that the merger and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of Axiall’s shareholders, and in resolving to recommend that Axiall’s shareholders vote to adopt the merger agreement. For more information, please see the section of this proxy statement entitled “The Merger—Interests of Axiall’s Directors and Executive Officers in the Merger” beginning on page 55.

Q:	What happens if I sell my Axiall shares before the special meeting?

A:	The record date for the special meeting is earlier than the date of the special meeting. If you own Axiall shares on the record date, but transfer your shares after the record date but before the effective time, you will retain your right to vote such shares at the special meeting, but the right to receive the merger consideration will pass to the person to whom you transferred your shares.

Q:	How do I cast my vote if I am a shareholder of record?

A:	If you are a shareholder with shares registered in your name, you may vote in person at the special meeting or by submitting a proxy for the special meeting via the Internet, by telephone or by completing, signing, dating and mailing the enclosed proxy card in the envelope provided. For more detailed instructions on how to vote using one of these methods, please see the section of this proxy statement entitled “The Special Meeting—Voting Procedures” beginning on page 21.

If you are a shareholder of record and you submit a proxy card but do not direct how to vote on each item, the persons named as proxies will vote in favor of the proposal to adopt the merger agreement, the nonbinding compensation proposal and the proposal to adjourn the special meeting, if necessary and subject to the terms of the merger agreement, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Q:	How do I cast my vote if my Axiall shares are held in “street name” by my broker?

A:	If you are a shareholder with shares held in “street name”, which means your shares are held in an account at a broker, you must check the voting form used by that broker to determine whether you may provide voting instructions to the broker by telephone or the Internet. Unless you follow those instructions, your shares will not be voted, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Q:	What will happen if I abstain from voting or fail to vote on any of the proposals?

A:	If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Assuming a quorum is present at the special meeting, abstentions, failures to vote and “broker non-votes” will have no effect on the outcome of the nonbinding compensation proposal and the proposal to approve the adjournment of the special meeting, if necessary and subject to the terms of the merger agreement, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. If you are a shareholder of record, you may revoke your proxy at any time before your shares are voted at the special meeting:

•	by submitting a new vote by telephone or the Internet if eligible to do so;

•	by delivering to Axiall’s Corporate Secretary at 1000 Abernathy Road, Suite 1200, Atlanta, Georgia 30328 a signed notice of revocation or a new proxy card with a later date—in either such case, your latest dated vote before the special meeting will be the vote counted; or

•	by voting your shares in person at the special meeting.

However, if your shares are held in “street name” through a broker, you must contact your broker to determine how to revoke your proxy.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Axiall shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Axiall shares. If you are a shareholder of record and your Axiall shares are registered in more than one name, you will receive more than one proxy card. Please submit each proxy and voting instruction card that you receive to ensure that all your shares are voted.

Q:	If I hold my shares in certificated form, should I send in my stock certificates now?

A:

No. Promptly after the effective time, each holder of record (other than the Depository Trust Company) of (1) a certificate representing any Axiall share or (2) Axiall shares in non-certificated book-entry form, in each case, that is entitled to receive the merger consideration, will be sent a letter of transmittal and instructions for use in effecting the surrender of such holder’s shares in exchange for the merger consideration. If you hold your shares in certificated form, you will receive your cash payment upon surrender of your certificates, together with your duly executed letter of transmittal and any other documents requested in the instructions. You should not return your certificates with the enclosed proxy card, and you should not forward your certificates to the exchange agent without a letter of transmittal. If you hold Axiall shares in non-certificated book-entry form, you will not be required to deliver a certificate, and you will receive your cash payment after the exchange agent has received your duly executed letter of transmittal and any other documents requested in the instructions.

Q:	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my Axiall shares?

A:	Yes. Under the DGCL, Axiall’s shareholders who do not vote for the adoption of the merger agreement have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery, but only if they comply fully with all applicable requirements and conditions of the DGCL, which are summarized in this proxy statement. Any appraisal amount determined by the court could be more than, the same as, or less than the value of the merger consideration. Any Axiall shareholder intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to Axiall prior to the vote on the adoption of the merger agreement, must continue to hold shares through the effective time and must otherwise comply with all procedural requirements and conditions under Section 262 of the DGCL and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. Failure to follow exactly the procedures specified under the DGCL will result in the loss of appraisal rights. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal rights we encourage you to seek the advice of your own legal counsel. For more information regarding appraisal rights, please see the section of this proxy statement entitled “Appraisal Rights of Shareholders” on page 88. A copy of Section 262 of the DGCL is attached as Annex D to this proxy statement.

Q:	When is the merger expected to be completed?

A:	We are working toward completing the merger as promptly as practicable. If the merger agreement is approved at the special meeting, we anticipate that the merger will be completed by the fourth quarter of 2016. However, because the merger cannot be completed until the conditions to closing (some of which, as described below under “The Merger Agreement—Conditions to the Merger”, will not be determined until the closing date) are satisfied, we cannot assure completion by any particular date, if at all.

Q:	What effect will the merger have on Axiall?

A:	If the merger is consummated, Merger Sub will be merged with and into Axiall, and Axiall will continue to exist following the merger as a wholly owned subsidiary of Westlake. Following such consummation of the merger, Axiall shares will no longer be traded on the NYSE or any other public market, and the registration of Axiall shares under the Exchange Act will be terminated.

Q:	What happens if the merger is not completed?

A:	In the event that the proposal to adopt the merger agreement does not receive the required approval from our shareholders, or if the merger is not completed for any other reason, our shareholders will not receive any payment for their Axiall shares in connection with the merger. Instead, we will remain an independent public company and shareholders will continue to own their Axiall shares. Under certain circumstances, if the merger agreement is terminated, Axiall may be obligated to pay to Westlake a termination fee. Please see the section of this proxy statement entitled “The Merger Agreement—Termination Fee” beginning on page 84.

Q:	What is householding and how does it affect me?

A:	Under the SEC rules, to minimize mailing costs, we are permitted to send a single set of proxy statements to any household at which two or more shareholders reside if they appear to be members of the same family unless we have received contrary instructions from one or more of the shareholders. A number of brokers have also instituted this practice with respect to the delivery of documents to shareholders residing at the same address. With this practice, however, each shareholder continues to receive a separate proxy card for voting. Any shareholder affected by this practice, known as “householding”, who desires to receive multiple copies of this proxy statement may write Investor Relations, Axiall Corporation, 1000 Abernathy Road, Suite 1200, Atlanta, Georgia 30328 or call (770) 395-4500. We will promptly send additional copies of this proxy statement upon receipt of any such request.

Q:	Who can help answer my questions?

A:	If you have any questions about how to vote your shares or need additional assistance, please contact Innisfree, Axiall’s proxy solicitor for the special meeting, toll-free at (877) 456-3427.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” as defined in, and subject to the safe harbor provisions of, the federal securities laws. These forward-looking statements include statements, among other things, concerning the expected benefits of the proposed merger, such as growth potential, market profile, financial strength, and enhanced earnings per share, the potential financing of the transaction and the expected timing of the completion of the transaction. These forward-looking statements are often characterized by the use of words such as “expect”, “anticipate”, “plan”, “believe”, “may”, “should”, “will”, “could”, “continue” and the negative or plural of these words and other comparable terminology. Forward-looking statements are based on management’s assumptions regarding, among other things, general economic and industry-specific business conditions and the continued execution of Axiall’s business strategy, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to, the failure to receive, on a timely basis or otherwise, the required approvals by Axiall’s shareholders and government or regulatory agencies (including the terms of such approvals); the possibility that long-term financing for the transaction may not be put in place prior to the closing; the risk that a condition to closing of the proposed merger or the committed financing may not be satisfied; the ability to retain and hire key personnel and maintain relationships with customers, suppliers or other business partners; the diversion of management time on merger-related issues; the impact of legislative, regulatory and competitive changes; potential operational disruption caused by the proposed merger that may make it more difficult to maintain relationships with customers, employees or suppliers; the risk of potential litigation related to the proposed merger; Axiall’s ability to successfully implement and administer its cost-saving initiatives (including its restructuring programs) and produce the desired results (including projected savings); future prices for the companies’ products; industry capacity levels for the companies’ products, raw materials and energy costs and availability, and feedstock availability and prices; changes in governmental and environmental regulations; the adoption of new laws or regulations that may make it more difficult or expensive to operate the companies’ businesses or manufacture its products; Axiall’s ability to generate sufficient cash flows from its business; future economic conditions in the specific industries to which the companies’ products are sold; global economic conditions; competition within Axiall’s industry; complications resulting from Axiall’s multiple enterprise resource planning (“ERP”) systems and the implementation of its new ERP systems; the companies’ failure to adequately protect their data and technology systems; costs resulting from complications or delays relating to Axiall’s arrangements with Lotte Chemical USA Corporation related to the ethane cracker (ethylene manufacturing plant) being constructed in Lake Charles, Louisiana; Axiall’s failure to realize the benefits of, and/or disruptions resulting from, any asset dispositions, asset acquisitions, joint ventures, business combinations or other transactions; the impact of legislative, regulatory and competitive changes; and other risk factors relating to the chemicals industry, and other factors discussed in Axiall’s and Westlake’s respective annual reports on Form 10-K for the year ended December 31, 2015 and subsequent quarterly reports on Form 10-Q. The risks and uncertainties above are not the only risks Axiall faces. Additional risks and uncertainties not presently known to Axiall that it believes to be immaterial also may adversely affect Axiall. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on Axiall’s business, financial condition and results of operations. Except as may be required by law, the parties do not undertake to publicly update or revise these forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied herein will not be realized.

All subsequent written and oral forward-looking statements concerning the proposed merger or other matters attributable to Axiall or any other person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above. The forward-looking statements contained herein speak only as of the date of this proxy statement. Axiall undertakes no obligation to update or revise any forward-looking statement, except as may be required by law.

THE PARTIES

Axiall Corporation

Axiall is a leading North American manufacturer and international marketer of chemicals and building products. Axiall manufactures and sells a wide array of chemical products, including chlorine, caustic soda, vinyl chloride monomer, chlorinated solvents, calcium hypochlorite, ethylene dichloride, muriatic acid, polyvinyl chloride and vinyl compounds. We also manufacture and sell vinyl-based building and home improvement products. Our chlorovinyls chemical products are sold for further processing into a wide variety of end-use applications, including plastic pipe and pipe fittings, siding and window frames, high-quality plastics, and coatings for wire and cable, paper, minerals, metals and water treatment industries. Our building products business manufactures trim, mouldings, deck, siding, pipe and pipe fittings products. Axiall’s corporate headquarters is located at 1000 Abernathy Road, Suite 1200, Atlanta, Georgia 30328 and its telephone number is (770) 395-4500.

Westlake Chemical Corporation

Westlake is a vertically integrated global manufacturer and marketer of basic chemicals, vinyls, polymers and building products. Westlake’s products include some of the most widely used chemicals in the world, which are fundamental to many diverse consumer and industrial markets, including flexible and rigid packaging, automotive products, coatings, residential and commercial construction as well as other durable and non-durable goods. Westlake operates in two principal operating segments, Olefins and Vinyls. Westlake is highly integrated along its olefins product chain with significant downstream integration into polyethylene and styrene monomer. Westlake is also an integrated global producer of vinyls with substantial downstream integration into polyvinyl chloride building products. Westlake’s corporate headquarters is located at 2801 Post Oak Boulevard, Suite 600, Houston, Texas 77056 and its telephone number is (713) 960-9111.

Lagoon Merger Sub, Inc.

Merger Sub is a wholly owned subsidiary of Westlake and was formed in Delaware in June 2016, solely for the purpose of engaging in the transactions contemplated by the merger agreement. Merger Sub has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the merger and the other transactions contemplated by the merger agreement. Upon the consummation of the merger, the separate corporate existence of Merger Sub will cease. The address of Merger Sub is 2801 Post Oak Boulevard, Suite 600, Houston, Texas 77056 and its telephone number is (713) 960-9111.

THE SPECIAL MEETING

We are furnishing this proxy statement to Axiall’s shareholders as part of the solicitation of proxies by Axiall’s Board for use at the special meeting and at any adjournments or postponements thereof.

Date, Time and Place

The special meeting will be held on August 30, 2016, at 8:00 a.m. local time, at the offices of Jones Day, 1420 Peachtree Street, N.E., Suite 800, Atlanta, Georgia 30309.

If you plan to attend the special meeting, please note that you will need to bring an admission ticket and valid picture identification. If your shares are registered in your name and you received proxy materials by mail, your admission ticket is attached to your proxy card. If you hold shares through an account with a broker, you will need to contact your broker and request a legal proxy, which will serve as your admission ticket.

Purpose of the Special Meeting

The special meeting is being held for the following purposes:

•	to consider and vote on a proposal to adopt the merger agreement (please see the section of this proxy statement entitled “The Merger Agreement” beginning on page 68);

•	to consider and vote on a nonbinding, advisory proposal to approve the compensation that may be paid or may become payable to Axiall’s named executive officers in connection with, or following, the consummation of the merger, which we refer to as the “nonbinding compensation proposal” (please see the section of this proxy statement entitled “The Merger—Interests of Axiall’s Directors and Executive Officers in the Merger” beginning on page 55); and

•	to approve the adjournment of the special meeting, if necessary and subject to the terms of the merger agreement, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

A copy of the merger agreement is attached as Annex A to this proxy statement.

Recommendation of the Board

Axiall’s Board carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. Axiall’s Board unanimously approved the merger agreement, determined that the merger and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of Axiall’s shareholders, directed that the merger agreement be submitted for adoption at a duly held meeting and resolved to recommend that Axiall’s shareholders vote to adopt the merger agreement. Accordingly, Axiall’s Board unanimously recommends a vote “FOR” the proposal to adopt the merger agreement. For a discussion of the material factors that Axiall’s Board considered in resolving to recommend that Axiall’s shareholders vote to adopt the merger agreement, please see the section of this proxy statement entitled “The Merger—Reasons for Recommending the Adoption of the Merger Agreement”.

Axiall’s Board also unanimously recommends a vote “FOR” the nonbinding compensation proposal and “FOR” the approval of the adjournment of the special meeting, if necessary and subject to the terms of the merger agreement, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Record Date and Shareholders Entitled to Vote

Only holders of record of outstanding Axiall shares as of the close of business on July 25, 2016, the record date for the special meeting, are entitled to notice of and to vote the Axiall shares they held on the record date at the special meeting. As of the close of business on the record date, there were 70,733,982 Axiall shares outstanding and entitled to vote, held by 422 shareholders of record. Each shareholder is entitled to one vote for each Axiall share held by such shareholder on the record date on each of the proposals presented in this proxy statement.

Quorum

The presence, in person or by proxy, of the holders of a majority of the Axiall shares issued and outstanding and entitled to vote at the special meeting is necessary to constitute a quorum to conduct business. Abstentions will be counted for purposes of determining the presence of a quorum. “Broker non-votes” will not be counted for purposes of determining the presence of a quorum unless the broker has been instructed to vote on at least one of the proposals presented in this proxy statement.

Brokers have the discretion to vote shares held in “street name”—a term that refers to shares held in the name of a broker on behalf of its customer, the beneficial owner—on matters considered routine under NYSE listing rules, such as the ratification of the appointment of independent auditors, but not on other, “non-routine” matters, such as the election of directors or an advisory vote on executive compensation. Broker non-votes generally occur when shares held in street name by a broker for a beneficial owner are not voted with respect to a non-routine matter because the broker has not received voting instructions from the beneficial owner and the broker lacks discretionary authority to vote the shares. You must follow instructions from your broker to authorize it to vote with respect to the proposal to adopt the merger agreement, the nonbinding compensation proposal or the proposal to adjourn the special meeting, if necessary and subject to the terms of the merger agreement, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

In the event that a quorum is not present at the special meeting, or if there are insufficient votes to adopt the merger agreement at the time of the special meeting, we expect that the special meeting will be adjourned or postponed to solicit additional proxies.

Vote Required

Adoption of the Merger Agreement

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding Axiall shares entitled to vote at the special meeting. Under the merger agreement, the receipt of such required vote is a condition to the consummation of the merger.

The failure to vote your Axiall shares, abstentions and “broker non-votes” will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Approval of the Nonbinding Compensation Proposal

The approval of the nonbinding compensation proposal requires the affirmative vote of the holders of a majority in voting power of the votes cast by the holders of all of the shares of stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal. Assuming a quorum is present at the special meeting, abstentions, failures to vote and “broker non-votes” will have no effect on the outcome of the nonbinding compensation proposal. This is an advisory vote only and will not be binding on Axiall or Axiall’s Board.

Approval of the Adjournment of the Special Meeting

The approval of the adjournment of the special meeting, if necessary and subject to the terms of the merger agreement, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement, requires the affirmative vote of the holders of a majority of the voting shares represented at the special meeting and entitled to vote on the proposal, without further notice other than by announcement at the meeting. Assuming a quorum is present at the special meeting, abstentions, failures to vote and “broker non-votes” will have no effect on the outcome of the adjournment proposal.

Voting Procedures

Whether or not you plan to attend the special meeting and regardless of the number of shares you own, your careful consideration of, and vote on, the proposal to adopt the merger agreement is important and we encourage you to vote promptly.

To ensure that your shares are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting and vote in person, using one of the following three methods:

•	by telephone, by calling the toll-free number provided on your proxy card or instruction card in the United States or Canada on a touch-tone phone and following the recorded instructions;

•	by visiting the website provided on your proxy card or instruction card and following the instructions on the website; or

•	by mail, by completing, signing, dating and returning each proxy card or voting instruction card you receive in the postage-paid envelope that accompanied that proxy card or voting instruction card.

If you are the record holder of your shares or your shares are held in street name, then telephone and Internet voting will be accessible until 11:59 p.m. Eastern time on August 29, 2016. Telephone and Internet voting are available 24 hours a day.

Shareholders of Axiall who hold their shares in “street name” by a broker should refer to the proxy card or other information forwarded by their broker for instructions on how to vote their shares.

If you have any questions about how to vote your shares or need additional assistance, please contact Innisfree, Axiall’s proxy solicitor for the special meeting, toll-free at (877) 456-3427.

How Proxies Are Voted

If you complete and submit your proxy card or voting instructions, the persons named as proxies will follow your instructions. If you are a shareholder of record and you submit a proxy card or voting instructions but do not direct how to vote on each item, the persons named as proxies will vote in favor of the proposal to adopt the merger agreement, the nonbinding compensation proposal and the proposal to adjourn the special meeting, if necessary and subject to the terms of the merger agreement, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Revocation of Proxies

You may revoke your proxy at any time before your shares are voted at the special meeting. If you are a shareholder of record, your proxy can be revoked in several ways:

•	by submitting a new vote by telephone or the Internet if eligible to do so;

•	by delivering to Axiall’s Corporate Secretary at 1000 Abernathy Road, Suite 1200, Atlanta Georgia 30328 a signed notice of revocation or a new proxy card with a later date—in either case, your latest dated vote before the special meeting will be the vote counted; or

•	by voting your shares in person at the special meeting.

However, if your shares are held in “street name” through a broker, you must contact your broker to determine how to revoke your proxy.

Voting in Person

If you plan to attend the special meeting and vote in person, you will be given a ballot at the special meeting. Please note that admission to the special meeting is limited to Axiall’s shareholders or their representatives.

For holders of record of Axiall shares, upon your arrival at the meeting location, you will need to bring an admission ticket and valid picture identification to be admitted to the meeting. If you are a shareholder who is an individual, you will need to present government-issued identification showing your name and photograph (i.e., a driver’s license or passport), or, if you are representing an institutional investor, you will need to present government-issued photo identification and professional evidence showing your representative capacity for such entity. In each case, we will verify such documentation with our record date shareholder list. We reserve the right to limit the number of representatives who may attend the special meeting. Cameras and electronic recording devices will not be permitted at the special meeting.

For shareholders holding shares in “street name”, in addition to providing identification as outlined for record holders above, you will need a valid proxy from your broker or a recent brokerage statement or letter from your broker reflecting your stock ownership as of the record date. Otherwise, you will not be permitted to attend the special meeting. If your shares are held in the name of a broker, you must obtain and bring to the special meeting a proxy card issued in your name from the broker to be able to vote at the special meeting.

Appraisal Rights

Under the DGCL, Axiall shareholders who do not vote for the adoption of the merger agreement have the right to seek appraisal of the fair value of their shares in cash as determined by the Delaware Court of Chancery, but only if they comply fully with all of the applicable requirements and conditions of the DGCL, which are summarized in this proxy statement. Any appraisal amount determined by the court could be more than, the same as, or less than the value of the merger consideration. Any Axiall shareholder intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to Axiall prior to the vote on the adoption of the merger agreement, must continue to hold the shares through the effective time and otherwise comply with all procedural requirements and conditions under Section 262 of the DGCL and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. Failure to follow exactly the procedures specified under the DGCL will result in the loss of appraisal rights. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal right we encourage you to seek the advice of your own legal counsel. Please see the section of this proxy statement entitled “Appraisal Rights of Shareholders” on page 88. A copy of Section 262 of the DGCL is attached as Annex D to this proxy statement.

Solicitation of Proxies

Axiall will pay the cost of soliciting proxies. In addition to use of the mails, proxies may be solicited in person or by telephone or facsimile by directors and officers of Axiall, who will not receive additional compensation for these services. We have retained Innisfree to assist in the solicitation of proxies for a fee of $20,000 plus reasonable out-of-pocket expenses. Brokers will be requested to forward soliciting material to beneficial owners of stock held of record by them, and Axiall will reimburse those persons for their reasonable expenses in doing so.

The extent to which these proxy soliciting efforts will be undertaken depends entirely upon how promptly proxies are submitted. You should submit your proxy without delay by telephone, via the Internet or by mail. Axiall also reimburses brokers for their expenses in sending these materials to you and getting your voting instructions.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned in the absence of a quorum by the affirmative vote of holders of a majority of the Axiall shares having voting power present in person or represented by proxy at the special meeting.

Even if a quorum is present, the special meeting could also be adjourned in order to provide more time to solicit additional proxies in favor of adoption of the merger agreement if sufficient votes are cast in favor of proposal to adjourn the special meeting, if necessary and subject to the terms of the merger agreement.

If the adjournment is for more than 30 days or if after the adjournment a new record date is set for the adjourned meeting, a notice of the adjourned meeting will be given to each shareholder of record entitled to vote at the special meeting.

Voting by Axiall Directors and Executive Officers

As of the close of business on July 25, 2016, the record date for the special meeting, Axiall’s directors and executive officers owned, in the aggregate, 415,509 Axiall shares (excluding equity awards), or in the aggregate less than 1% of the outstanding Axiall shares. Axiall’s directors and executive officers have informed us that they intend, as of the date hereof, to vote all of their Axiall shares in favor of the matters before our shareholders as described in this proxy statement. Certain of Axiall’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Axiall’s shareholders generally. For more information, please see the section of this proxy statement entitled “The Merger—Interests of Axiall’s Directors and Executive Officers in the Merger” beginning on page 55.

Voting by Westlake

As of the close of business on July 25, 2016, the record date for the special meeting, Westlake owned 3,100,050 Axiall shares, or 4.4% of the outstanding Axiall shares. The merger agreement requires Westlake to vote, or cause to be voted, all Axiall shares beneficially owned by Westlake, Merger Sub or any of Westlake’s other subsidiaries or affiliates in favor of the adoption of the merger agreement.

Assistance

If you have any questions about how to vote your shares or need additional assistance, please contact Innisfree, Axiall’s proxy solicitor for the special meeting, toll-free at (877) 456-3427.

THE MERGER

Overview

Axiall is seeking the adoption by its shareholders of the merger agreement Axiall entered into on June 10, 2016 with Westlake and Merger Sub. Under the terms of the merger agreement, subject to the satisfaction or (if permissible under applicable law) waiver of specified conditions, Merger Sub will be merged with and into Axiall, with Axiall surviving the merger as a wholly owned subsidiary of Westlake. Axiall’s Board has unanimously approved the merger agreement, determined that the merger and the transactions contemplated by the merger agreement are advisable and fair to and in the best interests of Axiall’s shareholders, directed that the merger agreement be submitted to Axiall’s shareholders for adoption at a duly held meeting and resolved to recommend that Axiall’s shareholders vote in favor of the proposal to adopt the merger agreement.

Upon the consummation of the merger, each Axiall share issued and outstanding immediately prior to the effective time, other than shares owned by Westlake or a subsidiary of Westlake, shares owned by Axiall as treasury stock and shares owned by shareholders who have properly demanded appraisal rights under the DGCL and not withdrawn such demand, will be canceled and converted into the right to receive $33.00 in cash, without interest and subject to any applicable withholding taxes.

Background of the Merger

As part of its ongoing evaluation of Axiall’s business, Axiall’s Board and senior management from time to time consider strategic alternatives to the continued pursuit of Axiall’s business plan as an independent company.

In August of 2015, Axiall announced that it was initiating a strategic review of its building products business as part of a general strategy to become a more focused, streamlined company. In October of 2015, representatives of a substantial industry participant, which we refer to as “Company A”, contacted Timothy Mann, Jr., Axiall’s President and Chief Executive Officer, to indicate that Company A was interested in discussing a potential strategic transaction involving Axiall. After reviewing the matter with Axiall’s Board, including the consideration of Axiall’s recently announced strategic review of its building products business, recent changes in Axiall’s senior management and general industry conditions, Mr. Mann informed a representative of Company A that Axiall did not believe it was the right time to pursue a potential strategic transaction with Company A, but that Company A’s interest had been noted in the event that circumstances changed.

On January 21, 2016, Albert Chao, Westlake’s President and Chief Executive Officer, contacted Mr. Mann to request an in-person meeting to discuss a matter that Mr. Chao described as of great importance. On January 25th, Mr. Albert Chao and Steven Bender, Westlake’s Chief Financial Officer, met with Mr. Mann and Gregory Thompson, Axiall’s Chief Financial Officer, and proposed that Westlake acquire Axiall at a price of $20.00 per share, consisting of $11.00 in cash and 0.1967 of a share of Westlake common stock, which represented a value of $9.00 per Axiall share based on Westlake’s closing price on January 22, 2016, the last full trading day prior to the January 25th meeting. Westlake requested a response from Axiall by the close of business on January 28th. Westlake confirmed its proposal in a letter delivered at the January 25th meeting.

Axiall’s Board met on January 27, 2016 to consider Westlake’s proposal. Representatives of Morgan Stanley, Axiall’s financial advisor, and Jones Day, Axiall’s legal advisor, participated in the meeting. A representative of Jones Day reviewed the directors’ fiduciary duties in the circumstances. Representatives of Morgan Stanley discussed a preliminary financial analysis of Westlake’s proposal. Following substantial discussion, Axiall’s Board determined that Westlake’s proposal did not adequately reflect a value sufficient to justify discussions with Westlake. Accordingly, Axiall’s Board instructed management to inform Westlake that Axiall was not prepared to engage in further discussions on the basis of Westlake’s proposal. Mr. Mann communicated this to Mr. Albert Chao on January 28, 2016.

On January 29, 2016, Westlake publicly disclosed its January 25th proposal. On the same day, Axiall publicly confirmed its rejection of Westlake’s proposal.

In late January 2016, Axiall began working with Barclays as an additional financial advisor.

On February 16, 2016, Westlake notified Axiall, and publicly disclosed, that it had nominated a slate of directors to replace Axiall’s entire Board.

Axiall’s Board met on February 5 and February 22, 2016 and received situational updates, including in respect of Axiall’s shareholder outreach efforts. At the February 22nd meeting, Axiall’s Board also received an update regarding preliminary discussions between management and representatives of third parties, including a courtesy meeting between Mr. Mann and the Chairman of Company A on February 18, 2016 initiated by Axiall in light of Company A’s outreach in October 2015. At the February 18th meeting, Company A reiterated its potential interest in pursuing a strategic transaction should Axiall decide to assess its strategic alternatives.

On March 4, 2016, representatives of Deutsche Bank Securities Inc. and Goldman, Sachs & Co., which we refer to as “Deutsche Bank Securities” and “Goldman”, respectively, financial advisors to Westlake, at the direction of Westlake’s management, contacted representatives of Barclays and Morgan Stanley to suggest that Westlake and Axiall meet. Axiall’s financial advisors indicated that they would communicate this to Axiall.

At a meeting of Axiall’s Board on March 7, 2016, the Board reviewed the situation and Westlake’s March 4th request through its financial advisors for a meeting. Axiall’s Board determined that the Board would be willing to consider a potential transaction with Westlake if the value was sufficient in light of the inherent difficulty in predicting the time in which industry conditions, which the Board believed were in a trough, would improve. While no decision was made to pursue an alternative to Axiall’s continued pursuit of its business plan as an independent company, Axiall’s Board also determined to commence a process to assess potential strategic alternatives to continuing to pursue its business plan as an independent company and instructed management, with the assistance of Axiall’s financial advisors, to identify and contact parties in addition to Westlake that could be reasonably expected to have an interest in pursuing, and the financial capacity to pursue, a possible strategic transaction involving Axiall.

Later on March 7, 2016, William Mansfield, the Chairman of Axiall’s Board, Michael McGarry, one of Axiall’s independent directors, and Mr. Mann called Albert Chao and offered to come to Houston the next day to discuss a process to further explore Westlake’s proposal consistent with the Board’s direction.

On March 8, 2016, Messrs. Mansfield, McGarry and Mann met with Mr. Albert Chao, James Chao, the Chairman of Westlake’s board of directors, and L. Benjamin Ederington, General Counsel of Westlake. In the meeting, the representatives of Axiall informed the representatives of Westlake that, while Axiall’s Board had not determined to pursue a sale of Axiall at that time, Axiall was prepared to furnish confidential information to Westlake in an effort to convince Westlake to substantially increase its proposal. The representatives of Axiall and Westlake then discussed a process that would allow Westlake to conduct business, financial and legal due diligence and allow the parties to perform and share synergy analyses.

On March 11, 2016, Axiall formalized its retention of, and entered into an engagement letter agreement with, Morgan Stanley pursuant to which Morgan Stanley agreed to act as Axiall’s financial advisor.

On March 14, 2016, Westlake and Axiall entered into a confidentiality agreement with standstill provisions that permitted Westlake to make acquisition proposals and pursue the election of the individuals it had nominated to serve on Axiall’s Board, but prohibited it from acquiring beneficial ownership of, or making a tender offer for, Axiall shares prior to September 15, 2016 (or the earlier termination of the standstill provisions).

From March 15 to March 28, 2016, Axiall provided a management presentation to Westlake and conducted a series of due diligence sessions with subject matter experts for Westlake’s benefit. Axiall also provided Westlake and its representatives access to a virtual data room containing confidential information regarding

Axiall, and Axiall included Westlake, at Westlake’s request, in the ongoing strategic review process related to Axiall’s building products business.

Substantially simultaneously with Axiall’s engagement with Westlake, at the instruction of Axiall’s Board, Barclays and Morgan Stanley reached out to eight parties other than Westlake that Axiall’s management and financial advisors had identified as being reasonably likely to have interest in, and the financial capacity to pursue, a possible strategic transaction involving Axiall, including Company A. Axiall offered to enter into confidentiality agreements with and provide confidential information to these parties, and subsequently entered into confidentiality agreements, which included standstill provisions, with Company A and two other industry participants, to which we refer as “Company B” and “Company C”. Over the course of the next two months, Axiall and its financial advisors provided a substantial amount of due diligence information to Company A and Company B. Each of Company A and Company B also attended management presentations, conducted a series of due diligence sessions with subject matter experts and made site visits. Axiall and its financial advisors also provided data room access and conducted due diligence sessions with subject matter experts with representatives of Company C, but Company C withdrew from the process prior to attending a management presentation.

On March 29, 2016, Westlake submitted a revised proposal to acquire Axiall, increasing the cash portion of the consideration to $14.00 per share and keeping the stock portion unchanged at 0.1967 of a share of Westlake common stock, which represented an additional $9.15 per Axiall share based on the closing price for Westlake common stock on March 28, 2016, the last trading day prior to Westlake’s revised proposal. In the proposal, Westlake requested a response from Axiall by the close of business on March 31st.

On March 30, 2016, Axiall formalized its retention of, and entered into an engagement letter agreement with, Barclays pursuant to which Barclays agreed to act as a financial advisor.

Axiall’s Board met on March 31, 2016 to discuss Westlake’s revised proposal. Representatives of Barclays, Morgan Stanley and Jones Day participated in the meeting. Following discussion of Westlake’s revised proposal with the representatives of Barclays and Morgan Stanley, Axiall’s Board determined that Westlake’s revised proposal was inadequate, but instructed management to inform Westlake that Axiall remained willing to continue discussions. In a letter delivered to Westlake later that day, Axiall management informed Westlake that, while Axiall was disappointed by the revised proposal, Axiall was not opposed to a strategic transaction that delivered full and fair value to Axiall’s shareholders, and that Axiall remained willing to share information and have further discussions.

On April 3, 2016, Westlake notified Axiall that Westlake was terminating the parties’ discussions regarding a potential strategic transaction as required under the confidentiality agreement between Westlake and Axiall in order for Westlake to publicly disclose the revised proposal. On April 4, 2016, Westlake publicly disclosed its revised proposal and filed preliminary proxy materials with the SEC in connection with its previously announced effort to replace Axiall’s Board.

Throughout April, Axiall continued to engage with representatives of Company A and Company B in connection with its ongoing strategic assessment process. In early May 2016, as part of its strategic assessment process, Axiall furnished a form merger agreement to each of Company A and Company B. Axiall requested that each party submit a proposal, including any revisions to the form of merger agreement, by June 3, 2016.

On May 6, 2016, representatives of Deutsche Bank Securities and Goldman, at the direction of Westlake’s management, contacted representatives of Barclays and Morgan Stanley to discuss the possibility of resuming discussions of a possible transaction between Westlake and Axiall. During the following two weeks, Axiall’s financial advisors, Board Chairman and management team held a series of discussions with members of Westlake’s management team and its financial advisors regarding a possible process for engagement and further due diligence.

On May 18 and 19, 2016, Mr. Albert Chao separately contacted Messrs. Mansfield and Mann to request in a series of telephone calls that representatives of Westlake and Axiall meet to finalize the terms of a transaction. Messrs. Mansfield and Mann reminded Mr. Albert Chao that Axiall had not determined to pursue a sale of Axiall or any other strategic alternative, but that Axiall was conducting a strategic assessment process and that Westlake was welcome to participate in the process. Mr. Albert Chao inquired of Mr. Mann as to the price level that Westlake would be required to indicate in order to induce Axiall management to meet with Westlake management to negotiate a definitive agreement over the upcoming May 21-22, 2016 weekend. Mr. Mann informed Mr. Albert Chao that, while he could not give a specific price in light of Axiall’s ongoing strategic assessment process, management was not prepared to meet to discuss the specifics of a possible transaction at that time unless Westlake was prepared to propose a price that was greater than $30.00 per share. Mr. Albert Chao later informed Mr. Mann that Westlake was not prepared to make such a proposal at that time, but would participate in Axiall’s strategic assessment process.

Following these conversations, Axiall re-opened the virtual data room to Westlake, Jones Day delivered the form of merger agreement to Westlake’s counsel, Cleary Gottlieb Steen & Hamilton LLP, which we refer to as “Cleary Gottlieb”, and Westlake was asked to submit a proposal, including any revisions to the form of merger agreement, by June 3, 2016.

Throughout the months of April and May, Axiall’s Board met formally or informally on a weekly basis, and in these meetings received updates from management, as well as Axiall’s financial and legal advisors, regarding the strategic assessment process, including the status of discussions with each of Westlake, Company A and Company B.

On June 3, 2016, Westlake submitted a revised proposal to acquire Axiall at a price of $25.75 per share payable entirely in cash. On the same date, Company A submitted a proposal to acquire Axiall at a price of $28.00 per share in cash. Both Westlake’s and Company A’s proposals were accompanied by draft financing commitment papers and mark-ups of the form of merger agreement previously furnished to them by Axiall. Prior to June 3rd, Company B had informed Axiall that it would not be in a position to submit a proposal until its board of directors met on June 9, 2016. Over the next three days, Axiall’s management updated Axiall’s Board on the proposals from Westlake and Company A and ongoing due diligence meetings, including site visits with representatives of Westlake.

On June 5, 2016, at the instruction of Axiall’s Board, representatives of Barclays and Morgan Stanley informed Deutsche Bank Securities and Goldman that Westlake’s June 3, 2016 proposal was inadequate.

On June 6, 2016, Company A publicly disclosed that it had submitted a proposal to acquire Axiall, without disclosing the specific terms of its proposal. Later on June 6, 2016, Westlake increased its proposed price to $30.50 per share in cash.

Axiall’s Board met on June 6, 2016. Representatives of Barclays, Morgan Stanley and Jones Day participated in the meeting. Axiall’s Board reviewed the status of Axiall’s strategic assessment process, including Company A’s June 3rd proposal to acquire Axiall at a price of $28.00 per share in cash, Westlake’s June 3rd proposal to acquire Axiall at a price of $25.75 per share in cash, which was subsequently increased to $30.50 per share in cash, and the expectation that Company B would advise Axiall whether it was submitting a proposal after its board of directors met on June 9th. A representative of Jones Day reviewed with Axiall’s Board the key issues raised in the merger agreement mark-ups and each party’s financing arrangements. While no decision was made to pursue any strategic alternative to Axiall’s continued pursuit of its business plans as an independent company, Axiall’s Board instructed Axiall’s advisors to request that Company A and Westlake complete due diligence and submit revised proposals by June 9th for further consideration by the Board. These requests were communicated to Company A and Westlake in the days following Axiall’s Board meeting.

On June 6 and June 7, 2016, Jones Day contacted counsel to each of Westlake and Company A and discussed the key issues in each party’s merger agreement mark-up, including, among other matters, the amount of the termination fee that would be payable by Axiall in the event the merger agreement was terminated under certain specified circumstances (including circumstances involving a superior proposal) as well as other provisions affecting Axiall’s Board’s ability to consider and/or accept alternative transactions, closing conditions, financing commitments and other provisions affecting closing certainty. Axiall had initially proposed a termination fee in an amount equal to 2.5% of the transaction’s equity value. Westlake had requested a fee in an amount equal to 3.5% of equity value and Company A had requested a fee in an amount equal to 5% of equity value. Axiall countered to both Westlake and Company A with a fee in an amount equal to 3.0% of equity value. Following these discussions, Jones Day sent revised drafts of the merger agreement to counsel for each of Westlake and Company A on June 8, 2016.

On June 9, 2016, Company A informed Axiall that it had increased its proposed transaction price to $31.00 per share in cash. A representative of Company A informed Axiall that Company A would not further increase its indicated value and that Company A intended to make a public announcement that it was withdrawing from Axiall’s strategic assessment process unless Axiall committed to conduct exclusive negotiations with Company A on the basis of its $31.00 per share proposal by June 10th. Later on June 9, 2016, Mr. Mann contacted Mr. Albert Chao and requested that Westlake submit its best and final proposal by the end of the day. Later that day, Westlake informed Axiall that it had increased its proposed transaction price to $33.00 per share in cash, and requested that Axiall enter into negotiations with a goal of announcing a definitive transaction on June 10th. That same day, Company B informed Axiall that it would not submit a transaction proposal.

Following the receipt of the revised proposals from Company A and Westlake, Axiall’s Board met on June 9, 2016 to consider the strategic assessment process. Representatives of Barclays, Morgan Stanley and Jones Day participated in the meeting. A representative of Jones Day reviewed the directors’ fiduciary duties in the circumstances. At the request of Axiall’s Board Chairman, representatives of Barclays and Morgan Stanley discussed the strategic assessment process and their preliminary financial analyses of Westlake’s latest proposal. Following extensive discussion, Axiall’s Board determined that Westlake’s proposal presented the best strategic alternative available to Axiall at that time and directed management to inform Westlake that Axiall was prepared to work with Westlake to see if an acceptable transaction could be negotiated by June 10, 2016.

After the meeting of Axiall’s Board, Mr. Mann informed Mr. Albert Chao that Axiall was prepared to enter into negotiations with Westlake to see if definitive documentation could be completed by June 10th. Over the course of the evening on June 9th and through the early morning of June 10th representatives of Jones Day and Cleary Gottlieb exchanged drafts of, and negotiated, the definitive documentation.

Axiall’s Board met in the morning of June 10, 2016. A representative of Jones Day reviewed the directors’ fiduciary duties in the circumstances, and then reviewed the material terms of the possible merger agreement with Westlake, including the scope and content of the representations, warranties and covenants, closing conditions and provisions relating to Axiall’s Board’s ability to consider alternative transactions or change its recommendation for intervening events. The Jones Day representative indicated that Westlake had agreed to a compromise to resolve the termination fee at $77.7 million, representing approximately 3.25% of the equity value of the transaction and slightly more than a dollar per share, payable by Axiall in certain events, which the representative of Jones Day reviewed with Axiall’s Board. The representative of Jones Day explained the treatment of options, other equity awards and other executive and employee compensation and benefits matters in the transaction proposed by Westlake and other elements of the proposed transaction or definitive documentation as to which certain Axiall directors and officers could have had interests that were different from or in addition to the interests of Axiall’s shareholders generally. The representative of Jones Day also explained the debt financing commitments Westlake had obtained for the transaction, the absence of a financing closing condition in the proposed definitive documentation and the provisions therein relating to financing. Axiall’s Board then discussed the terms of the merger agreement, including the termination fee and provisions affecting closing certainty.

Representatives of Barclays and Morgan Stanley then reviewed with Axiall’s Board the strategic assessment process and presented each firm’s analyses of Westlake’s proposal from a financial point of view. The representatives of Barclays and Morgan Stanley also discussed the relationships of each firm with Axiall and Westlake as further described below under “The Merger—Opinions of Axiall’s Financial Advisors” beginning on page 32. The representatives of Barclays and Morgan Stanley then described the material assumptions and limitations of their respective opinions and informed Axiall’s Board that each financial advisory firm was rendering an oral opinion, subsequently confirmed by the delivery by each of Barclays and Morgan Stanley of a written opinion, dated June 10, 2016, that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by each of Barclays and Morgan Stanley as set forth in its respective written opinion, in the case of Barclays, the merger consideration of $33.00 per share of Axiall common stock to be offered to the shareholders of Axiall in the merger was fair, from a financial point of view, to such shareholders, and in the case of Morgan Stanley, the $33.00 per share merger consideration to be received by the holders of Axiall common stock pursuant to the merger agreement was fair from a financial point of view, to such holders. (Please see the section of this proxy statement entitled “The Merger—Opinions of Axiall’s Financial Advisors” beginning on page 32 for further description of the opinions and analyses of the financial advisors.)

Thereafter, Axiall’s Board unanimously determined that the Westlake merger is fair to and in the best interests of Axiall’s shareholders, approved and declared advisable the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, and recommended the adoption of the merger agreement by Axiall’s shareholders.

After the Board meeting, Axiall and Westlake signed the merger agreement and publicly announced the transaction prior to the opening of trading on the NYSE on June 10, 2016.

Recommendation of the Board

Axiall’s Board, after careful consideration, unanimously determined that the merger is fair to and in the best interests of Axiall’s shareholders, and approved and declared advisable the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger. Axiall’s Board unanimously recommends that Axiall’s shareholders vote “FOR” the adoption of the merger agreement.

Reasons for Recommending the Adoption of the Merger Agreement

Prior to and in reaching its decision to approve and declare advisable the merger agreement and the transactions contemplated thereby, Axiall’s Board consulted with Axiall’s financial advisors and legal counsel, discussed the proposed transaction with Axiall’s management and considered a variety of factors, including the positive factors set forth below, each of which the Board believed supported their determination:

•	the Board’s knowledge of the business, financial condition, strategy and prospects of Axiall as an independent company, including the risks involved in achieving those prospects, and Axiall’s historical and projected financial performance;

•	the Board’s knowledge of the uncertainty regarding the current and future outlook of the commodity chemicals industry and the challenges facing industry participants, including the cyclical and volatile nature of the industry, the Board’s belief that the commodity chemical industry is in trough conditions, the difficulty in predicting when industry conditions would improve and the Board’s belief that the $33.00 per share value proposed by Westlake was the best strategic alternative in the circumstances;

•	the current and historical market prices for Axiall shares, as compared to the terms of the merger, including the fact that the $33.00 per share merger consideration represented approximately:

–	a 27.9% premium based on the closing price of $25.81 on June 9, 2016, the last full trading day prior to the announcement of the transaction;

–	a 244% premium to the closing price of $9.60 on January 22, 2016, the last full trading day before Westlake made its initial proposal to Axiall;

–	a 237% premium to the closing price of $9.80 on January 28, 2016, the last full trading day before Westlake publicly disclosed its initial proposal to acquire Axiall; and

–	a 98% premium based on the 90-day volume weighted average trading price of $16.68 as of January 28, 2016, the last full trading day before Westlake publicly disclosed its initial proposal to acquire Axiall;

•	the possibility that Axiall’s trading price, which was less than $10.00 per share when Westlake made its initial proposal, would substantially decline in the absence of a transaction, and the Board’s belief that the merger consideration of $33.00 per share was more favorable to Axiall’s shareholders than the potential value that might result from other alternatives reasonably available to Axiall at the time that the merger agreement was approved, including the continued operation of Axiall as an independent company;

•	the opinions of each of Barclays and Morgan Stanley, dated June 10, 2016, to the effect that as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by each of Barclays and Morgan Stanley as set forth in its respective written opinion, in the case of Barclays, the merger consideration of $33.00 per share of Axiall common stock to be offered to the shareholders of Axiall in the merger was fair, from a financial point of view, to such shareholders, and in the case of Morgan Stanley, the $33.00 per share merger consideration to be received by the holders of Axiall common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders, and the financial analyses undertaken by Barclays and Morgan Stanley in connection with their respective opinions as described below under “The Merger—Opinions of Axiall’s Financial Advisors” beginning on page 32;

•	the Board’s belief, based in part on discussions with its financial and legal advisors, that it was unlikely that Westlake would be willing to pay a higher price for Axiall than $33.00 per share, taking into account the facts that (1) representatives of Company A had informed Axiall management that it intended to make a public announcement that it was withdrawing from Axiall’s strategic assessment process unless Axiall agreed to exclusively negotiate with Company A by June 10, 2016, (2) Axiall had taken a series of actions over the past several months in an effort to induce or compel Westlake to increase the merger consideration, and (3) Axiall’s actions had resulted in multiple increases of the merger consideration by Westlake to $33.00 per share, which represented a 65% increase over Westlake’s initial proposal of $20.00 per share;

•	the fact that, since Westlake publicly announced its proposal to acquire Axiall in January 2016, despite the publicly announced process conducted by Axiall to explore alternative strategic transactions with other parties, only Company A submitted a proposal to acquire Axiall, and the $33.00 per share value proposed by Westlake exceeded the highest price that Company A was willing to propose;

•	the fact that the merger consideration consists solely of cash, providing Axiall’s shareholders certain, near-term value and liquidity for their shares, especially when viewed against the medium- and long-term market and business risks and the risks associated with realizing current expectations for Axiall’s future financial performance;

•	the fact that the terms and conditions of the merger agreement and the transactions contemplated thereby, including the absence of a financing condition and the level of commitment by Westlake to obtain the required regulatory approvals, were the product of arm’s-length negotiations between the parties and were designed to provide substantial certainty that the merger would ultimately be consummated on a timely basis;

•	the fact that while the merger agreement prohibits Axiall from soliciting a takeover proposal (as defined below under “The Merger Agreement—No Solicitation by Axiall”), the merger agreement permits Axiall, prior to the time that the shareholders of Axiall adopt the merger agreement, to furnish information to and conduct negotiations with third parties in respect of certain unsolicited written takeover proposals;

•	the fact that to the extent any existing confidentiality agreements with potential purchasers of Axiall or its businesses, including confidentiality agreements entered into in connection with Axiall’s strategic assessment process for its building products business, contain any provision that prevents the counterparty from making a takeover proposal or superior proposal (as defined below under “The Merger Agreement—No Solicitation by Axiall”) without the prior consent of the Board, the merger agreement allows Axiall to waive such provisions and Axiall granted such waivers promptly following the execution of the merger agreement;

•	the fact that the merger agreement allows Axiall to terminate the merger agreement in order to enter into a definitive acquisition agreement with respect to a superior proposal, subject to payment of a $77.7 million termination fee by Axiall to Westlake;

•	the fact that the merger agreement allows the Board, prior to the time that Axiall’s shareholders adopt the merger agreement, to change or withdraw its recommendation of the merger agreement in connection with a superior proposal or if the Board or any duly constituted and authorized committee thereof determines, after consultation with its financial and legal advisors, that the failure to effect a change of recommendation could be inconsistent with the directors’ fiduciary duties under applicable law; and

•	the availability of appraisal rights under the Delaware law to holders of Axiall shares who do not vote for the adoption of the merger agreement and who otherwise comply with all of the required procedures under Delaware law, which provide eligible shareholders with an opportunity to have a Delaware court determine the fair value of their shares, which may be more than, less than or the same as the merger consideration.

Axiall’s Board also considered a variety of risks and potentially negative factors concerning the merger and the merger agreement, including the following:

•	the Board’s belief that the commodity chemical industry is in trough conditions, and the possibility that Axiall’s shareholders could receive greater consideration for their shares in a future change-in-control transaction or otherwise in more favorable industry conditions;

•	the fact that trading prices for Axiall shares had declined from a high of $48.76 per share to a low of $9.09 per share during the 52 weeks prior to the time that Westlake’s initial proposal of $20.00 per share was publicly disclosed on January 29, 2016;

•	the fact that Axiall’s shareholders generally will have no ongoing equity participation in Axiall or Westlake following the merger and that shareholders will cease to participate in Axiall’s future earnings or growth, if any, and will not benefit from increases, if any, in the value of the common stock, and will not participate in any potential future sale of the surviving corporation;

•	the risk that the debt financing contemplated by Westlake’s commitment letter may not be obtained, resulting in Westlake not having sufficient funds to pay the merger consideration, notwithstanding the absence of a closing condition relating to availability of financing in the merger agreement;

•	the risk that, if the merger is not completed:

–	the market price of Axiall shares could be affected by many factors, including (1) the reason for which the merger agreement was terminated and whether such termination results from factors adversely affecting Axiall, (2) the possibility that the marketplace would consider Axiall to be an unattractive acquisition candidate, and (3) the possible sale of shares by short-term investors following an announcement of the termination of the merger agreement and the resulting impact thereof on the trading price of Axiall shares;

–	Axiall would be required to pay its expenses related to the merger, including expenses incurred in connection with any litigation that may result from the announcement or pendency of the merger; and

–	the market’s perception of Axiall’s continuing business and future prospects could adversely affect Axiall’s relationships with employees, customers, suppliers, vendors, purchasing agents and other business partners;

•	the fact that the merger agreement restricts Axiall’s ability to solicit takeover proposals and requires the payment of a $77.7 million termination fee if Axiall were to terminate the merger agreement to enter into a definitive agreement with respect to a superior proposal, which would make it more costly for any other potential purchaser to acquire Axiall;

•	the fact that the merger agreement contains certain restrictions on the conduct of Axiall’s business prior to the consummation of the merger, which may delay or prevent Axiall from undertaking business opportunities that may arise prior to consummation of the merger, and the resultant risk if the merger is not consummated;

•	the fact that the receipt of cash in exchange for Axiall shares pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes;

•	the significant costs involved in connection with negotiating the merger agreement and consummating the merger, the substantial management time and effort required to effectuate the merger and the related disruption to Axiall’s day-to-day operations during the pendency of the merger;

•	the potential negative effect of the pendency of the merger on Axiall’s business, including uncertainty about the effect of the merger on Axiall’s employees, customers and other parties, which may impair Axiall’s ability to attract, retain and motivate key personnel, and could cause customers, suppliers and others to seek to change existing business relationships with Axiall;

•	the fact that Axiall’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Axiall’s shareholders generally, as described below under “The Merger—Interests of Axiall’s Directors and Executive Officers in the Merger” beginning on page 55; and

•	the risk that there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied on a timely basis and, as a result, it is possible that the merger may be delayed or may not be completed even if the merger agreement is adopted by Axiall’s shareholders.

The factors listed above as supporting Axiall’s Board’s decisions were determined by the Board to outweigh the countervailing considerations and risks. The foregoing discussion of the Board’s reasons for its recommendation is not meant to be exhaustive, but addresses the material factors considered by the Board in connection with its recommendation. In view of the wide variety of factors considered by the Board in connection with its evaluation of the merger and the complexity of these matters, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. Rather, the Board made its determination and recommendation based on the totality of the information presented to it, and the judgments of individual members of the Board may have been influenced to a greater or lesser degree by different factors. The factors, potential risks and uncertainties contained in this section contain information that is forward-looking in nature and should be read in conjunction with the factors discussed in “Cautionary Note Regarding Forward-Looking Statements”.

Opinions of Axiall’s Financial Advisors

Opinion of Morgan Stanley & Co. LLC

Axiall retained Morgan Stanley to provide it with financial advisory services in connection with the initial unsolicited acquisition proposal by Westlake, including, among other things, a possible business combination or merger of Axiall (such as the merger) or a similar transaction in which a third party would acquire a majority of Axiall shares. Axiall selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and Morgan Stanley’s knowledge of the business and affairs of Axiall. As part of such engagement, Axiall’s Board requested that Morgan Stanley evaluate the fairness, from a financial point of view, to the holders of Axiall shares of the $33.00 per share merger consideration to be received pursuant to the merger agreement. Morgan Stanley rendered to Axiall’s Board at its meeting on June 10, 2016 Morgan Stanley’s oral opinion, subsequently confirmed by delivery of a written opinion, dated June 10, 2016, that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the $33.00 per share merger consideration to be received by the holders of Axiall shares pursuant to the merger agreement was fair, from a financial point of view, to such holders. Morgan Stanley’s opinion did not address the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available.

The full text of the written opinion of Morgan Stanley delivered to Axiall’s Board, dated June 10, 2016, is attached as Annex B and incorporated by reference into this proxy statement. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. Axiall’s shareholders are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to Axiall’s Board and addresses only the fairness, from a financial point of view, to Axiall’s shareholders of the $33.00 per share merger consideration to be received by such holders pursuant to the merger agreement as of the date of the opinion. Morgan Stanley’s opinion does not address any other aspect of the transactions contemplated by the merger agreement and does not constitute a recommendation to Axiall’s shareholders as to how to vote at the special meeting held in connection with the merger. The summary of Morgan Stanley’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Morgan Stanley’s opinion.

For purposes of rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Axiall;

•	reviewed certain internal financial statements and other financial and operating data concerning Axiall;

•	reviewed certain financial forecasts prepared by the management of Axiall;

•	discussed the past and current operations and financial condition and the prospects of Axiall with senior executives of Axiall;

•	reviewed the reported prices and trading activity for Axiall shares;

•	compared the financial performance of Axiall and the prices and trading activity of Axiall shares with that of certain other publicly traded companies comparable with Axiall and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in certain discussions and negotiations among representatives of Axiall and Westlake and certain other parties and their financial and legal advisors;

•	reviewed a draft of the merger agreement dated as of June 10, 2016, a draft of the commitment letter from certain lenders to Westlake dated June 9, 2016 and certain related documents; and

•	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by Axiall, and formed a substantial basis for its opinion. With respect to the financial forecasts, Morgan Stanley assumed that such financial forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Axiall at the time prepared of the future financial performance of Axiall. In addition, Morgan Stanley assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any material terms or conditions, including, among other things, that Westlake would obtain financing in accordance with the terms set forth in the commitment letter, and that the final merger agreement did not differ in any material respects from the last draft of the merger agreement which was reviewed by Morgan Stanley. Morgan Stanley assumed that, in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the merger, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the merger. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Axiall and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Axiall’s officers, directors or employees, or any class of such persons, relative to the merger consideration to be received by Axiall’s shareholders in the transaction. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Axiall, nor was it furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it, as of June 10, 2016. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice. No limitations were imposed by Axiall’s Board upon Morgan Stanley with respect to the investigations made or procedures followed by it in rendering its opinion. Morgan Stanley did not recommend any specific amount or form of consideration to Axiall or that any specific amount or form of consideration constituted the only appropriate consideration for the merger.

Opinion of Barclays Capital Inc.

Axiall engaged Barclays to act as its financial advisor with respect to various unsolicited events relating to Axiall and any extraordinary transaction (including the merger) entered into as an alternative to such events. On June 10, 2016, Barclays rendered its oral opinion, which opinion was subsequently confirmed in a written opinion, dated June 10, 2016, to Axiall’s Board, to the effect that, as of that date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limits upon the review undertaken by Barclays as stated in its written opinion, the merger consideration of $33.00 per Axiall share to be offered to the shareholders of Axiall in the merger was fair, from a financial point of view, to such shareholders.

The full text of Barclays’ written opinion, dated as of June 10, 2016, is attached as Annex C to this proxy statement. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and qualifications and limitations upon the review undertaken by Barclays in rendering its opinion. Axiall encourages you to read the opinion carefully in its entirety. The following is a summary of Barclays’ opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Barclays’ opinion, the issuance of which was approved by Barclays’ Valuation and Fairness Opinion Committee, is addressed to Axiall’s Board, addresses only the fairness, from a financial point of view, of the merger consideration of $33.00 per Axiall share to be offered to the shareholders of Axiall, and does not constitute a recommendation to any Axiall shareholder as to how such shareholder should vote with respect to the merger or any other matter. The terms of the merger were determined through arm’s-length negotiations between Axiall and Westlake and were approved by Axiall’s Board. Barclays did not recommend any specific amount or form of consideration to Axiall or that any specific amount or form of consideration constituted the only appropriate consideration for the merger. Barclays was not requested to opine as to, and its opinion does not in any manner address, Axiall’s underlying business decision to proceed with or effect the merger or the likelihood of the consummation of the merger. Barclays’ opinion did not address the relative merits of the merger as compared to any other transaction or business strategy in which Axiall might engage. In addition, Barclays expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the merger consideration of $33.00 per Axiall share to be offered to the shareholders of Axiall in the merger. No limitations were imposed by Axiall’s Board upon Barclays with respect to the investigations made or procedures followed by it in rendering its opinion.

In arriving at its opinion, Barclays, among other things:

•	reviewed and analyzed a draft of the merger agreement, dated as of June 10, 2016, and the specific terms of the merger;

•	reviewed and analyzed publicly available information concerning Axiall that Barclays believed to be relevant to its analysis, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016;

•	reviewed and analyzed financial and operating information with respect to the business, operations and prospects of Axiall furnished to Barclays by Axiall, including financial forecasts of Axiall prepared by management of Axiall;

•	reviewed and analyzed a trading history of Axiall shares from 2011 to 2016 and a comparison of that trading history with those of other companies that Barclays deemed relevant;

•	reviewed and analyzed a comparison of the historical financial results and present financial condition of Axiall with those of other companies that Barclays deemed relevant;

•	reviewed and analyzed a comparison of the financial terms of the merger with the financial terms of certain other transactions that Barclays deemed relevant;

•	reviewed and analyzed the results of Barclays’ efforts to solicit indications of interest and definitive proposals from third parties with respect to a sale of all or a part of Axiall;

•	reviewed and analyzed published estimates of independent research analysts with respect to the future financial performance and price targets of Axiall;

•	had discussions with the management of Axiall concerning its business, operations, assets, liabilities, financial condition and prospects; and

•	undertook such other studies, analyses and investigations as Barclays deemed appropriate.

In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and did not assume responsibility or liability for any independent verification of such information). Barclays also relied upon the assurances of management of Axiall that they were not aware of any facts or circumstances that would make such information inaccurate or misleading in any material respect. With respect to the financial forecasts of Axiall, upon the advice of Axiall, Barclays assumed that such forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Axiall at the time such forecasts were prepared as to Axiall’s future financial performance. In arriving at its opinion, Barclays assumed no responsibility for and expressed no view as to any such forecasts or estimates or the assumptions on which they were based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of Axiall and did not make or obtain any evaluations or appraisals of the assets or liabilities of Axiall. Barclays’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred after June 10, 2016.

Barclays assumed that the executed merger agreement would conform in all material respects to the last draft reviewed by Barclays. In addition, Barclays assumed the accuracy of the representations and warranties contained in the merger agreement and all agreements related thereto. Barclays also assumed, upon the advice of Axiall, that all material governmental, regulatory and third party approvals, consents and releases for the merger would be obtained within the constraints contemplated by the merger agreement and that the merger would be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Barclays did not express any opinion as to any tax or other consequences that might result from the merger, nor does its opinion address any legal, tax, regulatory or accounting matters, as to which it understood that Axiall had obtained such advice as Axiall deemed necessary from qualified professionals.

Summary of Financial Analyses

The following is a summary of the material financial analyses prepared by Morgan Stanley and Barclays (which we refer to as the “Axiall financial advisors”) in connection with the rendering of the Axiall financial advisors’ respective oral opinions, subsequently confirmed by delivery of respective written opinions, dated June 10, 2016, to Axiall’s Board and reviewed with the Board on June 10, 2016. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. The Axiall financial advisors arrived at their respective opinions based on the results of all analyses undertaken and assessed as a whole, and they did not ascribe a specific range of values to Axiall shares or draw, in isolation, conclusions from or with regard to, and did not attribute any particular weight to, any one factor or method of analysis, but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, the summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinions of, the Axiall financial advisors, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by either of the Axiall financial advisors. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the Axiall financial advisors’ respective opinions. In addition, in rendering their opinions, the Axiall financial advisors may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of implied valuations resulting from any particular analysis described below should not be taken to be Morgan Stanley’s or Barclays’s view of the actual value of Axiall.

In performing their financial analyses, summarized below, the Axiall financial advisors considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of their respective opinions, many of which are beyond Morgan Stanley’s, Barclays’ and Axiall’s control. The assumptions and estimates contained in the financial analyses and the ranges of implied valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. In addition, financial analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty.

The type and amount of consideration payable in the merger was determined by Westlake and Axiall, rather than by any financial advisor, and was approved by Axiall’s Board. The decision by Axiall to enter into the merger agreement was solely that of Axiall’s Board. As described above under “The Merger–Reasons for Recommending the Adoption of the Merger Agreement”, the Axiall financial advisors’ analyses were only one of the many factors considered by the Board in its evaluation of the merger and should not be viewed as determinative of the views of the Board or management with respect to the merger or the $33.00 per share merger consideration.

As described below under “The Merger–Prospective Financial Information”, Axiall developed and provided certain management forecasts to the Axiall financial advisors in connection with their analysis of the merger, including the Initial Forecast and the Forecast. Both Morgan Stanley and Barclays referred to the Initial Forecast and the Forecast in connection with their presentations made to Axiall’s Board at its meeting on June 10, 2016 at which the Board approved the merger agreement. Morgan Stanley’s financial analyses included the Forecast (but also referred to the Initial Forecast in a section of its presentation that was for reference purposes only and was not relied upon by Morgan Stanley for purposes of its valuation); Barclays’ financial analyses included both the Initial Forecast and the Forecast. As described below under “The Merger–Prospective Financial Information”, each of the forecasts included three cases—Management Cases A, B and C, in the case of the Forecast, and Management Cases A, B and C (Initial), in the case of the Initial Forecast. Due to the inherent challenges in estimating future commodity and similar market prices, Axiall management instructed the Axiall financial advisors to take each of Management Cases A, B and C, in the case of the Forecast, into equal consideration, and, to the extent the Initial Forecast was to be used by a financial advisor in its analysis, to take each of Management Cases A, B and C (Initial), in the case of the Initial Forecast, into equal consideration for the purpose of their analyses.

The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinions of, the Axiall financial advisors, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by either of the Axiall financial advisors. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the process underlying such financial analyses and the Axiall financial advisors’ respective opinions. Please see Annex B and Annex C of this proxy statement for the full text of the opinions of Morgan Stanley and Barclays, respectively.

Discounted Cash Flow Analysis

Each of the Axiall financial advisors separately conducted a discounted cash flow analysis for the purpose of determining an implied equity value per share for Axiall shares. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset and taking into consideration the time value of money with respect to those future cash flows by calculating their present value. The “unlevered free cash flows” or “free cash flows” refer to a calculation of the future cash flows of an asset without including in such calculation any debt servicing costs. For purposes of the foregoing calculation, stock-based compensation is treated as a cash expense. “Present value” refers to the current value of one or more future cash payments from an asset, which current value is referred to as that asset’s cash flows, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account estimates of risk, the opportunity cost of capital and other appropriate factors. “Terminal value” refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period. “EV” or “AV” refers to aggregate enterprise value, calculated as market capitalization plus book value of total debt, plus non-controlling interest (as appropriate for the company being analyzed), less cash, cash equivalents and marketable securities. “EBITDA” as used herein refers to earnings before interest, taxes, depreciation and amortization, adjusted to exclude nonrecurring and other similar items and one-time charges; for Axiall, such adjusted EBITDA would include the adjustments under “Adjusted EBITDA” described below under “The Merger—Prospective Financial Information”. Certain of the foregoing terms are used throughout this summary of financial analyses.

Each of the Axiall financial advisors separately performed a discounted cash flow analysis of Axiall using information contained in the Forecast and public filings to calculate ranges of the implied value of Axiall as of March 31, 2016. Each of the Axiall financial advisors defined unlevered free cash flows as adjusted earnings before interest and taxes, less taxes, plus depreciation and amortization, less capital expenditures, less the difference between permanent and temporary book taxes, less pension contributions, less integration and restructuring costs and other adjustments, less Taiwan Chlorine Industries, Ltd. minority share payments and less increases in net working capital and other assets and liabilities (in each case based on the Forecast provided by Axiall management to the Axiall financial advisors). Barclays also performed a discounted cash flow analysis of Axiall using information contained in the Initial Forecast and public filings to calculate ranges of implied value of Axiall as of March 31, 2016. For this purpose, unlevered free cash flows were based on the Initial Forecast provided by Axiall management to the Axiall financial advisors.

Morgan Stanley calculated a range of implied values per Axiall share based on the estimated future cash flows contained in the Forecast during the calendar years 2016 through 2020. Using the definition of unlevered free cash flows set forth above, Morgan Stanley then calculated a terminal value for Axiall as of December 31, 2020 by applying a range of perpetual growth rates from 0.0% to 1.0%, derived based on Morgan Stanley’s experience and professional judgment, and by using an average cost of capital of 7.5% to 8.8%, which was calculated based on the average levered beta and capital structure of Axiall’s peers. To calculate an implied aggregate value for Axiall, the unlevered free cash flows were discounted to March 31, 2016 using a discount rate of 8.6% calculated based on Axiall’s current cost of capital, and the terminal value was discounted to March 31, 2016 using a range of discount rates from 7.5% to 8.8%, which was calculated as set forth above. Morgan Stanley then adjusted the total implied aggregate value ranges by Axiall’s total debt, non-controlling interest and cash and cash equivalents based on the consolidated balance sheet of Axiall as of March 31, 2016 and divided the resulting implied total equity value ranges by Axiall’s fully diluted shares outstanding (calculated using the treasury stock method), all as provided by Axiall management.

Based on the foregoing analysis, Morgan Stanley derived the following range of implied equity values per Axiall share as of March 31, 2016, in each case as compared to the $33.00 per share merger consideration:

Forecast Scenario	Implied Per Share Value
Management Case A	$24.26 – 39.18[1]
Management Case B	$27.13 – 42.42[1]
Management Case C	$13.92 – 25.80[1]

1.	Plus, at the high end of the range, $1.71 for the value of the “Lotte Option”—the theoretical mean value of Axiall’s option to acquire the remaining 38% ownership of its joint venture with Lotte Chemical Corp., less capital charge.

Morgan Stanley also performed a sensitivity analysis, based on the Forecast, showing how the implied equity values per Axiall share as of March 31, 2016 for each of Management Cases A, B and C change in response to hypothetical changes in certain variables set forth below. Such sensitivity analysis uses a midpoint discounted cash flow case that assumes a perpetual growth rate of 0.5%, a discount rate of 8.6% for unlevered free cash flows and a discount rate of 8.2% for the terminal value.

Variable	Sensitivity Range	Change in Implied Per Share Value
		Management Case A	Management Case B	Management Case C
Terminal Value Discount Rate	(0.50%)	$3.60	$3.68	$2.86
Perpetual Growth Rate	0.50%	$2.97	$3.04	$2.36
Terminal Year EBITDA	$50 million	$4.43	$4.42	$4.43
Caustic Price	$10/short ton	$2.13	$2.12	$2.13
PVC Margin	1 cent per pound	$2.22	$2.21	$2.22

Barclays did not use a sensitivity analysis for purposes of the delivery of its fairness opinion.

Barclays, in performing its discounted cash flow analysis, applied discount rates ranging from 8.5% to 10.0%, derived based on Barclay’s experience and professional judgment using the average unlevered beta and capital structure of Axiall’s peers, to after-tax unlevered free cash flows expected to be generated by Axiall during the calendar years 2016 through 2020 using the definition of unlevered free cash flows set forth above. Barclays also calculated a range of terminal values for Axiall by applying perpetual growth rates of 1.0% to 2.0% (derived based on Barclays’ experience and professional judgment) to the estimated unlevered free cash flow of Axiall during 2020. The present values of the unlevered free cash flows and range of terminal values were then adjusted for Axiall’s net debt as of March 31, 2016, as determined from Axiall’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016 (determined by total debt and non-controlling interest, less cash and cash equivalents).

Based on the foregoing analysis, Barclays derived the following range of implied equity values per Axiall share as of March 31, 2016 based on estimated future cash flows contained in the Forecast, rounded to the nearest dollar, in each case as compared to the $33.00 per share merger consideration:

Forecast Scenario	Implied Per Share Value
Management Case A	$22 – 38
Management Case B	$25 – 41
Management Case C	$12 – 25

Barclays also derived the following range of implied equity values per Axiall share as of March 31, 2016 based on the estimated future cash flows contained in the Initial Forecast, using the same methodology, rounded to the nearest dollar, in each case as compared to the $33.00 per share merger consideration:

Forecast Scenario	Implied Per Share Value
Management Case A (Initial)	$29 – 48
Management Case B (Initial)	$32 – 51
Management Case C (Initial)	$20 – 35

Discounted Equity Value Analysis

In connection with the delivery of Morgan Stanley’s fairness opinion, Morgan Stanley also performed a discounted equity value analysis, which is designed to provide insight into a theoretical estimate of future implied value of a company’s common equity as a function of such company’s estimated future earnings and a theoretical range of trading multiples. The resulting estimated future implied value is subsequently discounted back to the present day at the company’s cost of equity in order to arrive at an illustrative estimate of the present value for the company’s theoretical future implied stock price.

For this analysis, Morgan Stanley calculated a theoretical future value range of implied share prices for Axiall as of December 31, 2019 and subsequently discounted such theoretical future value range to arrive at an illustrative present value range of implied share prices for Axiall as of March 31, 2016. To calculate the theoretical future implied aggregate value range, Morgan Stanley used Axiall’s estimated 2020 EBITDA, as reflected in the Forecast, and applied an NTM EBITDA multiple range of 6.0x to 7.0x, derived by Morgan Stanley using its experience and professional judgment. Morgan Stanley then adjusted the theoretical future implied aggregate value range by Axiall’s total debt, non-controlling interest and cash and cash equivalents based on the estimated consolidated balance sheet of Axiall as of December 31, 2019, as reflected in the Forecast. Morgan Stanley then calculated the estimated future dividends for the calendar years 2016 through 2019, as reflected in the Forecast. To calculate the present value range as of March 31, 2016, Morgan Stanley applied a cost of equity of 10.3%, in the case of estimated future share price, and 13.3%, in the case of estimated future dividends based on its experience and professional judgment.

Based on the foregoing analysis, Morgan Stanley derived the following range of implied equity values per Axiall share as of March 31, 2016 based on estimated future cash flows contained in the Forecast, in each case as compared to the $33.00 per share merger consideration:

Forecast Scenario	Implied Per Share Value
Management Case A	$27.46 – 33.43[1]
Management Case B	$28.95 – 34.90[1]
Management Case C	$20.86 – 26.13[1]

1.	Plus, at the high end of the range, $1.71 for the value of the Lotte Option.

Morgan Stanley observed the discounted equity analysis was an illustrative analysis only and not a prediction of future trading.

Barclays did not use a discounted equity value analysis for purposes of delivering its fairness opinion.

Selected Comparable Trading Analysis

The Axiall financial advisors reviewed certain financial information, valuation multiples and market trading data relating to Axiall and selected publicly traded companies that each Axiall financial advisor believed, based on its experience with companies in the chemicals industry, to be similar to Axiall’s current operations for purposes of this analysis. Financial data of the selected companies were based on McGraw Hill Financial Inc.’s S&P Capital IQ financial information and analysis, in the case of Morgan Stanley, and FactSet Research Systems, Inc. financial information and analysis, in the case of Barclays, and Wall Street research consensus estimates (the “Street Case”), public filings and other publicly available information. Financial data of Axiall was based on the Forecast and the Street Case, as indicated, and share data as provided to the Axiall financial advisors by Axiall management.

Morgan Stanley reviewed data, including AV as a multiple of estimated calendar years 2016 and 2017 EBITDA, of Axiall and each of the following two selected publicly traded companies in the chemicals industry (which we refer to as the Morgan Stanley-selected Axiall comparable companies), the operations of which Morgan Stanley deemed similar for purposes of this analysis, based on its professional judgment and experience, to Axiall:

•	Westlake Chemical Corporation

•	Olin Corporation

With respect to the Morgan Stanley-selected Axiall comparable companies, the information Morgan Stanley presented to Axiall’s Board included multiples of AV to estimated EBITDA for calendar years 2016 and 2017 (which we refer to as AV / 2016E EBITDA and AV / 2017E EBITDA, respectively).

Company	AV / 2016E EBITDA	AV / 2017E EBITDA
Westlake Chemical Corporation	5.5x	5.7x
Olin Corporation	7.8x	6.9x
Mean	6.7x	6.3x

Based on this analysis and its professional judgment, Morgan Stanley derived the reference ranges of financial multiples set forth in the table below and applied these ranges to estimated EBITDA in the Forecast for Axiall for calendar years 2016 and 2017 contained in Management Cases A, B, and C and in the Street Case, and to the average annual EBITDA of (a) actual EBITDA for Axiall for calendar years 2013 through 2015 and

(b) estimated EBITDA for Axiall for calendar years 2016 and 2017 contained in Management Case A, which is the middle case. Based on the number of outstanding Axiall shares on a fully-diluted basis and Axiall’s net debt, the analysis indicated the following implied per share reference ranges for Axiall shares, in each case as compared to the $33.00 per share merger consideration:

Ratio	Metric	Reference Range	Implied Per Share Value
Management Cases	AV / 2016E EBITDA	6.0x – 7.5x	$ 8.87 – 15.39
Street Case	AV / 2016E EBITDA	6.0x – 7.5x	$ 8.76 – 15.25
Management Case A	AV / 2017E EBITDA	5.75x – 6.75x	$21.13 – 27.79
Management Case B	AV / 2017E EBITDA	5.75x – 6.75x	$26.64 – 34.26
Management Case C	AV / 2017E EBITDA	5.75x – 6.75x	$14.67 – 20.22
Street Case	AV / 2017E EBITDA	5.75x – 6.75x	$13.45 – 18.79
Management Case A	AV / 2013 - 2017E EBITDA	5.5x – 6.5x	$16.74 – 22.92

Barclays reviewed data, including EV as a multiple of estimated calendar years 2016 and 2017 EBITDA, of Axiall and each of the following five selected publicly traded companies in the chemicals industry (which we refer to as the Barclays-selected Axiall comparable companies), the operations of which Barclays deemed similar for purposes of this analysis, based on its professional judgment and experience, to Axiall, labelling such companies as either Tier I or Tier II:

•	Westlake Chemical Corporation (Tier I)

•	Olin Corporation (Tier I)

•	Eastman Chemical Company (Tier II)

•	LyondellBasell Industries N.V. (Tier II)

•	Huntsman Corporation (Tier II)

With respect to the Barclays-selected Axiall comparable companies, the information Barclays presented to Axiall’s Board included multiples of EV to EBITDA for 2016 and 2017 (which we refer to as EV / 2016E EBITDA and EV / 2017E EBITDA, respectively:

Company	EV / 2016E EBITDA	EV / 2017E EBITDA
Westlake Chemical Corporation	5.5x	5.7x
Olin Corporation	7.8x	6.9x
Tier I Mean	6.7x	6.3x
Eastman Chemical Company	8.1x	7.7x
LyondellBasell Industries N.V.	6.0x	6.2x
Huntsman Corporation	7.3x	6.8x
Tier II Mean	7.1x	6.9x
Tier II Median	7.3x	6.8x
Total Mean	6.9x	6.7x
Total Median	7.3x	6.8x

Based on this analysis and its professional judgment, Barclays derived the reference ranges of financial multiples set forth in the table below and applied these ranges to estimated EBITDA for Axiall for calendar years 2016 and 2017 contained in Management Case A (as provided by Axiall management to Barclays in the Initial Forecast and the Forecast) and in the Street Case, and to the average annual EBITDA of (1) actual EBITDA for Axiall for calendar years 2013 through 2015 and (2) estimated EBITDA for Axiall for calendar years 2016 and 2017 contained in Management Case A. Based on the number of outstanding Axiall shares on a fully-diluted basis and Axiall’s net debt, the analysis indicated the following implied per share reference ranges for Axiall shares, rounded to the nearest dollar, in each case as compared to the $33.00 per share merger consideration:

Ratio	Metric	Reference Range	Implied Per Share Value
Management Case A	EV / 2016E EBITDA	6.0x – 7.5x	$ 9 – 15
Management Case A	EV / 2017E EBITDA	5.75x – 6.75x	$21 – 28
Management Case A (Initial)	EV / 2016E EBITDA	6.0x – 7.5x	$ 8 – 12
Management Case A (Initial)	EV / 2017E EBITDA	5.75x – 6.75x	$25 – 33
Street Case	EV / 2016E EBITDA	6.0x – 7.5x	$ 9 – 15
Street Case	EV / 2017E EBITDA	5.75x – 6.75x	$13 – 19
Management Case A	Mid-Cycle EV / 2013 - 2017E EBITDA	5.5x – 6.5x	$17 – 23

Precedent Transactions Analysis

The Axiall financial advisors performed a precedent transactions analysis, which is designed to imply a value of a company based on publicly available financial terms of selected transactions that involve companies in the chlor-alkali chemicals sector. In connection with its analysis, the Axiall financial advisors compared publicly available statistics for select transactions involving producers of chlor-alkali chemicals announced between October 2004 and October 2015, including whether chlor-alkali prices were at a peak, mid-cycle or at a trough in the business cycle at the time the transaction was announced.

For each transaction listed below, the Axiall financial advisors divided EV by the target company’s EBITDA for the 12-month period prior to the announcement of the transaction (referred to as “LTM EBITDA”).

Selected Chlor-Alkali Chemicals Company Transactions (Target / Acquiror)

Precedent Transactions	Cycle	EV/ LTM EBITDA
Pioneer Companies, Inc. / Olin Corporation	Peak	4.4x
Peak Mean		4.4x
Vinnolit GmbH & Co. KG / Westlake Chemical Corporation	Mid-cycle	6.0x
Commodity Chemicals Business (PPG Industries, Inc.) / Georgia Gulf Corporation	Mid-cycle	5.1x
K.A. Steel Chemicals Inc. / Olin Corporation	Mid-cycle	10.6x
Georgia Gulf Corporation / Westlake Chemical Corporation	Mid-cycle	8.0x
PVC and Chlor-Alkali Activities (Tessenderlo Chemie NV) / INEOS ChlorVinyls (Kerling plc)	Mid-cycle	5.3x
Sunbelt Chlor-Alkali Partnership / Olin Corporation	Mid-cycle	5.0x
Vulcan Materials Company / Occidental Chemical Corporation	Mid-cycle	5.4x
Mid-Cycle Mean		6.5x
Mid-Cycle Median		5.4x
Canexus Corporation / Superior Plus Corp.	Trough	8.5x
Chlorine Value Chain Business (Dow Chemical Company) / Olin Corporation	Trough	7.8x
Trough Mean		8.2x
Trough Median		8.2x
Total Mean		6.6x
Total Median		5.7x

Based on this analysis and their professional judgment, each of the Axiall financial advisors derived a reference range of EBITDA Multiples of 8.0x to 9.0x corresponding to a trough in the chlor-alkali business cycle and applied this range to Axiall’s LTM EBITDA as of March 31, 2016. Each of the Axiall financial advisors also derived a reference range of EBITDA Multiples of 6.0x to 8.0x corresponding to the mid-cycle of the chlor-alkali business cycle and applied this range to the average annual EBITDA of (1) actual EBITDA for Axiall for calendar years 2013 through 2015 and (2) estimated EBITDA for Axiall for calendar years 2016 and 2017 contained in Management Case A of the Forecast, which is the middle case.

Based on the number of outstanding Axiall shares on a fully diluted basis and Axiall’s net debt, the analysis indicated the following implied per share reference range for Axiall shares, rounded to the nearest dollar, in each case as compared to the $33.00 per share merger consideration:

Ratio	Reference Range	Implied Per Share Value
Trough EV / LTM EBITDA	8.0x – 9.0x	$17 – 22
Mid-Cycle EV to 2013 - 2017E EBITDA (Management Case A)	6.0x – 8.0x	$20 – 32

Other Analyses

The analyses and data described below were presented to Axiall’s Board for informational/reference purposes only and did not provide the basis for, and were not otherwise material to, the rendering of the Axiall financial advisors’ opinions.

Historical Trading Range Analysis

The Axiall financial advisors reviewed the historical unaffected trading range of Axiall shares for the 52-week period ended January 28, 2016, which was the last trading day prior to disclosure of Westlake’s unsolicited proposal. The Axiall financial advisors noted that, during such period, the maximum closing price for Axiall shares was $49 and the minimum closing price for Axiall shares was $9, each rounded to the nearest dollar, as compared to the $33.00 per share merger consideration.

The historical trading range was presented for reference purposes only, and was not relied upon for valuation purposes.

Analyst Price Targets

The Axiall financial advisors reviewed publicly available equity research analysts’ 12-month share price targets as of January 28, 2016, which was the last trading day prior to disclosure of Westlake’s unsolicited proposal, on an undiscounted basis for Axiall shares. The Axiall financial advisors noted that the price targets issued by those research analysts with publicly available price targets ranged from approximately $19 to $33 per Axiall share, as compared to the $33.00 per share merger consideration.

The analysts’ price targets were presented for reference purposes only, and were not relied upon for valuation purposes.

Outside-In Sum-of-the-Parts Analysis

Morgan Stanley performed an analysis of Axiall on an outside-in sum-of-the-parts basis by performing a separate selected comparable company analysis for the following four businesses of Axiall, in each case based upon market data as of June 8, 2016:

•	Chlorovinyls (excluding Compounding)

•	Compounding

•	Building Products

•	Corporate and Other

For purposes of this analysis, Morgan Stanley reviewed certain financial information for each of Axiall’s four business segments and financial information and public market multiples for the following publicly-traded (1) chlorovinyls companies: Olin Corporation and Westlake Chemical Corporation, (2) compounding companies: PolyOne Corporation and A. Schulman, Inc., and (3) building products companies: PGT, Inc., Ply Gem Holdings, Inc., Quanex Building Products Corporation and Trex Company, Inc. (collectively, the “Axiall selected segment companies”), which, in the exercise of its professional judgment, Morgan Stanley deemed to be relevant to its analysis. After deriving reference ranges of multiples and then ranges of implied equity value on an aggregate basis by subtracting net debt and non-current liabilities and adding cash, Morgan Stanley determined a range of implied equity values per share of $12.44 to $17.90 ($14.68 to $20.43 after taking into account the value of certain assets and options related to the Lotte joint venture), as compared to the $33.00 per share merger consideration.

Morgan Stanley presented the outside-in sum-of-the-parts analysis for reference purposes only and did not rely upon it for valuation purposes.

Barclays did not present an outside-in sum-of-the-parts analysis.

Taxable Equivalent Analysis

Morgan Stanley used the analysis described above under “—Precedent Transactions Analysis”, to derive the following implied per share reference range for Axiall shares as of March 31, 2016, based on hypothetical adjustments to the tax rate or the taxable equivalent value applied to the Commodity Chemicals Business (PPG Industries, Inc.) / Georgia Gulf Corporation and the Chlorine Value Chain Business (Dow Chemical Company) / Olin Corporation transactions which have the effect of increasing their effective multiples. When applying these increased multiples to the precedent transaction analysis, Morgan Stanley derived an increased reference range of EBITDA Multiples of 7.9x to 12.5x corresponding to a trough in the chlor-alkali business cycle and applied this range to Axiall’s LTM EBITDA as of March 31, 2016. Based on the number of outstanding Axiall shares on a fully-diluted basis and Axiall’s net debt, the analysis indicated the following implied per share reference range for Axiall shares, as compared to the $33.00 per share merger consideration:

Ratio	Reference Range	Implied Per Share Value
AV / LTM EBITDA	7.9x – 12.5x	$17.04 – 36.97

Morgan Stanley presented a taxable equivalent analysis for reference purposes only and did not rely upon it for valuation purposes.

Barclays did not present a taxable equivalent analysis.

Reference Discounted Cash Flow Analysis

For the information of Axiall’s Board, Morgan Stanley used the same analysis described above under “—Discounted Cash Flow Analysis” to derive the following range of implied equity values per Axiall share as of March 31, 2016 based on the estimated future cash flows contained in the Initial Forecast, as compared to the $33.00 per share merger consideration:

Forecast Scenario	Implied Per Share Value
Management Case A (Initial)	$31.90 – 49.65[1]
Management Case B (Initial)	$34.80 – 52.95[1]
Management Case C (Initial)	$21.51 – 36.20[1]

Note:

1.	Plus, at the high end of the range, $1.71 for the value of the Lotte Option.

Morgan Stanley provided the discounted cash flow analysis based on the Initial Forecast for reference purposes only and did not rely upon it for valuation purposes.

General

Axiall’s Board retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes.

Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Axiall’s Board selected Barclays because of its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally.

As compensation for its services relating to its engagement, Axiall has agreed to pay Morgan Stanley a fee of approximately $22.7 million in the aggregate, $2.5 million of which was payable upon Morgan Stanley’s engagement as financial advisor, $1 million of which was payable upon the rendering of its opinion and approximately $19.2 million of which is contingent upon the consummation of the merger, against which the fees paid to Morgan Stanley in connection with its engagement and opinion will be credited. Axiall has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, Axiall has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement. In the two years prior to the date of Morgan Stanley’s opinion, in addition to the current engagement, Morgan Stanley and its affiliates have provided financial advisory services for Axiall and have received aggregate fees of between $2 million and $3 million in connection with such services. Also in 2012, Morgan Stanley represented Westlake in its unsolicited proposal to acquire Axiall, and Axiall’s Board was aware of this at the time of its January 27, 2016 meeting to consider Westlake’s proposal that it acquire Axiall at a price of $20.00 per share. In the two years prior to the date of Morgan Stanley’s opinion, Morgan Stanley and its affiliates have provided financial advisory and financing services to Westlake and have received aggregate fees of between $1 million and $2 million in connection with such services. Morgan Stanley may also seek to provide financial advisory and/or financing services to Westlake and/or their respective affiliates on unrelated matters, subject to the terms of Morgan Stanley’s engagement letter with Axiall, in the future and expects to receive fees for the rendering of these services.

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Axiall, Westlake or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

Barclays is acting as financial advisor to Axiall in connection with the merger. As compensation for its services in connection with the merger, Axiall agreed to pay Barclays a fee of $250,000 upon Barclays’ engagement as financial advisor and $1 million upon the delivery of Barclays’ opinion. Axiall has also agreed to pay Barclays a fee estimated to be approximately $22.7 million upon consummation of the merger, against which the fees paid to Barclays in connection with its engagement and opinion will be credited. In addition, Axiall has agreed to reimburse Barclays’ reasonable expenses and indemnify Barclays for certain liabilities that may arise out of its engagement and the rendering of Barclay’s opinion. At the time of Barclay’s engagement in March 2016, Barclays informed Axiall management that, as part of Barclays’ ongoing investment banking coverage efforts in the chemicals industry, the Barclays coverage team (including some of the personnel working on the Axiall engagement) met on a regular basis with other chemicals industry participants, including Westlake, to discuss industry conditions and possible capital markets and potential strategic alternatives. These coverage efforts included a meeting with Westlake in October 2015 in which Barclays reviewed general industry and capital markets conditions affecting Westlake and its affiliate Westlake Chemical Partners L.P. (“Westlake MLP”) as well as a situation update on possible strategic alternatives with six potential counterparties, one of which was Axiall. Barclays’ discussion materials for the October 2015 meeting, which were based solely on publicly available information and did not include any of the financial valuation analyses described above in “The Merger—Opinions of Axiall’s Financial Advisors—Summary of Financial Analyses”, included a purchase price ratio analysis relating to Axiall at illustrative prices based on indicative premia ranging from 0% to 50% of Axiall’s then-current trading price (i.e. $19.24 to $28.86 per Axiall share), which did not constitute Barclays’ valuation of Axiall. Barclays did not seek to be and was not engaged by Westlake as a result of that meeting but has performed various investment banking and financial services for Axiall and Westlake or their respective affiliates in the past, and expects to perform such services in the future, and has received, and expects to receive, customary fees for such services. Specifically, in the two years prior to the date of Barclays’ opinion, Barclays has performed the following investment banking and financial services: (i) (a) having acted as lead bookrunner on the initial public offering of Westlake MLP in 2014 and (b) acting as lender in Westlake’s revolving credit facility, receiving aggregate fees from Westlake during such period of approximately $5.6 million and (ii) (a) having participated in high yield financing in connection with a Reverse Morris Trust related to Axiall (having previously served as advisor to Axiall) and (b) acting as lender in Axiall’s revolving credit facility, receiving aggregate fees from Axiall during such period of approximately $270,000.

Barclays and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of Axiall and Westlake and their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Prospective Financial Information

Although Axiall may periodically publish limited public guidance concerning its expected financial performance, Axiall does not, as a matter of course, publicly disclose detailed financial forecasts due, among other reasons, to the fact that Axiall is primarily a commodity manufacturer the results of operations of which are substantially affected by feedstock and product prices outside its control and the resultant unpredictability of the assumptions and estimates underlying such forecasts. However, as part of the internal forecasting and budgeting processes used to manage its businesses, Axiall management regularly prepares and updates internal financial forecasts for the current calendar year and periodically prepares and updates five year forecasts, as necessary for strategic planning purposes.

Management Forecasts

Internal management forecasts were used by Axiall’s Board and Barclays and Morgan Stanley in connection with their review of Westlake’s January 29, 2016 proposal, Axiall’s strategic assessment process described above under “The Merger—Background of the Merger” and their review of the merger. Following the receipt of Westlake’s unsolicited proposal, Axiall management updated its internal forecasts for 2016 and the five-year period beginning with 2016, which updated internal forecasts we refer to as the “Initial Forecast”, as prepared in late 2015 and finalized in early February 2016, to reflect Axiall’s results of operations for full year 2015 along with the changes in the third-party estimates used by Axiall management in developing its earlier internal forecast. Axiall management updated the Initial Forecast in June 2016 to reflect additional changes in the third-party estimates used by Axiall management in developing the Initial Forecast earlier in 2016 of key feedstock and product prices (caustic soda, chlorine, ethylene and natural gas) over the forecast period, as well as improvements in Axiall’s results of operations and reductions in ongoing selling, general and administrative costs between January and May 2016 and the sale of the windows and doors business, which collectively had a net adverse impact in the aggregate on the Initial Forecast. The updated forecast, which we refer to as the “Forecast”, was prepared using the same forecast methodologies and third-party sources for feedstock and product prices estimates as were used in the preparation of the Initial Forecast. We refer to the Initial Forecast and Forecast collectively as the “Management Forecasts”.

The Management Forecasts each presented three alternative management cases due to the commodity nature of Axiall’s business and expected volatility of key inputs, which we refer to as Management Case A, Management Case B and Management Case C. Each case represents alternative forecasts of Axiall’s stand-alone financial performance for each of the years 2016, 2017, 2018, 2019 and 2020. Axiall management prepared the Management Forecasts reflected in each of Management Case A, Management Case B and Management Case C in a manner consistent with the methodologies historically used by Axiall for its internal forecasting and budgeting purposes, but under alternative assumptions relating to market conditions that were based on management’s experience and review of historical trends on key feedstock and product prices and potential movements in such prices. Management Case A reflected baseline assumptions with respect to macroeconomic conditions and operational execution. Management Case B reflected more optimistic assumptions than Management Case A, with average caustic soda prices 5% higher and polyvinyl chloride margins 3% higher than the assumptions underlying Management Case A. Management Case C reflected less optimistic assumptions of market conditions beyond 2016, with average caustic soda prices 7% lower and polyvinyl chloride margins 10-11% lower than the assumptions underlying Management Case A.

Strategic Alternative Forecast

As part of the process to assess potential strategic alternatives undertaken by Axiall’s Board in February and March 2016, Axiall management presented a forecast based on third-party data to Westlake, Company A and Company B, which we refer to as the “Strategic Alternative Forecast”. In order to protect Axiall’s confidential and competitively sensitive pricing information, the Management Forecasts were not provided to Westlake or any other third parties in connection with Axiall’s process to assess potential strategic alternatives. Instead, the Strategic Alternative Forecast used Axiall’s baseline operating model for expected production volumes and cost structure, but included inputs from a third-party consultant engaged by Axiall to (1) source publicly available third-party pricing data for key feedstock and product prices (caustic soda, chlorine, ethylene and natural gas) and (2) adjust the third-party data to estimate realized prices. The Strategic Alternative Forecast included five-year projections for revenue and Adjusted EBITDA based on these pricing inputs prepared by the third-party consultant without guidance from Axiall management. Accordingly, the Strategic Alternative Forecast does not include Axiall management’s views on key feedstock and product prices (caustic soda, chlorine, ethylene and natural gas) and was not considered by Axiall’s Board in evaluating the merger or by Axiall’s financial advisors in their respective financial analyses. We refer to the Management Forecasts and the Strategic Alternative Forecast collectively as the “prospective financial information”.

Summaries of the prospective financial information are provided below. The prospective financial information reflects numerous judgments, estimates and assumptions with respect to industry performance, general business, economic, market and financial conditions and other future events, as well as matters specific to Axiall’s business, all of which are inherently uncertain, difficult to predict and many of which are beyond Axiall’s control. These assumptions included assumptions about the cost of feedstocks and energy, product sales prices, operating rates, sales volumes, sales mix, the cost of transportation and logistics, and the impact of cost reduction activities. Axiall management believes the Management Forecasts were prepared on a reasonable basis and reflected the best then-currently available estimates and judgments of Axiall management at the time that the forecasts were prepared. The prospective financial information is subjective in many respects and is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the prospective financial information constitutes forward-looking information and is subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted, including the various risks set forth in Axiall’s periodic reports. For additional information regarding these risks, please see the section of this proxy statement entitled “Cautionary Note Regarding Forward-Looking Statements”. There can be no assurance that the forecasted results will be realized or that actual results will not be significantly higher or lower than forecasted. The prospective financial information should not be considered a reliable predictor of future results and should not be relied upon as such. The prospective financial information covers multiple years and such information by its nature becomes less predictive with each successive year.

The prospective financial information was based upon various assumptions which relate only to the periods presented and should not be relied upon for any other purpose. The prospective financial information was prepared on a stand-alone basis and does not take into account any circumstances or events occurring after the date it was prepared, including the announcement of the merger, any changes to Axiall’s operations or strategy that may be implemented after the completion of the merger, as well as any potential synergies as a result of the merger or any costs that may arise in connection with the merger. The prospective financial information does not take into account a potential sale of Axiall’s building products business or the effect of any failure to occur of the proposed merger and should not be viewed as accurate or continuing in that context.

The prospective financial information was not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. All of the prospective financial information (excluding inputs from Axiall’s third-party consultant regarding key feedstock and product prices (caustic soda, chlorine, ethylene and natural gas) prepared for use in the Strategic Alternative Forecast, which were prepared by the consultant without guidance from Axiall management as to such inputs) was prepared by Axiall management. In addition, the prospective financial information is unaudited and neither Axiall’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the prospective financial information. Readers of this document are urged not to place undue reliance on the unaudited prospective financial information set forth below.

The inclusion of the prospective financial information herein is not deemed an admission or representation by Axiall or any other person that it considered, or now considers, the prospective financial information as material information or necessarily predictive of actual future results or events, and the prospective financial information should not be relied upon as such. The prospective financial information is not included in this proxy statement in order to influence any Axiall shareholder with respect to the approval of the proposal to adopt the merger agreement, including whether or not to seek appraisal rights with respect to Axiall’s shares, but because the prospective financial information was provided to Axiall’s Board, Barclays and Morgan Stanley. AXIALL DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE PROSPECTIVE FINANCIAL INFORMATION INCLUDED IN THIS PROXY STATEMENT TO REFLECT CIRCUMSTANCES EXISTING SINCE ITS PREPARATION OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE UNDERLYING ASSUMPTIONS ARE SHOWN TO BE IN ERROR, OR TO REFLECT CHANGES IN GENERAL ECONOMIC OR INDUSTRY CONDITIONS.

Management Forecast Summaries

Subject to the foregoing qualifications, the following is a summary of the Initial Forecast.

The Initial Forecast ($ in millions)

YEAR	2016E	2017E	2018E	2019E	2020E
Revenue
Management Case A	$3,402	$3,804	$4,013	$4,241	$4,329
Management Case B	3,402	3,872	4,125	4,318	4,328
Management Case C	3,402	3,731	3,861	4,081	4,264
Adjusted EBITDA(1)
Management Case A	$300	$532	$584	$679	$731
Management Case B	300	601	703	762	730
Management Case C	300	452	418	505	655
EPS
Management Case A	(0.26)	2.14	2.59	3.33	3.78
Management Case B	(0.26)	2.78	3.69	4.09	3.77
Management Case C	(0.26)	1.38	1.05	1.72	3.08

In June 2016, Axiall management updated the Initial Forecast to reflect the net adverse impact in the aggregate of changes since January 2016 in third-party estimates of key feedstock and product prices (caustic soda, chlorine, ethylene and natural gas) over the forecast period, as well as the stronger than expected results in Axiall’s building products business than management had forecasted when the Initial Forecast was prepared (which were estimated to increase the profitability of that business by approximately $21 million in 2016 and approximately $10 million in total in 2019 and 2020), lower selling, general and administrative costs in the chemicals segment of approximately $14 million in each year in the forecast period and the sale of the windows and doors business, the effects of which are shown in the table below. The following is a summary of the Forecast as prepared in early June 2016.

The Forecast ($ in millions)

YEAR	2016E	2017E	2018E	2019E	2020E
Revenue
Management Case A	$3,132	$3,463	$3,757	$3,944	$4,014
Management Case B	3,132	3,531	3,871	4,021	4,012
Management Case C	3,132	3,390	3,604	3,783	3,948
Adjusted EBITDA(1)
Management Case A	$314	$481	$561	$641	$644
Management Case B	314	551	682	724	643
Management Case C	314	400	394	466	568
Unlevered Free Cash Flow(2)
Management Case A	10	46	151	224	308
Management Case B	10	85	225	283	316
Management Case C	10	1	49	111	248
EPS
Management Case A	(0.35)	1.79	2.50	3.09	3.12
Management Case B	(0.35)	2.43	3.62	3.87	3.11
Management Case C	(0.35)	1.02	0.94	1.49	2.41

(1)	Adjusted EBITDA as presented in the prospective financial information included herein is calculated by excluding the following items from income from operations: restructuring and certain other charges, if any, related to discontinued operations; financial restructuring and business improvement initiatives; gains or losses on sales of certain assets; debt refinancing costs; certain acquisition accounting and non-income tax reserve adjustments; certain professional fees associated with various potential and completed mergers and acquisitions, divestitures, joint ventures and other transactions; costs to attain synergies related to the integration of the chlor-alkali and derivatives business acquired from PPG Industries, Inc. in 2013; costs associated with Axiall’s exploration of strategic alternatives; impairment charges for goodwill, intangible assets, and other long-lived assets; certain pension and other post-retirement plan curtailment gains and settlement losses and interest expense related to Axiall’s lease-financing transaction. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to net earnings, operating earnings, cash flow provided by operating activities or other income or cash flow data prepared in accordance with GAAP. However, Axiall’s management believes that Adjusted EBITDA may provide additional information with respect to Axiall’s performance or ability to meet its future debt service, capital expenditures and working capital requirements. A reconciliation of net income to Adjusted EBITDA for each period presented is set forth below:

Adjusted EBITDA Reconciliation for the Initial Forecast ($ in millions)
Management Case A
YEAR	2016E	2017E	2018E	2019E	2020E
Net Income	$(18)	$152	$186	$241	$275
Other	3	(3)	(3)	(2)	(3)
Income Taxes	(22)	73	89	115	131
Depreciation and Amortization	242	234	237	248	250
Interest Expense, net	78	78	78	78	78
Fees Associated with Unsolicited Offer and Strategic Review	0	0	0	0	0
Integration Related Costs & Other, Net	8	0	0	0	0
Restructuring and Divestiture	10	(2)	(3)	0	0
Adjusted EBITDA	$300	$532	$584	$679	$731

Management Case B
YEAR	2016E	2017E	2018E	2019E	2020E
Net Income	$(18)	$197	$265	$296	$275
Other	3	(1)	(1)	(1)	(3)
Income Taxes	(22)	95	127	141	131
Depreciation and Amortization	242	234	237	248	250
Interest Expense, net	78	78	78	78	78
Fees Associated with Unsolicited Offer and Strategic Review	0	0	0	0	0
Integration Related Costs & Other, Net	8	0	0	0	0
Restructuring and Divestiture	10	(2)	(3)	0	0
Adjusted EBITDA	$300	$601	$703	$762	$730

Management Case C
YEAR	2016E	2017E	2018E	2019E	2020E
Net Income	$(18)	$98	$75	$125	$224
Other	3	(4)	(5)	(5)	(4)
Income Taxes	(22)	47	36	59	107
Depreciation and Amortization	242	234	237	248	250
Interest Expense, net	78	78	78	78	78
Fees Associated with Unsolicited Offer and Strategic Review	0	0	0	0	0
Integration Related Costs & Other, Net	8	0	0	0	0
Restructuring and Divestiture	10	(2)	(3)	0	0
Adjusted EBITDA	$300	$452	$418	$505	$655

Adjusted EBITDA Reconciliation for the Forecast ($ in millions)
Management Case A
YEAR	2016E	2017E	2018E	2019E	2020E
Net Income	$(25)	$127	$179	$224	$227
Other	0	(3)	(3)	(4)	(5)
Income Taxes	(36)	61	86	106	107
Depreciation and Amortization	232	220	224	236	237
Interest Expense, net	78	78	78	78	78
Fees Associated with Unsolicited Offer and Strategic Review	6	0	0	0	0
Integration Related Costs & Other, Net	8	0	0	0	0
Restructuring and Divestiture	50	(2)	(3)	0	0
Adjusted EBITDA	$314	$481	$561	$641	$644
Management Case B
YEAR	2016E	2017E	2018E	2019E	2020E
Net Income	$(25)	$172	$259	$279	$226
Other	0	(2)	(1)	(2)	(5)
Income Taxes	(36)	83	124	133	107
Depreciation and Amortization	232	220	224	236	237
Interest Expense, net	78	78	78	78	78
Fees Associated with Unsolicited Offer and Strategic Review	6	0	0	0	0
Integration Related Costs & Other, Net	8	0	0	0	0
Restructuring and Divestiture	50	(2)	(3)	0	0
Adjusted EBITDA	$314	$551	$682	$724	$643

Management Case C
YEAR	2016E	2017E	2018E	2019E	2020E
Net Income	$(25)	$73	$68	$108	$176
Other	0	(4)	(5)	(6)	(6)
Income Taxes	(36)	35	32	51	83
Depreciation and Amortization	232	220	224	236	237
Interest Expense, net	78	78	78	78	78
Fees Associated with Unsolicited Offer and Strategic Review	6	0	0	0	0
Integration Related Costs & Other, Net	8	0	0	0	0
Restructuring and Divestiture	50	(2)	(3)	0	0
Adjusted EBITDA	$314	$400	$394	$466	$568

(2)	Unlevered free cash flows as presented in the prospective financial information included herein is defined as adjusted earnings before interest and taxes, less taxes, plus depreciation and amortization, less increases in net working capital, less capital expenditures, less the difference between permanent and temporary book taxes, less pension contributions, less integration and restructuring costs and other adjustments, less the minority stake in Taiwan Chlorine Industries, Ltd. and other expenses related to the OMERS lease, differences in the timing and level of accruing and paying employee bonuses and the Lotte cracker repayment. A reconciliation of Adjusted EBITDA to unlevered free cash flows for the period presented is set forth below:

Unlevered Free Cash Reconciliation for the Forecast ($ in millions)

Management Case A
YEAR	2016E	2017E	2018E	2019E	2020E
Adjusted EBITDA	$314	$481	$561	$641	$644
Less: Depreciation and Amortization	(232)	(220)	(224)	(236)	(237)
Adjusted EBIT	$81	$261	$337	$404	$407
Less: Taxes	(26)	(84)	(108)	(129)	(130)
Unlevered Net Income	$55	$178	$229	$275	$277
Plus: Depreciation and Amortization	232	220	224	236	237
Less: Changes in Working Capital	27	(39)	(36)	(22)	(9)
Less: Capital Expenditures	(213)	(259)	(231)	(260)	(165)
Less: Permanent & Temporary Book/Tax Differences	(21)	(13)	(10)	13	(19)
Less: Pension Funding	(34)	(34)	(19)	(32)	(32)
Less: Integration/Restructuring	(49)	(6)	(6)	0	0
Less: TCI Minority Stake	(7)	(7)	(7)	(7)	(7)
Less: Other	23	6	6	21	25
Unlevered Free Cash Flows	$10 (a)	$46	$151	$224	$308
Management Case B
YEAR	2016E	2017E	2018E	2019E	2020E
Adjusted EBITDA	$314	$551	$682	$724	$643
Less: Depreciation and Amortization	(232)	(220)	(224)	(236)	(237)
Adjusted EBIT	$81	$330	$458	$488	$406
Less: Taxes	(26)	(106)	(146)	(156)	(130)
Unlevered Net Income	$55	$225	$311	$332	$276
Plus: Depreciation and Amortization	232	220	224	236	237
Less: Changes in Working Capital	27	(46)	(40)	(18)	(0)
Less: Capital Expenditures	(213)	(259)	(231)	(260)	(165)
Less: Permanent & Temporary Book/Tax Differences	(21)	(14)	(13)	11	(19)
Less: Pension Funding	(34)	(34)	(19)	(32)	(32)
Less: Integration/Restructuring	(49)	(6)	(6)	0	0
Less: TCI Minority Stake	(7)	(7)	(7)	(7)	(7)
Less: Other	23	6	6	21	25
Unlevered Free Cash Flows	$10 (a)	$85	$225	$283	$316

Management Case C
YEAR	2016E	2017E	2018E	2019E	2020E
Adjusted EBITDA	$314	$400	$394	$466	$568
Less: Depreciation and Amortization	(232)	(220)	(224)	(236)	(237)
Adjusted EBIT	$81	$180	$170	$230	$331
Less: Taxes	(26)	(58)	(54)	(74)	(106)
Unlevered Net Income	$55	$122	$116	$156	$225
Plus: Depreciation and Amortization	232	220	224	236	237
Less: Changes in Working Capital	27	(31)	(27)	(21)	(19)
Less: Capital Expenditures	(213)	(259)	(231)	(260)	(165)
Less: Permanent & Temporary Book/Tax Differences	(21)	(11)	(6)	17	(17)
Less: Pension Funding	(34)	(34)	(19)	(32)	(32)
Less: Integration/Restructuring	(49)	(6)	(6)	0	0
Less: TCI Minority Stake	(7)	(7)	(7)	(7)	(7)
Less: Other	23	6	6	21	25
Unlevered Free Cash Flows	$10 (a)	$1	$49	$111	$248

(a)	2016E unlevered free cash flow represents 75% of 2016E projected free cash flow.

Strategic Alternative Forecast Summary

Subject to the foregoing qualifications, the following is a summary of the Strategic Alternative Forecast.

Strategic Alternative Forecast ($ in millions)

YEAR	2016E	2017E	2018E	2019E	2020E
Revenue	$3,374	$3,669	$4,050	$4,346	$4,381
Adjusted EBITDA(1)	$317	$486	$698	$961	$944

(1)	See footnote (1) above in the Management Forecast Summaries for the calculation of Adjusted EBITDA. A reconciliation of net income to Adjusted EBITDA for each period presented is set forth below:

Adjusted EBITDA Reconciliation for Strategic Alternative Forecast ($ in millions)

YEAR	2016E	2017E	2018E	2019E	2020E
Net Income	$(13)	$120	$260	$428	$416
Other	3	(2)	1	3	2
Income Taxes	(11)	58	126	206	200
Depreciation and Amortization	242	234	235	247	248
Interest Expense, net	78	78	78	78	78
Integration Related Costs & Other, Net	8	0	0	0	0
Restructuring and Divestiture	10	(2)	(3)	0	0
Adjusted EBITDA	$317	$486	$698	$961	$944

Certain Effects of the Merger

If the proposal to adopt the merger agreement receives the affirmative vote of the holders of a majority of outstanding Axiall shares entitled to vote at the special meeting, and the other conditions to the closing are either satisfied or (if permissible under applicable law) waived, Merger Sub will be merged with and into Axiall upon the terms set forth in the merger agreement. As the surviving corporation in the merger, Axiall will continue to exist following the merger as a wholly owned subsidiary of Westlake.

Following the merger, all of Axiall’s equity interests will be beneficially owned by Westlake and none of Axiall’s current shareholders will, by virtue of the merger, have any ownership interest in, or be a shareholder of,

Axiall, the surviving corporation or Westlake. As a result, Axiall’s current shareholders will no longer benefit from any increase in the value, nor will they bear the risk of any decrease in the value, of Axiall shares. Following the merger, Westlake will benefit from any increase in Axiall’s value and also will bear the risk of any decrease in Axiall’s value.

At the effective time, each Axiall share issued and outstanding immediately prior to the effective time, other than shares owned by Westlake or a subsidiary of Westlake, shares owned by Axiall as treasury stock and shares owned by shareholders who have properly demanded appraisal rights under the DGCL and not withdrawn such demand, will be converted into the right to receive the merger consideration, without interest and subject to any applicable withholding taxes, and all Axiall shares so converted will, at the effective time, be canceled. Please see the section of this proxy statement entitled “The Merger Agreement—Merger Consideration and Conversion of Axiall Shares” beginning on page 69.

For information regarding the effects of the merger on Axiall’s outstanding equity awards, please see the section below entitled “—Interests of Axiall’s Directors and Executive Officers in the Merger” beginning on page 55 and the section of this proxy statement entitled “The Merger Agreement—Treatment of Equity Awards” beginning on page 71.

Axiall shares are currently registered under the Exchange Act and trade on the NYSE under the symbol “AXLL”. Following the consummation of the merger, Axiall shares will no longer be traded on the NYSE or any other public market. In addition, the registration of Axiall shares under the Exchange Act will be terminated and Axiall will no longer be required to file periodic and other reports with the SEC with respect to Axiall shares. Termination of registration of Axiall shares under the Exchange Act will reduce the information required to be furnished by Axiall to Axiall’s shareholders and the SEC, and would make provisions of the Exchange Act, such as the requirement to file annual and quarterly reports pursuant to Section 13(a) or 15(d) of the Exchange Act, the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement to furnish a proxy statement in connection with shareholders’ meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to Axiall.

Effects on Axiall if Merger is Not Completed

In the event that the proposal to adopt the merger agreement does not receive the required approval from Axiall’s shareholders, or if the merger is not completed for any other reason, Axiall’s shareholders will not receive any payment for their Axiall shares in connection with the merger. Instead, Axiall will remain an independent public company, Axiall shares will continue to be listed and traded on the NYSE, Axiall shares will continue to be registered under the Exchange Act and Axiall’s shareholders will continue to own their Axiall shares and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of Axiall shares.

If the merger is not completed, there is no assurance as to the effect of these risks and opportunities on the future value of your Axiall shares, including the risk that the market price of Axiall shares may decline if the current market price of Axiall’s stock reflects a market assumption that the merger will be completed. If the merger is not completed, there is no assurance that any other transaction acceptable to Axiall will be offered or that the business, operations, financial condition, earnings or prospects of Axiall will not be adversely impacted. Pursuant to the merger agreement, under certain circumstances Axiall is permitted to terminate the merger agreement in order to enter into an alternative transaction. Please see the section of this proxy statement entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 83.

Under certain circumstances, if the merger agreement is terminated, Axiall may be obligated to pay to Westlake a termination fee. Please see the section of this proxy statement entitled “The Merger Agreement—Termination Fee” beginning on page 84.

Financing of the Merger

There is no financing condition to the merger. In connection with the execution of the merger agreement, Westlake entered into the commitment letter with Deutsche Bank and Goldman Sachs, pursuant to which

Deutsche Bank and Goldman Sachs have committed to provide debt financing for the merger consisting of a $1.765 billion senior unsecured bridge loan facility. The obligation of Deutsche Bank and Goldman Sachs to provide this debt financing is subject to a number of conditions, including execution and delivery of certain definitive documentation. The terms of the debt financing, including any conditions thereto and covenants thereunder, will be set out in various definitive documentation to be entered into by the respective parties.

Interests of Axiall’s Directors and Executive Officers in the Merger

In considering the recommendations of Axiall’s Board with respect to the merger, Axiall’s shareholders should be aware that the directors and executive officers of Axiall have certain interests, including financial interests, in the merger that may be different from, or in addition to, the interests of Axiall’s shareholders generally and that may create potential conflicts of interest. Axiall’s Board was aware of these interests and considered them, among other matters, in approving the merger agreement, and in making its recommendation that Axiall’s shareholders adopt the merger agreement. In addition to the rights described in this section, the executive officers of Axiall may be eligible to receive some or all of the generally applicable benefits described below under “The Merger Agreement—Employee Matters” beginning on page 81.

Set forth below are descriptions of the interests of our non-employee directors (William L. Mansfield, T. Kevin DeNicola, Patrick J. Fleming, Robert M. Gervis, Dr. Victoria Haynes, Michael H. McGarry, Mark L. Noetzel, and David N. Weinstein), our named executive officers (Timothy Mann, Jr., Gregory C. Thompson, William H. Doherty, Simon Bates, Sharon G. Piciacchio, Paul D. Carrico, Joseph C. Breunig and Mark J. Orcutt), and our other executive officers as a group, including interests in equity or equity-based awards, change in control severance arrangements and other compensation and benefit arrangements. Messrs. Carrico, Breunig and Orcutt and Ms. Piciacchio ceased employment with Axiall in 2015, and, other than with respect to certain equity awards and the funding into grantor trusts or distribution of account balances in certain deferred compensation plans as further described below, they do not have interests in the merger (except those that they otherwise may have as holders of Axiall shares or participants in deferred compensation plans), or any rights to compensation that are based on or otherwise related to the merger.

The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement, and some of these assumptions are based on information that is currently available but may change. The dates used in the discussions below to quantify certain of these interests have been selected for illustrative purposes only. They do not necessarily reflect the dates on which certain events will occur. As a result, the actual amounts, if any, to be received by a non-employee director or an executive officer may differ in material respects from the amounts set forth below.

For the purposes of the plans and agreements described below, to the extent applicable, the completion of the merger will constitute a change of control, change in control or term of similar meaning.

Treatment of Equity Awards

Stock Options

The merger agreement provides that, at the effective time, any outstanding and unexercised Axiall stock options, whether or not vested, will be converted into the right to receive a cash payment equal to the product of the total number of Axiall shares then subject to the stock option multiplied by the excess, if any, of the merger consideration over the per share exercise prices of such stock options, subject to applicable withholding taxes. Any stock option with a per share exercise price equal to or greater than $33.00 will be canceled at the effective time for no consideration.

The following table summarizes the outstanding options held by each of our non-employee directors and named executive officers, and our other executive officers as a group, in each case held as of June 30, 2016, and an approximation of the consideration that each of them may become entitled to receive in connection with the payments described above in respect of their stock options, assuming the stock options remain outstanding through the effective time and assuming solely for this purpose that the effective time occurred on June 30, 2016. The amounts do not include any stock options for which the exercise price is greater than the per share merger consideration. In addition, the amounts reflected below do not attempt to forecast any additional equity award vesting, grants, issuances or forfeitures that may occur prior to the closing.

Named Executive Officers	No. of Shares Underlying Options	Exercise Price of Options ($)	Resulting Consideration ($)
Timothy Mann, Jr.	—	—	—
Gregory C. Thompson	5,060	21.25	59,455
William H. Doherty	—	—	—
Simon Bates	1,400	28.75	5,950
Sharon G. Piciacchio	—	—	—
Paul D. Carrico	—	—	—
Joseph C. Breunig	—	—	—
Mark J. Orcutt	4,554	21.25	53,510

All Other Executive Officers as a Group:	—	—	—
Non-Employee Directors
William L. Mansfield	—	—	—
T. Kevin DeNicola	—	—	—
Patrick J. Fleming	360	21.25	4,230
Robert M. Gervis	—	—	—
Dr. Victoria Haynes	—	—	—
Michael H. McGarry	—	—	—
Mark L. Noetzel	—	—	—
David N. Weinstein	—	—	—

Restricted Stock Units

Any outstanding equity-based awards (other than Axiall stock options) under any Axiall equity compensation plans entitling the holder thereof to Axiall shares or cash equal to or based on the value of shares of common stock will be assumed by Westlake and converted into RSUs in respect of Westlake common stock, with the total number of shares of Westlake common stock underlying each such RSU award determined by multiplying the number of Axiall shares underlying the Axiall award (in the case of Axiall awards subject to performance-based vesting conditions, such number to be determined in accordance with the applicable Axiall stock plan and related award or other applicable document) immediately prior to the effective time by an exchange ratio set forth in the merger agreement and rounded to the nearest whole share. The converted RSUs will generally have substantially the same terms and conditions as the Axiall awards to which they relate (including with respect to dividend equivalent rights, if any, although Westlake expects that, consistent with past practice, dividends following the effective date would be paid on a current basis rather than deferred until settlement of the related award), except that upon settlement the award holder would receive (in cash or shares of Westlake common stock as determined by Westlake in accordance with the applicable award agreement and less applicable withholding taxes) the greater of (1) the value of the merger consideration with respect to the Axiall shares related to the award prior to the effective time and (2) the value of the Westlake common stock underlying the converted RSU award, plus any unpaid accumulated dividend equivalents.

Axiall equity-based awards held by Axiall’s executive officers that are assumed by Westlake pursuant to the merger agreement and converted into Westlake RSUs will vest on a “double-trigger” basis in the event that, following the effective time, the holder experiences a qualifying termination of employment (generally a termination by Axiall without “cause”, by the holder for “good reason”, or in the case of certain performance-based awards, in the case of death, “permanent disability”, or “retirement” eligibility). “Cause”, “good reason”,

“permanent disability” and “retire” each have the meaning ascribed to such term in the applicable equity award agreement. Axiall equity-based awards held by Axiall’s non-employee directors that are assumed by Westlake and converted into Westlake RSUs will vest immediately upon the effective time.

The following table shows, for each Axiall director, each named executive officer, and the other executive officers as a group, as applicable: (1) the number of Axiall shares subject to the unvested RSUs held by such individual and (2) the value of such awards. For total shareholder return (TSR) performance-based RSUs, this table assumes achievement of the following performance levels: 0% for 2014 grants, 0% for 2015 grants and 200% for 2016 grants, and for 2016 EBITDA performance-based RSUs, this table assumes the performance goal is achieved for the grant. In all cases, the aggregate number of unvested RSUs reflects this expected performance. The values in the table below have been determined using a share price of $33.00, which is the amount of the merger consideration, and are based on applicable holdings as of June 30, 2016, without regard to any grants that may be made after such date. Pursuant to the merger agreement, the value ultimately realized on vesting would be the greater of (1) the value of the merger consideration with respect to the Axiall shares related to the original Axiall equity award prior to the effective time and (2) the value of the Westlake common stock underlying the converted RSU award, plus any unpaid accumulated dividend equivalents.

Named Executive Officers	Aggregate Number of Unvested RSUs	Value of RSUs ($)	Aggregate Amount of Accrued Dividend Equivalents ($)	Total ($)
Timothy Mann, Jr.	574,213	18,949,029	97,475	19,046,504
Gregory C. Thompson	146,915	4,848,195	31,203	4,879,398
William H. Doherty	120,128	3,964,224	23,360	3,987,584
Simon Bates	46,345	1,529,385	13,256	1,542,641
Sharon G. Piciacchio	—	—	—	—
Paul D. Carrico	—	—	—	—
Joseph C. Breunig	—	—	—	—
Mark J. Orcutt	—	—	—	—

All Other Executive Officers as a Group:	187,048	6,172,584	36,140	6,208,724
Non-Employee Directors
William L. Mansfield	3,474	114,642	—	114,642
T. Kevin DeNicola	3,474	114,642	—	114,642
Patrick J. Fleming	3,474	114,642	—	114,642
Robert M. Gervis	3,474	114,642	—	114,642
Dr. Victoria Haynes	3,474	114,642	—	114,642
Michael H. McGarry	3,474	114,642	—	114,642
Mark L. Noetzel	3,474	114,642	—	114,642
David N. Weinstein	3,474	114,642	—	114,642

Certain of these awards are subject to forfeiture or recoupment by Axiall if the participant breaches the confidentiality, non-solicitation or non-competition restrictive covenants in the award agreements governing the awards. For more information regarding the treatment of Axiall’s equity awards, including the equity awards held by Axiall’s directors and executive officers, please see the section of this proxy statement entitled “The Merger Agreement—Treatment of Equity Awards” beginning on page 71.

Change of Control Severance Plan

The change of control plan provides for certain benefits to our executive officers, including each of the named executive officers (other than Mr. Bates), in the event the executive’s employment is terminated in connection with a “change of control” (as defined in the change of control plan). Under the change of control plan, if a participating executive officer experiences an “involuntary termination” or resigns for “good reason”

(in each case, as defined in the change of control plan) within 24 months following the merger, and complies with all of the other terms and conditions of the change of control plan, he or she will be eligible to receive:

•	severance pay equal to the executive officer’s annual base salary plus the current year annual non-equity incentive target payout opportunity multiplied by two in the case of the chief executive officer and 1.5 in the case of the other participating executive officers;

•	a pro-rata portion of the executive officer’s target bonus opportunity for the fiscal year in which the termination date occurs;

•	accrued but unused vacation pay; and

•	continued life insurance, medical, dental and vision benefits and continued disability insurance premiums until the earlier of: (1) the day upon which the executive officer begins new employment and is eligible for such welfare benefits; or (2) (A) the second anniversary of the termination date in the case of the chief executive officer or (B) 18 months after the termination date in the case of the other participating executive officers.

In order for a participating executive officer to receive payments under the change of control plan, he or she must execute a separation agreement and general release in the form as provided under the change of control plan. Any participant who breaches the separation agreement or engages in certain conduct, including competition with Axiall, solicitation of our employees or disclosure of confidential information, will no longer be entitled to benefits and must repay any benefits previously paid to him or her.

The change of control plan originally provided excise tax gross-up protection for executive officers if the value of the severance and other benefits under the change of control plan described above exceeded 120 percent of such an executive officer’s “safe harbor” amount. In the event that the value of the severance and other benefits exceeds an executive officer’s “safe harbor” amount but is below 120 percent of such amount, the cash severance of such executive officer would be reduced or cut back to eliminate any loss of deduction for Axiall and any imposition of excise tax pursuant to Section 280G of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”. However, the change of control plan was amended in May 2011 to eliminate the excise tax gross-up benefit provided to executive officers under the change of control plan with respect to any person who becomes an executive officer on or after May 16, 2011 (including both persons who are newly hired by Axiall as executive officers and persons who are promoted within Axiall from non-executive officer positions to executive officer positions on or after that date). Mr. Thompson is the only executive officer that was an executive officer prior to 2011 and, accordingly, he is the only current executive officer eligible for a tax gross-up under the change of control plan. The change of control plan was again amended in March 2016 to further revise the cutback provision regarding Section 280G of Code to provide that payments to the participants will be reduced or cut back to eliminate any loss of deduction for Axiall and any imposition of excise tax pursuant to Section 280G of the Code only if the applicable executive officer were to be placed in a better after-tax position being cut back than if no reduction applied and the executive officer were required to pay the excise tax.

Bates Letter Agreement

Under the Bates agreement, if Mr. Bates remains employed by Axiall through the earlier of (a) a sale of Axiall’s building products business or the sale of all or substantially all of the assets of such business, which we refer to as a “building products transaction”, and (b) December 31, 2017, or if his employment is terminated prior to a building products transaction, he will receive a lump sum retention bonus cash payment equal to $600,000. In addition, if Mr. Bates is terminated without “cause” or voluntarily terminates employment for “good reason” (in each case, as defined in the Bates agreement) during the period that begins with the signing of the Bates agreement and ends 24 months following a building products transaction, and complies with all of the other terms and conditions of the Bates agreement, he will be eligible to receive:

•	continued payment of his annual base salary for one year following termination of employment;

•	payment of any earned but unpaid annual incentive for any period ending prior to the date of termination;

•	payment of Mr. Bates’ target annual incentive for the fiscal year in which the termination date occurs;

•	continued life insurance, and continued payments for medical, dental, vision and disability insurance premiums until the earlier of: (i) the day upon which Mr. Bates begins new employment and is eligible for such benefits and (ii) the first anniversary of the termination date; and

•	payment of reasonable outplacement services actually provided to Mr. Bates through a provider of Royal Group, Inc.’s choice in an amount not to exceed $15,000.

In order for Mr. Bates to receive these severance benefits under the Bates agreement, he generally must execute a release in the form as provided under the Bates agreement. If Mr. Bates breaches certain provisions of the Bates agreement with respect to the disclosure of information regarding the Bates agreement, he will no longer be entitled to benefits and Royal Group, Inc. will be entitled to recoup any payments previously paid to him under the Bates agreement.

As with the change of control plan, the Bates agreement provides that payments to Mr. Bates will be reduced or cut back to eliminate any loss of deduction for Axiall and any imposition of excise tax pursuant to Section 280G of the Code only if Mr. Bates is to be placed in a better after-tax position being cut back than if no reduction applied and Mr. Bates was required to pay the excise tax.

Treatment of Share-Denominated Balances

Pursuant to the merger agreement, any account balances under any Axiall benefit plan that provides for the deferral of compensation and represents amounts notionally invested in Axiall shares or provides for distributions or benefits calculated based on the value of Axiall shares will be converted into the right to receive an amount in cash calculated based on the merger consideration.

Treatment Under Deferred Compensation Plans and Nonqualified Retirement Plan

Under the terms of the deferred compensation plan, participants’ account balances will be distributed in a lump sum on the 30th day after the closing. In addition, future payments will be made with respect to Messrs. Thompson and Orcutt after their attainment of age 65 that are otherwise consistent with Axiall’s policy regarding such contributions, as further described below. Axiall’s other deferred compensation plans require Axiall to establish a grantor trust to hold assets to fund benefits payable to participants under the applicable deferred compensation plan. Such trust would at all times be subject to the claims of Axiall’s creditors and the creditors of any affiliate that is an employer of a participant.

Under the nonqualified retirement plan, in connection with the merger, Axiall is required to pay to a trustee an amount sufficient to fund vested benefits.

Indemnification and Insurance

Pursuant to the terms of the merger agreement, Axiall’s directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the merger. Such indemnification and insurance coverage is further described below under “The Merger Agreement—Director and Officer Indemnification and Insurance” beginning on page 80.

Future Compensation Actions

Under the terms of the merger agreement, Axiall may take certain compensation actions prior to the closing, including actions that will affect our non-employee directors and executive officers. Specifically, Axiall may fund liabilities under Axiall’s nonqualified deferred compensation and retirement plans in accordance with the terms of those plans.

New Management Arrangements

As of the date of this proxy statement, there are no new employment, equity contribution or other agreements between any Axiall director or executive officer, on the one hand, and Axiall or Westlake, on the other hand. The merger is not conditioned upon any director or executive officer of Axiall entering into any such agreement.

Other Benefits

The merger agreement provides that, before the closing, the Leadership Development and Compensation Committee of Axiall’s Board, which we refer to as the “compensation committee”, will determine (as further described in the merger agreement), any bonus amounts under annual bonus, sales and other cash incentive plans of Axiall and its subsidiaries with respect to (1) each fiscal year completed prior to the closing for which bonus amounts remain unpaid as of the closing date and (2) the fiscal year in which the closing occurs, at a level not to exceed maximum performance under the applicable Axiall benefit plan. Such bonus amounts will be paid no later than 30 days following the effective time, subject to certain tax-based limitations as described in the merger agreement.

As described below under “The Merger Agreement—Employee Matters”, the merger agreement requires the combined company to continue to provide certain compensation and benefits following the completion of the merger to certain Axiall employees, including Axiall’s executive officers, who remain employed by the surviving corporation following completion of the merger.

Quantification of Payments and Benefits

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each of Axiall’s named executive officers that is based on or otherwise relates to the merger. For additional details regarding the terms of the payments described below, please see the section of this proxy statement entitled “Interests of Axiall’s Directors and Executive Officers in the Merger” above. The merger will constitute a change in control or change of control under all applicable compensation plans and agreements.

The following table sets forth the amount of payments and benefits that may be paid or become payable to each of the named executive officers in connection with the merger pursuant to all applicable compensation plans, agreements or arrangements, assuming:

•	The effective time is June 30, 2016, which is the assumed date of the effective time solely for purposes of this merger-related compensation disclosure;

•	The relevant price per Axiall share is equal to the merger consideration;

•	Each executive officer experiences a qualifying termination of employment immediately following the effective time;

•	All unvested stock options, time-based RSUs and performance-based RSUs held by each named executive officer as of June 30, 2016 remain unvested and unexercised as of immediately prior to the effective time; and

•	The amounts set forth in the tables below regarding named executive officer compensation are based on compensation levels as of June 30, 2016.

The calculations in the table below do not include amounts the Axiall named executive officers were already entitled to receive or vested in as of the date hereof or under contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of executive officers that are available generally to all the salaried employees of Axiall. The table also sets forth estimates of the amounts of such compensation for Axiall’s other executive officers as a group. Axiall’s shareholders are not being asked to approve on an advisory basis such compensation for the other executive officers.

The table below does not reflect any applicable tax treatment in connection with Section 280G of the Code. None of Axiall’s executive officers is expected to be entitled to a tax gross-up payment to reimburse the executive for the effect of any federal excise tax levied on “excess parachute payments” within the meaning of Section 280G of the Code.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)(3)	Perquisites/ Benefits ($)(4)	Total ($)
Timothy Mann, Jr.	6,833,221	19,046,504	—	46,919	25,926,644
Gregory C. Thompson	2,458,942	4,938,853	1,621,631	25,561	9,044,987
William H. Doherty	2,183,173	3,987,584	—	25,487	6,196,244
Simon Bates	1,853,750	1,548,591	—	42,761	3,445,102
Sharon G. Piciacchio	—	—	—	—	—
Paul D. Carrico	—	—	—	—	—
Joseph C. Breunig	—	—	—	—	—
Mark J. Orcutt	—	53,510	1,389,463	—	1,442,973
All Other Executive Officers as a Group	3,036,150	6,208,724	—	70,945	9,315,819

(1)	Cash. The amounts in this column represent the cash severance payments to which the executive officers would be entitled pursuant to the merger agreement, under the change of control plan, or (with respect to Mr. Bates) under the Bates agreement, some of which are “double-trigger” benefits contingent upon such executive officer’s qualifying termination, and some of which are “single-trigger”. As further described above, payment of such compensation for the executive officers other than Mr. Bates (to the extent provided under the change of control plan) is subject to forfeiture or recoupment by Axiall in the event the participant breaches the required separation agreement or engages in certain conduct, including competition with Axiall, solicitation of our employees or disclosure of confidential information. Payment of such compensation for Mr. Bates (to the extent provided under the Bates agreement) is subject to forfeiture or recoupment if Mr. Bates breaches certain provisions of the Bates agreement with respect to the disclosure of certain information related to the Bates agreement. The following table breaks down the amounts in this column by type of payment:

Name	Cash Severance ($) (a)	Retention Bonus ($) (b)	Maximum Potential 2016 Annual Incentive (Closing) ($) (c)	2016 Annual Incentive (Termination) ($) (d)	Accrued but Unpaid Vacation ($) (e)	Total ($)
Timothy Mann, Jr.	3,982,500	—	2,212,500	553,125	85,096	6,833,221
Gregory C. Thompson	1,404,375	—	802,500	200,625	51,442	2,458,942
William H. Doherty	1,246,875	—	712,500	178,125	45,673	2,183,173
Simon Bates	701,250	600,000	552,500	—	—	1,853,750
All Other Executive Officers as a Group	1,806,525	—	926,700	231,675	71,250	3,036,150

(a)	For the executive officers other than Mr. Bates, the amounts in this column represent the “double-trigger” lump sum cash severance payments to which the executive officers would be entitled under the change of control plan on qualifying termination of employment within 24 months of the closing, equal to 1.5 times (two times in the case of Mr. Mann) the sum of (i) the executive officer’s annual base salary plus (ii) the current year annual non-equity incentive target payout opportunity.

For Mr. Bates, the amount in this column represents the severance payments to which he would be entitled under the Bates agreement on qualifying termination of employment following the closing, representing continued payment of base salary for a period of one year following termination ($425,000) plus a lump sum payment equal to Mr. Bates’ target annual incentive for the 2016 fiscal year ($276,250) paid pursuant to the terms of the Bates agreement.

(b)	For Mr. Bates, the amount in this column represents the retention bonus that would be payable upon a termination of Mr. Bates’ employment by Axiall prior to a building products transaction.

(c)	The amounts in this column represent the maximum potential lump sum payments that could be paid to the executive officers no later than 30 days following the closing pursuant to the merger agreement with respect to the 2016 annual incentive awards. The payment of such awards will be determined by the compensation committee before the closing in accordance with Axiall’s annual incentive plan. This table assumes the full bonus for the 2015 fiscal year has already been paid and, accordingly, no such bonus is included.

(d)	The amounts in this column represent the lump sum payments with respect to the 2016 annual incentive awards that would be paid to the executive officers other than Mr. Bates upon a qualifying termination of employment following the merger. The amount of each such payment would be equal to the executive’s target annual incentive for the 2016 fiscal year, pro-rated through the date of termination, and would be paid pursuant to the terms of the change of control plan.

(e)	The amounts in this column represent each executive officer’s (other than Mr. Bates) accrued but unused vacation pay under Axiall’s vacation policy as of the date of termination.

For further details regarding the cash severance, please see the sections of this proxy statement entitled “—Change of Control Severance Plan” and “—Bates Letter Agreement”.

(2)	Equity. As described below under “The Merger Agreement—Treatment of Equity Awards”, each outstanding stock option at the effective time, whether or not vested, will be converted into the right to receive a cash payment equal to the merger consideration minus the exercise price of such stock option (any stock options for which the exercise price is equal to or greater than $33.00 will be canceled for no consideration). Further, any Axiall equity-based awards (other than stock options) held by the executive officers that were assumed by Westlake pursuant to the merger agreement and converted into Westlake RSUs will vest on a “double-trigger” basis in the event that, following the effective time, the holder experiences a qualifying termination of employment. The amounts in this column represent the value of (a) the cash payments expected to be received by the executive officers with respect to their outstanding and unexercised stock options, plus (b) the unvested RSUs under Axiall’s equity compensation plans the vesting of which would accelerate on a “double-trigger” basis as a result of a qualifying termination of employment following the closing. The value of the RSUs on settlement would be equal to the greater of (x) the value of the merger consideration with respect to the Axiall shares related to the awards prior to the effective time and (y) the value of the Westlake common stock with respect to the converted award, plus any unpaid accumulated dividend equivalents; for purposes of this disclosure, it is assumed that such values will be the same at the time of payment. Further, for purposes of the table above, amounts are calculated based on the number of awards held by each named executive officer as of June 30, 2016; the TSR performance-based RSUs are assumed to be earned at the following levels of performance: 0% for 2014 grants, 0% for 2015 grants, and 200% for 2016 grants; and the performance goal with respect to the 2016 EBITDA performance-based RSUs is assumed to be achieved. As discussed above, certain of these awards are subject to forfeiture or recoupment by Axiall if the participant breaches the confidentiality, non-solicitation, or non-competition restrictive covenants in the award agreements governing the awards. Please see the section of this proxy statement entitled “Interests of Axiall’s Directors and Executive Officers in the Merger” above beginning on page 55 for further information relating to the amounts by type of award. Certain of the executive officers currently hold outstanding TSR performance-based RSU grants from 2014 and 2015 that are expected to be earned at 0%. In the event that any portion of such RSUs is determined to be earned, it would be converted into Westlake RSUs and would be subject to a minimum settlement amount pursuant to the terms of the merger agreement, as further described above.

(3)	Pension/NQDC. The amounts in this column represent future payments that Westlake or the surviving corporation is required to make to Messrs. Thompson and Orcutt following their attainment of age 65 pursuant to the terms of the merger agreement, which payments represent the value of contributions regarding the deferred compensation plan in respect of years following closing date that are otherwise consistent with Axiall’s existing policy under the deferred compensation plan.

In addition, although not reflected in the table above, certain executive officers’ vested benefits under the deferred compensation plan will be paid in a lump sum on the 30th day following the completion of the merger. The benefits to be paid include the executives’ employee deferral accounts, Axiall restoration match accounts and the current account balance of company contributions made pursuant to Axiall’s policy regarding company contributions. As of June 30, 2016, such amounts were as follows for the following executive officers: Mr. Mann - $44,955; Mr. Thompson - $1,705,873; Mr. Doherty - $16,956; Mr. Breunig - $600,333; Mr. Orcutt - $1,375,930; Mr. Bates - $0; Ms. Piciacchio - $0; Mr. Carrico - $0; and all other executive officers as a group - $75,320.

(4)	Perquisites/Benefits. For Mr. Bates, the amounts in this column represent continued life insurance, and continued payments for medical, dental, vision and disability insurance premiums until the earlier of : (i) the day upon which Mr. Bates begins new employment and is eligible for such benefits and (ii) the first anniversary of the termination date (a value of approximately $27,761, $10,226 of which represents the estimated cost of disability insurance premiums). In addition, the amount in this column for Mr. Bates includes the value of reasonable outplacement services that would be provided to Mr. Bates (assumed for purposes of this table to be $15,000). The amounts in this column with respect to the other executive officers include continued life insurance, medical, dental and vision benefits and continued disability insurance premiums until the earlier of: (a) the day upon which the executive officer begins new employment and is eligible for such welfare benefits; or (b) (i) the second anniversary of the termination date in the case of the chief executive officer or (ii) 18 months after the termination date in the case of the other participating executive officers. The cost of the medical, dental and vision benefits for Mr. Mann is estimated to be $33,180. Such amount was determined by multiplying 102% of the monthly employer portion of the premium for Mr. Mann’s medical, dental and vision benefits by 24. These benefits are payable on a “double-trigger” basis pursuant to the change of control plan (or, for Mr. Bates, payable pursuant to the Bates agreement) in the event of a qualifying termination of employment within 24 months of the closing (or, for Mr. Bates, at any time prior to 24 months following a building products transaction). As further described above, such benefits for the executive officers other than Mr. Bates are subject to forfeiture or recoupment by Axiall in the event the participant breaches the required separation agreement or engages in certain conduct, including competition with Axiall, solicitation of our employees or disclosure of confidential information. Such benefits for Mr. Bates are subject to forfeiture or recoupment if Mr. Bates breaches certain provisions of the Bates agreement with respect to the disclosure of certain information related to the agreement. Amounts included with respect to disability insurance reflect Axiall’s estimate of what it believes will be the reasonable cost for subsequent coverage based on Axiall’s recent disability insurance coverage experience. None of the amounts reported for the named executive officers in the “Perquisites/Benefits” column, if not a perquisite or personal benefit, exceeds $10,000 or, if a perquisite or personal benefit, exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits, except as disclosed in this footnote. For further details regarding the perquisites and benefits, please see the sections of this proxy statement entitled “—Change of Control Severance Plan” and “—Bates Letter Agreement”.

Advisory Vote Regarding Merger-Related Executive Compensation

Axiall is required pursuant to Section 14A of the Exchange Act to include in this proxy statement a non-binding, advisory vote on the compensation payable to each of its named executive officers, as determined in accordance with Item 402(t) of Regulation S-K, in connection with the merger pursuant to arrangements entered into with Axiall, and Axiall is therefore asking its shareholders to approve the following resolution:

“RESOLVED, that the shareholders of Axiall hereby approve, on an advisory, non-binding basis, the compensation that will or may become payable by Axiall to the named executive officers of Axiall as disclosed pursuant to Item 402(t) of Regulation S-K in the table found in the section of this proxy statement entitled “Interests of Axiall’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits” and the accompanying footnotes.

The description of the payments contained in the section of this proxy statement entitled “Interests of Axiall’s Directors and Executive Officers in the Merger” including the section therein entitled “—Quantification of Payments and Benefits”, are intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation for each of Axiall’s named executive officers that is based on or otherwise relates to the merger and will or may become payable either by Axiall or Westlake. Axiall is asking its shareholders to approve on an advisory, non-binding basis, the compensation that will or may become payable by Axiall to each of its named executive officers as set forth in the section of this proxy statement entitled “Interests of Axiall’s Directors and Executive Officers in the Merger” including the section therein entitled “—Quantification of Payments and Benefits”.

Axiall’s Board unanimously recommends a vote “FOR” the approval of the nonbinding compensation proposal.

The vote on the nonbinding compensation proposal is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, you may vote to adopt the merger agreement and vote not to approve the compensation and vice versa. This nonbinding compensation proposal relates only to already existing contractual obligations of Axiall that may result in a payment to Axiall’s named executive officers in connection with, or following, the consummation of the merger and does not relate to any new compensation or other arrangements between Axiall’s named executive officers and Westlake or, following the merger, the surviving corporation and its subsidiaries. Because the vote is advisory in nature only, it will not be binding on Axiall or Axiall’s Board. Accordingly, because Axiall is contractually obligated to pay the compensation, such compensation will be paid or become payable, subject only to the conditions applicable thereto, if the merger is consummated and regardless of the outcome of the advisory vote.

The approval of the nonbinding compensation proposal requires the affirmative vote of the holders of a majority in voting power of the votes cast by the holders of all of the shares of stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal. Assuming a quorum is present at the special meeting, abstentions, failures to vote and “broker non-votes” will have no effect on the outcome of the nonbinding compensation proposal. This is an advisory vote only and will not be binding on Axiall, Axiall’s Board or Westlake.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion summarizes the material U.S. federal income tax consequences of the merger to holders of Axiall shares. This discussion is based upon the provisions of the Code, the U.S. Treasury Regulations promulgated thereunder and judicial and administrative rulings, all as in effect as of the date of this proxy statement and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein.

This discussion assumes that holders of Axiall shares hold their shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Axiall shares in light of such holder’s particular circumstances, nor does it discuss the special considerations applicable to holders of Axiall shares subject to special treatment under the U.S. federal income tax laws, such as, for example, financial institutions or broker-dealers, mutual funds, partnerships or other pass-through entities and their partners or members, tax-exempt organizations, retirement or other tax-deferred accounts, insurance companies, dealers in securities or foreign currencies, traders in securities who elect mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, holders who acquired their Axiall shares through the exercise of options or otherwise as compensation, holders who hold their Axiall shares as part of a hedge, straddle, constructive sale or conversion transaction, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, holders who exercise appraisal rights, and holders who own or have owned (directly, indirectly or constructively) five percent or more of Axiall’s stock (by vote or value). This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any consequences or requirements of or relating to the Foreign Account Tax Compliance Act, or any aspect of foreign, state, local, alternative minimum, estate, gift or other tax law that may be applicable to a holder.

We intend this discussion to provide only a general summary of the material U.S. federal income tax consequences of the merger to holders of Axiall shares. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. The U.S. federal income tax laws are complex and subject to varying interpretation. Accordingly, the Internal Revenue Service, which we refer to as the “IRS”, may not agree with the tax consequences described in this proxy statement.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Axiall shares, the tax treatment of a partner in such partnership generally will depend on the status of the partner and activities of the partnership. If you are a partner of a partnership holding Axiall shares, you should consult your own tax advisor.

All holders should consult their own tax advisor to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws and the application of any U.S. federal tax rules not addressed in this discussion) of the receipt of cash in exchange for Axiall shares pursuant to the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Axiall shares that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

A “non-U.S. holder” is a beneficial owner (other than a partnership) of Axiall shares that is not a U.S. holder.

U.S. Holders

The conversion of Axiall shares into cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received pursuant to the merger (including any cash required to be withheld for tax purposes) and such U.S. holder’s adjusted tax basis in the shares converted into cash pursuant to the merger. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holder’s holding period for such shares exceeds one year as of the date of the merger. Long-term capital gains for certain non-corporate U.S. holders, including individuals, are generally eligible for a reduced rate of U.S. federal income taxation. The deductibility of capital losses (including for individual U.S. holders) is subject to limitations. If a U.S. holder acquired different blocks of Axiall shares at different times or at different prices, such U.S. holder must determine its adjusted tax basis, holding period, and gain or loss separately with respect to each block of Axiall shares.

A U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 28%) with respect to the cash received pursuant to the merger, unless such holder properly establishes an exemption or provides its correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules can be refunded or credited against a payee’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the IRS in a timely manner.

Non-U.S. Holders

Any gain recognized on the receipt of cash pursuant to the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a U.S. trade or business of such non-U.S. holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment or, in the case of an individual, a fixed base in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be subject to tax on such gain in the same manner as a U.S. holder and, if the non-U.S. holder is a foreign corporation, such corporation may be subject to branch profits tax at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty);

•	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the non-U.S. holder generally will be subject to a 30% tax on the non-U.S. holder’s net gain realized in the merger, which may be offset by U.S. source capital losses of the non-U.S. holder, if any; or

•	Axiall is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the five-year period ending on the date of the merger and (ii) the non-U.S. holder’s holding period in Axiall shares, and the non-U.S. holder owned (directly, indirectly or constructively) more than 5% of Axiall’s outstanding common stock at any time during the applicable period. Although there can be no assurances in this regard, Axiall does not believe that it is or was a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the five-year period preceding the merger.

A non-U.S. holder will be subject to information reporting and, in certain circumstances, backup withholding will apply with respect to the cash received by such holder pursuant to the merger, unless such non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder or such holder otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules can be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any.

Dividends

Axiall currently pays a quarterly dividend on Axiall shares, and last paid a quarterly dividend on July 8, 2016, of $0.16 per share. Under the terms of the merger agreement, Axiall may continue to pay its regular quarterly dividends prior to the completion of the merger.

Regulatory Waiting Periods and Approvals Required for the Merger

The merger is subject to the requirements of the HSR Act, which prevents Westlake and Axiall from completing the merger until required information and materials are furnished to the DOJ and the FTC, and the HSR Act waiting period is terminated or expires. On June 24, 2016, Westlake and Axiall filed the requisite notification and report forms under the HSR Act with the DOJ and the FTC. On July 27, 2016, Westlake and Axiall voluntarily withdrew their requisite notice and report forms under the HSR Act and refiled such forms on July 27, 2016, thereby extending the HSR Act waiting period for an additional 30 calendar days from the date of refiling.

The merger also is subject to the requirements of the Canadian Competition Act, which like the HSR Act prevents Westlake and Axiall from completing the merger until required information and materials are furnished to the Commissioner of Competition and the relevant Canadian Competition Act waiting period is terminated or expires. On June 24, 2016, Westlake and Axiall filed the requisite notice and information under part 114 of the Canadian Competition Act with the Commissioner of Competition. On July 27, 2016, the applicable waiting period expired and on July 28, 2016, the Commissioner of Competition issued a “no-action letter” to the parties confirming that he does not intend to challenge the transaction on substantive grounds at this time, thereby satisfying the Competition Act requirements in the merger agreement.

The merger agreement generally requires each party to use reasonable best efforts to resolve any impediments under the HSR Act and other applicable antitrust laws so as to enable the closing to occur as soon as reasonably possible, including proposing or committing to divestitures and limitations on its ability to retain any business, product lines or assets; provided, however, that under no circumstances will Westlake, Axiall or any of their respective subsidiaries be required to undertake any efforts or take or consent to any action if such effects, action or consent, individually or in the aggregate, would reasonable be expected to have a material adverse effect on the business, results of operations or financial condition of Axiall and its subsidiaries, taken as a whole, or of Westlake and its subsidiaries, taken as a whole (as described below under “The Merger Agreement—Efforts to Obtain Regulatory Approvals”).

Delisting and Deregistration of Axiall shares

If the merger is completed, Axiall shares will be delisted from the NYSE and deregistered under the Exchange Act, and Axiall shares will no longer be publicly traded.

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. The description of the merger agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached to this proxy statement as Annex A and is incorporated by reference into this proxy statement. We encourage you to read the merger agreement carefully and in its entirety because it is the primary contractual document that governs the merger.

Additional information about Axiall and Westlake may be found elsewhere in this proxy statement and in other public reports and documents filed with the SEC. Please see the section of this proxy statement entitled “Where You Can Find Additional Information”, beginning on page 95.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. The merger agreement is not intended to be a source of factual, business or operational information about Axiall, Westlake or Merger Sub, and the following summary of the merger agreement and the copy thereof attached hereto as Annex A are not intended to modify or supplement any factual disclosure about Axiall in any documents it publicly files with the SEC. The representations, warranties and covenants made in the merger agreement by Axiall, Westlake and Merger Sub were made solely for the benefit of the parties to the merger agreement and are qualified and subject to important limitations agreed to by Axiall, Westlake and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts.

The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and reports and documents filed with the SEC and in some cases were qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement, and subsequent developments or new information that may affect the accuracy of a representation or warranty may or may not be fully reflected in this proxy statement or Axiall’s public disclosures. Accordingly, you should not rely on the representations and warranties as being accurate or complete or characterizations of the actual state of facts as of any specified date.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The merger agreement provides for the merger of Merger Sub with and into Axiall upon the terms, and subject to the conditions, set forth in the merger agreement. As the surviving corporation, Axiall will continue to exist following the merger as a wholly-owned subsidiary of Westlake.

The parties have agreed under the merger agreement that, from and after the effective time, the board of directors of Merger Sub immediately prior to the effective time will become the initial directors of the surviving corporation, until their respective successors are duly elected or appointed or until their earlier death, resignation or removal. From and after the effective time, the officers of Axiall immediately prior to the effective time will become the initial officers of the surviving corporation, until their respective successors are duly elected or appointed or until their earlier death, resignation or removal.

At the effective time, the certificate of incorporation of Axiall will be amended and restated in its entirety in a form attached as an exhibit to the merger agreement, and as so amended and restated will be the certificate of incorporation of the surviving corporation, until thereafter amended in accordance with the DGCL.

At the effective time, the bylaws of Axiall will be amended and restated in their entirety in a form attached as an exhibit to the merger agreement, and as so amended and restated will be the bylaws of the surviving corporation, until thereafter amended in accordance with the DGCL.

Closing and Effective Time of the Merger

Unless the parties otherwise agree, the closing will take place on the second business day following the date on which the conditions to closing (as described below under “—Conditions to the Merger”), other than those conditions that by their terms cannot be satisfied until the closing (but subject to the satisfaction or waiver of those conditions at the closing), have been satisfied or (to the extent permitted by applicable law) waived.

The merger will become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as Westlake and Axiall will agree and specify in the certificate of merger.

Merger Consideration and Conversion of Axiall Shares

At the effective time, each Axiall share issued and outstanding immediately prior to the effective time, other than shares owned by Westlake or a subsidiary of Westlake, shares owned by Axiall as treasury stock and shares owned by shareholders who have properly demanded appraisal rights under the DGCL and not withdrawn such demand, will be canceled and converted into the right to receive the merger consideration, without interest, subject to adjustment as described in the following sentence. If at any time during the period between the date of the merger agreement and the effective time, any change in the outstanding shares of capital stock, or securities convertible or exchangeable into or exercisable for shares of capital stock, of Axiall occurs as a result of any merger, business combination, reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the merger consideration will be equitably adjusted to reflect such change.

At the effective time, each Axiall share owned by Westlake or a subsidiary of Westlake and each Axiall share owned by Axiall as treasury stock will be canceled without payment of consideration.

Axiall shares that are issued and outstanding immediately prior to the effective time, have not been voted for the adoption of the merger agreement and are held by a shareholder who continuously holds such shares through the effective time of the merger and is entitled to demand, and properly demands, appraisal rights with respect to such shares pursuant to, and who complies in all respects with, the requirements and conditions of Section 262 of the DGCL, will not be converted into the right to receive the merger consideration. At the effective time, any such shareholders will cease to have any rights with respect to such Axiall shares except for the right to receive payment of the fair value of such shares as may be determined to be due in accordance with the DGCL (as described below under “Appraisal Rights of Shareholders). All such Axiall shares that are held by any such shareholder who has withdrawn or failed to perfect in accordance with the DGCL or otherwise lost such shareholder’s rights to demand appraisal in respect of such Axiall shares under the DGCL, will thereupon be deemed to have been converted into the right to receive the merger consideration, without interest and subject to applicable withholding taxes.

The preceding discussion of Section 262 of the DGCL is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is reprinted in its entirety as Annex D and incorporated into this proxy statement by reference.

Exchange and Payment Procedures

At or prior to the effective time, Westlake will deposit with Axiall’s transfer agent, which we refer to as the “exchange agent”, cash in an amount sufficient to pay the aggregate merger consideration payable to holders of Axiall shares in accordance with the merger agreement. Within three business days following the effective time, the exchange agent will mail to each holder of record (i) a letter of transmittal in customary form and (ii) instructions for use in effecting the surrender of such holder’s certificates or book-entry shares in exchange for payment of merger consideration. If you are a shareholder of record, you will not be entitled to receive the merger consideration until you surrender your certificates or book-entry shares along with a duly executed letter of transmittal to the exchange agent.

You should not return your certificates with the enclosed proxy card, and you should not forward your stock certificates to the exchange agent without a letter of transmittal.

Westlake, Merger Sub, the surviving corporation and the exchange agent will be entitled to deduct and withhold any applicable required taxes from the merger consideration. In the event any amount is withheld from the merger consideration otherwise payable to any holder of Axiall shares (and is paid over to the applicable taxing authorities), that amount will be treated as having been paid to that holder.

At the effective time, the stock transfer books of Axiall will be closed and there will be no further registration of transfers thereafter on the records of Axiall. On or after the effective time, any certificates or book-entry shares in respect of Axiall shares outstanding as of the effective time and entitled to receive the merger consideration under the merger agreement presented to the exchange agent or Westlake will be canceled and exchanged for the merger consideration with respect to the Axiall shares formerly represented by such certificates or book-entry shares.

The exchange agent will invest the aggregate merger consideration deposited with it as directed by Westlake in accordance with the terms of the merger agreement. Any interest and other income resulting from any such investments will be paid to and become income of the surviving corporation. To the extent that there are losses with respect to such investments or the exchange fund diminishes for other reasons below the level required to make prompt payments of the merger consideration, Westlake will promptly replace or restore the cash in the exchange fund lost through such investments or other events to ensure that the exchange fund is at all times maintained at a level sufficient to make such cash payments.

After the date that is six months after the effective time, the surviving corporation will be entitled to require the exchange agent to deliver to it any portion of the aggregate merger consideration deposited with the exchange agent that remains undistributed to holders of Axiall shares at that time. Holders of Axiall shares will thereafter be entitled to look to the surviving corporation for payment of the merger consideration, subject to abandoned property, escheat or similar laws. None of Westlake, the surviving corporation or the exchange agent will be liable to any holder of Axiall shares for any merger consideration from the exchange fund or other cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

Lost Certificates

If any certificate has been lost, stolen or destroyed, then the person claiming the certificate to be lost, stolen or destroyed must, if required by Westlake or the surviving corporation, make an affidavit of that fact in order to be entitled to receive the merger consideration in respect of such certificate and, if required by Westlake or the exchange agent, such person must deliver a bond in a customary amount as indemnity against any claim that may be made against it with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Treatment of Equity Awards

At the effective time:

•	each stock option, whether vested or unvested, that is outstanding immediately prior to the effective time will be canceled and converted into the right to receive a cash amount equal to the product of (x) the total number of Axiall shares subject to such stock option immediately prior to the effective time multiplied by (y) the excess, if any, of $33.00 over the per share exercise price of the stock option, without interest and subject to applicable withholding taxes (it being understood that any stock option with a per share exercise price equal to or greater than $33.00 will be canceled at the effective time for no consideration);

•	each equity-based award (other than stock options) under any equity-based compensation plans that is outstanding or payable immediately prior to the effective time will be assumed by Westlake and converted into restricted stock units in respect of Westlake common stock (in the case of performance-based awards, determined in accordance with the applicable equity compensation plan and related award or other document), with terms and conditions (including with respect to dividend equivalent rights, if any, although Westlake expects that, consistent with its practice, dividends following the effective date would be paid on a current basis rather than deferred until settlement of the related award) that are substantially identical to the terms and conditions immediately prior to the effective time, except that upon settlement the award holder will receive the greater of (x) the value of the merger consideration with respect to the Axiall shares related to the award prior to the effective time and (y) the value of Westlake common stock, plus any unpaid accumulated dividend equivalents; and

•	any account balances (whether or not vested) under any Axiall benefit plan that provides for the deferral of compensation and represents amounts notionally invested in Axiall shares or provides for distributions or benefits calculated based on the value of an Axiall share will be converted into the right of the holder to be allocated to such holder’s account an amount denominated in cash equal to the product of (x) the number of Axiall shares deemed invested under or otherwise referenced by such account immediately prior to the effective time and (y) the merger consideration, without interest and subject to applicable withholding taxes, which amount will be paid at the time specified in the applicable deferred compensation plan or similar benefit plans.

Representations and Warranties

The merger agreement contains representations and warranties made by Axiall, Westlake and Merger Sub to each other. The statements embodied in those representations and warranties were made solely for purposes of the merger agreement and for the benefit of the parties to the merger agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement (including in the confidential disclosure letter delivered by Axiall to Westlake in connection therewith). In addition, some of those representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from that generally applicable to shareholders or may have been used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters as facts.

The representations and warranties made by Axiall (including, in certain cases, with respect to its subsidiaries) to Westlake and Merger Sub relate to, among other things, the following:

•	with respect to Axiall and each of its subsidiaries, due organization, valid existence, good standing, corporate authority to carry on its business and compliance with organizational documents;

•	corporate authority to execute and deliver, to perform Axiall’s obligations under, and to consummate the transactions contemplated by, the merger agreement and the enforceability of the merger agreement against Axiall;

•	board approval and recommendation of the merger agreement and the transactions contemplated by the merger agreement;

•	the absence of violations of, or conflicts with, organizational documents, applicable law and certain contracts as a result of Axiall entering into the merger agreement and consummating the merger and the other transactions contemplated by the merger agreement;

•	governmental consents, approvals, filings or notifications required in connection with Axiall’s execution of the merger agreement or consummation of the transactions contemplated by the merger agreement;

•	capitalization and the absence of preemptive rights;

•	ownership of the capital stock of subsidiaries;

•	the absence of outstanding obligations to repurchase, redeem or otherwise acquire equity interests in Axiall or its subsidiaries;

•	Axiall’s SEC filings since January 1, 2014 and the financial statements included therein;

•	the absence of certain off-balance sheet arrangements;

•	establishment and maintenance of disclosure controls and procedures and internal controls over financial reporting;

•	the absence of any event or change that would reasonably be expected to have a material adverse effect (as defined below) since January 1, 2016;

•	the absence of certain undisclosed liabilities;

•	compliance with applicable laws, governmental orders and permits;

•	material contracts and the absence of any default or dispute under any material contract;

•	the information in this proxy statement;

•	the absence of legal proceedings and governmental orders;

•	employee compensation, benefit plans and labor matters;

•	real property owned or leased by Axiall or its subsidiaries and title to such owned real property;

•	intellectual property matters;

•	compliance with environmental laws and other environmental matters;

•	the payment of taxes, the filing of tax returns and other tax matters;

•	the receipt by Axiall’s Board of an opinion from each of Barclays and Morgan Stanley;

•	brokers and finders for the transaction; and

•	the inapplicability of takeover statutes to the merger.

Many of Axiall’s representations and warranties are qualified as to, among other things, “materiality” or “material adverse effect”. For purposes of the merger agreement, “material adverse effect” means any fact, circumstance, event, change or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes or occurrences, has or would reasonably be expected to (1) have a material adverse effect on the business, results of operations or financial condition of Axiall and its subsidiaries, taken as a whole, or (2) prevent or materially delay or impede the ability of Axiall to consummate the transactions contemplated by the merger agreement. However, the following changes and circumstances and their effects to the extent resulting therefrom are excluded in determining whether there has been or will be a material adverse effect:

•	decline in the market price of Axiall shares (but the facts or occurrences giving rise to or contributing to any such decline are not excluded);

•	any failure by Axiall to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (but the facts or occurrences giving rise to or contributing to any such failure are not excluded);

•	the execution and delivery of the merger agreement or the public announcement or pendency of the merger, including impact on Axiall’s relationships with employees, labor unions, customers, suppliers or partners, or any litigation arising from any alleged breach of fiduciary duties or violation of law relating to the merger agreement or the transactions contemplated by the merger agreement (provided that this exception does not apply to the Axiall representations as to non-contravention and required consents approvals and certain compensation and employee benefits matters);

•	the performance by Axiall of its obligations under the merger agreement (other than compliance by Axiall with the terms of the interim operating covenant); or

•	any hurricane, tornado, flood, earthquake or other natural disaster.

In addition, the following changes and circumstances and their effects to the extent resulting therefrom are excluded in determining whether there has been or will be a material adverse effect, but will be taken into account to the extent such change or circumstance has a disproportionate effect on Axiall and its subsidiaries, taken as a whole, relative to other participants in the industries in which Axiall or any of its subsidiaries operates:

•	any changes in general United States or global economic conditions;

•	any changes in conditions generally affecting any of the industries in which Axiall and its subsidiaries operate;

•	regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions in the United States or in any foreign jurisdiction;

•	any change in applicable law or United States generally accepted accounting principles, which we refer to as GAAP (or the authoritative interpretations thereof); or

•	certain geopolitical conditions.

The representations and warranties made by Westlake and Merger Sub to Axiall are more limited and relate to, among other things, the following:

•	due organization, valid existence, good standing and corporate authority to carry on its business;

•	corporate authority to execute and deliver, to perform Westlake’s and Merger Sub’s obligations under, and to consummate the transactions contemplated by, the merger agreement, and the enforceability of the merger agreement against Westlake and Merger Sub;

•	the absence of violations of, or conflicts with, organizational documents, applicable law and certain contracts as a result of Westlake and Merger Sub entering into the merger agreement and consummating the merger and the other transactions contemplated by the merger agreement;

•	governmental consents, approvals, filings or notifications required in connection with Westlake’s and Merger Sub’s execution of the merger agreement or consummation of the transactions contemplated by the merger agreement;

•	Westlake’s ownership of Axiall shares;

•	no existing contract between Westlake or Merger Sub with any member of Axiall’s management or directors that is related to Axiall or the transactions contemplated by the merger agreement;

•	the information in this proxy statement supplied by Westlake or Merger Sub specifically for inclusion or incorporation by reference into the proxy statement;

•	ownership of Merger Sub and no prior activities of Merger Sub;

•	the absence of legal proceedings and governmental orders;

•	the solvency of the surviving corporation following the consummation of the merger;

•	the validity and enforceability of debt commitment letters and the absence of any breach or default under the debt commitment letters; and

•	availability of funds at the closing to pay the aggregate merger consideration and all other required cash amounts in connection with the merger.

Certain of the representations and warranties of Westlake and Merger Sub are qualified as to, among other things, “materiality” or certain matters that would not prevent or materially impair the ability of Westlake or Merger Sub to consummate the transactions contemplated by the merger agreement.

None of the representations and warranties contained in the merger agreement will survive the effective time.

Covenants Relating to the Conduct of Business

Axiall has agreed to covenants in the merger agreement that affect the conduct of its business and that of its subsidiaries between the date of the merger agreement and the effective time.

Prior to the earlier of the effective time or the termination of the merger agreement in accordance with its terms, except as contemplated by the merger agreement, as specified in the confidential disclosure letter delivered by Axiall to Westlake in connection with the merger agreement, as required by applicable law, or as Westlake may otherwise consent in writing (which cannot be unreasonably withheld, conditioned or delayed with respect to certain specified matters), Axiall and its subsidiaries will use commercially reasonable efforts to conduct its business in the ordinary course of business consistent with past practice and, subject to certain exceptions, Axiall and its subsidiaries are restricted from, among other things:

•	amending their respective certificate of incorporation, bylaws or other organizational documents;

•	declaring or paying dividends, other than quarterly cash dividends payable in the amounts and at the times consistent with Axiall’s current dividend policy;

•	issuing, selling, transferring, pledging, disposing of or encumbering any capital stock, or splitting, combining, reclassifying or redeeming any capital stock;

•	(1) granting any increase in the salaries, bonuses or other compensation payable to any officer, executive officer or director of Axiall, (2) entering into any new or amending in any material respect any existing employment, severance, retention or similar agreement, (3) adopting, amending or accelerating any rights under any benefit plans, or (4) hiring or transferring any officer or employee who would earn more than $200,000 in base salary annually;

•	becoming liable for the obligations of any other person, or making any loans or capital contributions to or investment in any person;

•	making any capital expenditures that, in the aggregate, materially exceed the amount of capital expenditures contemplated by Axiall’s existing capital budget;

•	paying, discharging, waiving or settling any claims, liabilities or obligations, other than for amounts, individually or in the aggregate, not to exceed $5,000,000;

•	incurring, guaranteeing or modifying in any material respect or prepaying, redeeming, repurchasing, defeasing, canceling or otherwise acquiring any indebtedness, excluding borrowings under Axiall’s existing revolving credit facility in the ordinary course consistent with past practice and other than for amounts, individually or in the aggregate, not to exceed $5,000,000;

•	changing any accounting methods or practices unless required by changes in GAAP or law;

•	adopting a plan of complete or partial liquidation, dissolution, merger, consolidation, business combination, restructuring, recapitalization or other reorganization;

•	acquiring any other business or company or division thereof by any manner, including asset purchase, other than acquisitions of feedstock or other raw materials in the ordinary course of business;

•	leasing, licensing, selling or otherwise disposing of or encumbering any material assets;

•	accelerating, terminating, canceling, renewing, failing to exercise renewal options, amending or waiving any material rights under, any material contract, or entering into any new material contracts, other than in the ordinary course of business consistent with past practice;

•	making, changing or revoking any material tax election, changing any material tax accounting method, filing any material amended tax return, entering into certain tax agreements or requesting any tax ruling; and

•	agreeing to take or making any commitment to take any of the actions described above.

No Solicitation by Axiall

Axiall has agreed under the merger agreement, subject to certain exceptions described below, that Axiall, and its officers, directors and employees will, and Axiall will use reasonable best efforts to cause its other representatives to cease any ongoing discussions or negotiations with any persons with respect to any inquiry, proposal or offer (1) with respect to any merger, consolidation, business combination, recapitalization, reorganization, exchange or tender offer, binding share exchange, joint venture, dissolution or other similar transaction (including an extraordinary dividend) involving Axiall or any of its subsidiaries, (2) to acquire in any manner, directly or indirectly, more than 20% of the outstanding Axiall shares or other securities representing more than 20% of the voting power of Axiall, or (3) to acquire (including the acquisition of stock in any subsidiary of Axiall), directly or indirectly, assets or businesses of Axiall or its subsidiaries representing more than 20% of the consolidated assets, revenues or net income of Axiall, in each case other than the merger, which we refer to as a “takeover proposal”. Axiall has also agreed under the merger agreement not to, and to direct its representatives not to:

•	solicit, initiate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any takeover proposal;

•	engage in or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with or for the purpose of encouraging or facilitating, a takeover proposal; or

•	enter into any letter of intent or agreement providing for a takeover proposal.

In addition, Axiall has agreed to, and to direct its representatives to, promptly after the execution of the merger agreement, (1) request that any person that is party to an existing confidentiality agreement entered into in connection with any potential acquisition transaction to promptly return or destroy all confidential information in its possession or under its control and (2) waive any provisions in any existing confidentiality agreement that prevents the counterparty thereto from making a takeover proposal without the prior consent of Axiall or Axiall’s Board.

Notwithstanding the restrictions described above, at any time prior to the adoption of the merger agreement by Axiall’s shareholders, in response to a takeover proposal that did not result from any breach of the no solicitation provisions and certain other provisions of the merger agreement, Axiall may (1) contact such person to clarify the terms and conditions of the offer and (2) if Axiall’s Board (or a duly constituted and authorized committee of the Board) determines, after consultation with its financial and legal advisors, that the takeover proposal constitutes or could reasonably be expected to lead to a superior proposal (as defined below), Axiall may:

•

furnish information with respect to Axiall and its subsidiaries to the person or group of persons who has made such takeover proposal, provided that Axiall will promptly (and in any event within 24 hours)

provide to Westlake any non-public information concerning Axiall or any of its subsidiaries that is provided to any such person or group which was not previously provided to Westlake or its representatives; and

•	engage in or otherwise participate in discussions or negotiations with the person or group of persons making such takeover proposal.

Under the merger agreement, the term “superior proposal” refers to a takeover proposal that (i) if consummated, would result in a third party (or the shareholders or such a third party) acquiring, directly or indirectly, more than 50% of the voting power of Axiall shares or all or a majority of the assets of Axiall and its subsidiaries, taken as a whole, and (ii) Axiall’s Board determines, after consultation with its legal and financial advisors and taking into account any changes to the merger agreement proposed by Westlake in response to a takeover proposal, is more favorable to the shareholders of Axiall than the merger.

Axiall has agreed to promptly notify Westlake if Axiall receives a takeover proposal, and provide certain information related to the proposal.

Changes in the Board’s Recommendation; Fiduciary Termination

Axiall has agreed under the merger agreement, subject to certain exceptions as described below, that it will not (1) fail to include Axiall’s Board’s recommendation of the merger, which we refer to as the “board recommendation”, in this proxy statement, (2) change, qualify, withhold, withdraw or modify, in a manner adverse to Westlake, the board recommendation, which we refer to as a “change of recommendation”, or publicly propose to do so, (3) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a “stop, look and listen” communication or other public disclosure required by law, (4) adopt, approve or recommend a takeover proposal (we refer to any action described in the foregoing clauses (1) through (4) as an “acquisition recommendation change”) or (5) authorize or permit Axiall or any of its subsidiaries to enter into any letter of intent or other agreement with respect to any takeover proposal.

Notwithstanding the foregoing restrictions, at any time prior to the adoption of the merger agreement by Axiall’s shareholders, Axiall’s Board may, in response to a takeover proposal that did not result from any breach of the no solicitation provisions and certain other provisions of the merger agreement, make an acquisition recommendation change or enter into a definitive agreement with respect to such takeover proposal if the Board (or a duly constituted and authorized committee of the Board) has determined, after consultation with its financial and legal advisors, that the failure to take such action could be inconsistent with the Board’s fiduciary duties under applicable law and such takeover proposal constitutes a superior proposal, provided that Axiall has complied with the procedures and requirements below:

•	Axiall has given Westlake at least five business days’ prior written notice of its intention to take such action (in the event of any material change to the terms of such superior proposal, Axiall is required to deliver to Westlake an additional notice and the notice period will restart, except that the notice period will be at least three business days rather than at least five business days);

•	to the extent Westlake wishes to negotiate, Axiall has negotiated, and has caused its representatives to negotiate, in good faith with Westlake during such notice period to enable Westlake to propose, in a written offer binding on Westlake, revisions to the terms of this merger agreement that would cause such superior proposal to no longer constitute a superior proposal;

•	following the end of such notice period, the Board or any duly constituted and authorized committee of the Board has considered in good faith such binding offer, and has determined that such superior proposal continues to constitute a superior proposal if the revisions proposed in such binding offer were to be given effect.

In addition, at any time prior to the adoption of the merger agreement by Axiall’s shareholders, under circumstances unrelated to a takeover proposal or a superior proposal, Axiall’s Board may effect a change of recommendation, if the Board or any duly constituted and authorized committee of the Board has determined, after consultation with its financial and legal advisors, that failure to take such action could be inconsistent with the Board’s fiduciary duties under applicable law, provided that Axiall has complied with the procedures and requirements below:

•	Axiall’s Board has given Westlake at least five business days’ prior written notice of its intention to take such action and a description of the reasons for the change of recommendation;

•	to the extent Westlake wishes to negotiate, Axiall has negotiated in good faith with Westlake during such notice period to enable Westlake to propose, in a written offer binding on Westlake, revisions to the terms of the merger agreement in such a manner that would obviate the need for making such change of recommendation; and

•	at the end of such notice period, the Board or any duly constituted and authorized committee thereof has considered in good faith such binding offer, and has determined in good faith, after consultation with its financial advisor and legal counsel, that failure to effect a change of recommendation could be inconsistent with the Board’s fiduciary duties under applicable law.

Nothing contained in the no solicitation or publicity restrictions contained in the merger agreement will prohibit Axiall or Axiall’s Board from complying with Rule 14e-2(a) or Rule 14d-9 under the Exchange Act or from making any other disclosure to Axiall’s shareholders, in each case, if, in the Board’s determination after consultation with legal counsel, the failure to make such disclosure could be inconsistent with its or Axiall’s obligations under applicable law.

Financing

There is no financing condition to the merger. In connection with the execution of the merger agreement, Westlake entered into the commitment letter with Deutche Bank and Goldman Sachs pursuant to which Deutsche Bank and Goldman Sachs have committed to provide debt financing for the merger, consisting of a $1.765 billion senior unsecured bridge loan facility. The obligation of Deutsche Bank and Goldman Sachs to provide this debt financing is subject to a number of customary conditions, including execution and delivery of certain definitive documentation. The terms of the debt financing, including any conditions thereto and covenants thereunder, will be set out in various definitive documentation to be entered into by the respective parties.

Westlake has agreed not to amend, modify or waive any provision of the commitment letter without the prior written consent of Axiall if such amendment, modification or waiver would (1) impose additional conditions, or otherwise amend or modify any of the conditions in a manner that is adverse, in any material respect to Westlake or Axiall, to the receipt of the debt financing on the closing date, (2) delay the timing of the funding of the debt financing or prevent or make less likely to occur the funding of the commitments thereunder on the closing date, (3) reduce the aggregate cash amount of the funding commitments thereunder, or (4) adversely impact the ability of Westlake or Merger Sub to enforce its rights against any other party to the commitment letter or the definitive documentation relating thereto. However, Westlake may, without Axiall’s consent, amend the commitment letter to add additional lenders, arrangers, bookrunners and agents or to implement or exercise any of the “market flex” provisions contained in the fee letter entered into in connection with the commitment letter so long as such amendment would not reasonably be expected to impose additional conditions on the obligations of the financing sources or delay the closing.

Westlake has agreed to use its reasonable best efforts to (1) maintain in effect the commitment letter, (2) satisfy on a timely basis all conditions in the commitment letter applicable to Westlake and Merger Sub to obtaining the debt financing as promptly as practicable (other than conditions where the failure to be so satisfied is a direct result of Axiall’s failure to furnish information to Westlake or otherwise comply with its obligations under the merger agreement), (3) promptly upon execution thereof, at the request of Axiall, provide to Axiall complete executed copies of any definitive documentation with respect to the debt financing, (4) consummate the debt financing at or prior to the closing, and (5) fully enforce the counterparties’ obligations and its rights under the commitment letter if all conditions to funding the financing in the commitment letter (including any definitive documentation entered into in connection therewith) have been satisfied or waived. If any portion of the debt financing becomes unavailable, and such portion is reasonably required to fund the aggregate merger consideration and all fees, expenses and other amounts contemplated to be paid by Westlake, Merger Sub or the surviving corporation, Westlake and Merger Sub will promptly arrange and obtain in replacement thereof alternative financing from alternative sources in an amount sufficient to consummate the merger. Solely to the extent Westlake receives prior to the closing date sufficient cash proceeds that are available to consummate the merger on the closing date, Westlake has the right to substitute the proceeds of consummated equity, equity linked or convertible, exchangeable or debt issuances or other incurrences of debt for all or any portion of the amount contemplated to be provided by the debt financing contemplated by the commitment letter and may reduce the amount of the commitments thereunder.

Prior to the closing, Axiall will provide to Westlake and Merger Sub customary cooperation reasonably requested by Westlake and Merger Sub that is necessary in connection with the arrangement and consummation of the financing arranged by Westlake, including the following:

•	participating in meetings and due diligence sessions with sources of Westlake’s financing;

•	providing (1) certain financial statements of Axiall and its subsidiaries, (2) financial data relating to Axiall and its subsidiaries necessary to produce the pro forma financial statements and other pro forma financial data and financial information required in order to satisfy certain conditions in the commitment letter, and (3) other pertinent information regarding Axiall and its subsidiaries and such other financial data relating to Axiall and its subsidiaries as may be reasonably requested by Westlake in order to consummate the debt financing or that would be necessary to receive customary “comfort” letters from the independent registered public accountants of Axiall;

•	providing reasonable and customary assistance with the preparation of documents customarily required in connection with bank debt or public or private senior note financings and, to the extent required under the commitment letter, providing all documentation and other information relating to Axiall or any of its subsidiaries required under the commitment letter; and

•	using commercially reasonable efforts to assist Westlake in obtaining surveys, legal opinions from applicable outside counsel and title insurance as customarily required in connection with bank debt or public or private senior notes financings, except where such assistance would require Axiall to breach its contracts.

Westlake will promptly reimburse Axiall for any documented, reasonable out-of-pocket costs, fees and expenses incurred by Axiall or its subsidiaries in connection with their financing cooperation efforts. In addition, Westlake will indemnify, defend and hold harmless Axiall and its subsidiaries against liabilities incurred in connection with Westlake’s financing arrangements and any information used in connection therewith, except and solely to the extent that any such liabilities are incurred as a result of Axiall’s or its subsidiaries’ gross negligence, bad faith, willful misconduct or material breach of the merger agreement.

Treatment of Existing Indebtedness

Upon the written request of Westlake, Axiall will use reasonable best efforts to, and to cause its subsidiaries to, deliver all notices and take all other reasonable and necessary actions to cause, on the closing date of the merger, the termination of Axiall’s existing credit agreements and the repayment of all obligations then outstanding under such credit agreements, and the release of all liens, security interests, pledges or other encumbrances securing such obligations.

In the event that Westlake desires to consummate any exchange offer, tender offer, repurchase offer, consent solicitation, redemption or similar transaction with respect to the 4.625% Senior Notes due 2021 of Eagle Spinco Inc. and/or Axiall’s 4.875% Senior Notes due 2023, which we refer to collectively as the “senior notes”, Axiall will, upon the reasonable written request of Westlake, use its reasonable best efforts to, and to cause its subsidiaries and representatives to, cooperate with Westlake and Merger Sub in good faith in the preparation, execution, delivery and filing of any of the necessary and appropriate documentation in connection these debt transactions to be effected on such terms, conditions and timing as reasonably requested by Westlake, provided that Westlake will provide all funds required to effect all such debt transactions.

Westlake will promptly reimburse Axiall for any documented, reasonable out-of-pocket costs, fees and expenses incurred by Axiall in connection with any debt transactions involving the senior notes. In addition, Westlake will indemnify, defend and hold harmless Axiall and its subsidiaries and its and their representatives in connection with any such debt transactions, except to the extent that liabilities are incurred as a result of Axiall’s or its subsidiaries or its or their representatives’ gross negligence, bad faith, willful misconduct or material breach of the merger agreement.

Shareholders’ Meeting

Axiall has agreed under the merger agreement to hold a special meeting of its shareholders to consider and take action upon the adoption of the merger agreement as soon as reasonably practicable after this proxy statement is cleared by the SEC. Subject to certain terms and conditions set forth in the merger agreement, Axiall may adjourn or postpone the special meeting to the extent necessary to ensure that any required supplement or amendment to this proxy statement is provided to Axiall’s shareholders within a reasonable amount of time in advance of the special meeting, if there are insufficient Axiall shares represented at the meeting to constitute a quorum, or for purposes of soliciting additional proxies if necessary to obtain the required shareholder approval. Westlake has agreed to vote, or cause to be voted, all of the Axiall shares beneficially owned by it or its subsidiaries in favor of the adoption of the merger agreement. As of the close of business on the record date, Westlake owned 3,100,050 Axiall shares, or 4.4% of the outstanding Axiall shares.

Axiall has also agreed under the merger agreement for Axiall’s Board to recommend to Axiall’s shareholders the adoption of the merger agreement, subject to the provisions of the merger agreement described above under “No Solicitation by Axiall” and “Changes in the Board’s Recommendation; Fiduciary Termination”.

Efforts to Obtain Regulatory Approvals

The merger agreement requires each of the parties to use their respective reasonable best efforts to take all actions necessary, proper or advisable to consummate the merger as soon as practicable, including the preparation and filing of all notices required to be filed to consummate the merger, satisfying the conditions to the consummation of the merger required to be satisfied by such party, and taking all reasonable actions necessary to obtain any required governmental consent, approvals or exemptions required to be obtained by such party. Without limiting the generality of the foregoing, each of Axiall and Westlake has agreed to use reasonable best efforts to resolve any objections as may be asserted by any governmental entity under the HSR Act or other antitrust laws, vigorously contest and resist any action challenging the merger as violative of any antitrust laws, and cause the expiration of the waiting period under the HSR Act and other applicable antitrust laws with respect to the merger as promptly as possible.

In addition, Westlake has agreed to take all actions necessary to resolve any impediments under all applicable antitrust laws so as to enable the closing to occur as soon as reasonably possible, including proposing or committing to divestitures and limitations on its ability to retain any business, product lines or assets of Axiall; provided, however, that (1) any such action will be conditioned upon the consummation of the merger, (2) Axiall will not take any action of the type described above without the prior written consent of Westlake, and (3) under no circumstances will Westlake, Axiall or any of their respective subsidiaries be required to undertake any efforts or take or consent to any action if such effects, action or consent, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of Axiall and its subsidiaries, taken as a whole, or of Westlake and its subsidiaries, taken as a whole.

Westlake will control the strategy for all filings, notifications, submissions and communications in connection with any consent, approval, filing, notice, petition, statement, registration, submission of information, application or similar matter in connection with the transactions contemplated by the merger agreement, but will reasonably consult with Axiall and its counsel in connection therewith.

Access to Information

Axiall has agreed that, upon reasonable notice, it will, and will cause each of its subsidiaries to, afford to Westlake and its officers, directors, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants and other representatives reasonable access during normal business hours during the period prior to the effective time to Axiall’s properties, books, certain contracts, personnel and records and such other information as Westlake reasonably requests with respect to Axiall and its business, financial condition and operations; provided that nothing in the merger agreement will require Axiall or any of its subsidiaries to (1) provide such access at times or in a manner that would unreasonably disrupt their ordinary course of operations or (2) disclose any competitively sensitive information or any information to Westlake or its representatives that would reasonably be expected to cause any breach of contract or the risk of a loss of attorney-client privilege to Axiall or any of its subsidiaries, provided that Axiall will provide access to or make available as much of such document or information as is possible (through redactions, summaries or other appropriate means) without resulting in such violation, the loss of such privilege or disclosure of competitively sensitive information and will use reasonable best efforts to take such other actions so as to allow for such disclosure in a manner that does not result in such violation, the loss of such privilege or disclosure of competitively sensitive information.

Director and Officer Indemnification and Insurance

Under the merger agreement, Westlake has agreed to cause the surviving corporation to indemnify, for a period of six years after the closing and to the fullest extent permitted or required by applicable law, each individual who was a director or officer of Axiall or any of its subsidiaries prior to the effective time or has served at the request of Axiall as a director, officer, member, trustee or fiduciary of another entity prior to the effective time, with respect to all claims and liabilities based on or arising out of (1) the fact that such individual was a director or officer of Axiall or any of its subsidiaries or (2) acts or omissions by such individual in such capacity at any time prior to the effective time. Unless otherwise required by law, Westlake has agreed to cause the surviving corporation to continue, and cause its subsidiaries to continue, for a period of six years after the closing, all obligations of Axiall and its subsidiaries in respect of rights of exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the effective time existing in favor of the foregoing individuals as provided in the respective constituent documents of Axiall or any of its subsidiaries or in any written agreement disclosed to Westlake prior to the execution of the merger agreement.

In addition, for a period of six years after the effective time, Westlake will either cause to maintain the current directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Axiall, or provide substitute policies or purchase a “tail policy” with at least the same coverage and scope, and in amounts, and containing terms and conditions that are no less favorable to the covered individuals than the policies in effect on the date of the merger agreement. In lieu of the foregoing, Axiall may, prior to the effective time, purchase a six-year prepaid “tail policy” on terms and conditions providing at least substantially equivalent benefits as the current directors’ and officers’ liability insurance policies maintained by Axiall and its subsidiaries with respect to matters existing or occurring on or prior to the effective time, including without limitation the transactions contemplated by the merger agreement, and the surviving corporation will use its reasonable best efforts to cause such policy to be maintained in full force and effect for its full term. The merger agreement provides that in no event will the aggregate annual premium payments for any continuing coverage, substitute policies or “tail policies” exceed 250% of the annual premium paid by Axiall for such insurance for its last full fiscal year.

The individuals who are directors and officers of Axiall or a subsidiary of Axiall at or prior to the effective time are third-party beneficiaries of the provisions described above, and such individuals will have the right to enforce these provisions of the merger agreement.

Employee Matters

Westlake has agreed that for a period from the effective time through December 31, 2017, it will provide to each continuing employee of Axiall and its subsidiaries who is not subject to a collective bargaining agreement with (1) compensation and benefits (excluding equity-based compensation) that are no less favorable, in the aggregate, than such employee’s compensation and benefits immediately prior to the effective time, and that each such continuing employee’s annual base salary or wage rate will be no less favorable than that provided immediately prior to the effective time and (2) severance benefits that are no less favorable than those provided to each such employee immediately prior to the effective time. In addition, Westlake has agreed that for purposes of equity-based compensation, Westlake will treat these continuing employees in a manner consistent with its treatment of similarly situated employees of Westlake and its subsidiaries under Westlake’s equity-based compensation plans, subject to limited exceptions. For those continuing employees who are subject to a collective bargaining agreement, Westlake will comply with the terms and conditions of each applicable collective bargaining agreement in a manner consistent with applicable law.

For purposes of vesting, eligibility to participate and benefit accrual under the employee benefit plans of Westlake and its subsidiaries, to the extent permissible by third-party insurers (provided that Westlake will use reasonable best efforts to obtain a waiver or consent from the applicable insurers), each continuing employee who is not subject to a collective bargaining agreement will be credited with his or her service time with Axiall and its subsidiaries prior to the effective time to the same extent as such employee was entitled to credit for such services under Axiall’s benefit plans prior to the effective time, provided that there would not be a duplication of benefits. For welfare benefits under Westlake’s benefit plans, Westlake will cause certain pre-existing condition exclusions and actively-at-work requirements to be waived for these continuing employees and their covered dependents other than to the extent they would not be waived under Axiall’s benefit plans. Notwithstanding the foregoing, Westlake will not be required to take any action or assume any obligation to the extent it would reasonably be expected to cause any Westlake plan or Axiall plan to violate applicable law or any provision of such plan, or cease to be qualified under the applicable tax code or comparable non-U.S. law.

Before the closing, the compensation committee will determine any bonus amounts with respect to (1) each fiscal year completed prior to the closing for which bonus amounts remain unpaid as of the closing date and (2) the fiscal year in which the closing occurs, at a level not to exceed maximum performance under the applicable Axiall benefit plan. The bonus amounts with respect to such years will be paid as soon as practicable, but in any event no later than 30 days following the effective time, subject to certain tax-based limitations as described in the merger agreement.

The merger agreement also provides that, no later than 30 days following the closing date, Westlake or the surviving corporation will make, or will cause to be made, (1) to the extent not previously contributed prior to the closing date, contributions to the deferred compensation plan in respect of years following the closing date that are otherwise consistent with Axiall’s policy regarding contributions to such plan and (2) to the extent required by the terms of the applicable plan, an irrevocable contribution to a grantor trust that meets certain tax-based requirements, in an amount sufficient to pay each participant or beneficiary in certain of Axiall’s nonqualified deferred compensation and retirement plans the benefits to which such participants or their beneficiaries would be entitled pursuant to the terms of such plans as of the closing date, including contributions made to such plans as described in this paragraph, which benefits will be contributed and paid in accordance with the terms of the applicable plans and the policies under such plans.

Finally, the merger agreement provides that, through the plan year in which the closing occurs, the surviving corporation will make discretionary contributions in a manner consistent with past practice to certain qualified and non-qualified retirement plans specified in the merger agreement.

Other Covenants and Agreements

The merger agreement contains additional agreements between Axiall and Westlake relating to, among other things, the following:

•	notifications of certain matters, including any change or event that has had or would reasonably be expected to have a material adverse effect on Axiall or prevent or materially impair the ability of either Axiall or Westlake to consummate the merger;

•	preparation of this proxy statement;

•	Westlake’s adoption of the merger agreement as the sole shareholder of Merger Sub;

•	ensuring exemption of certain transactions in connection with the merger under Rule 16b-3 under the Exchange Act;

•	ensuring inapplicability of takeover statutes; and

•	defense of litigation relating to the merger or other transactions contemplated by the merger agreement.

Conditions to the Merger

The respective obligations of Axiall, Westlake and Merger Sub to effect the merger are subject to the satisfaction or waiver on or prior to the effective time of the following conditions:

•	the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding Axiall shares entitled to vote on the merger;

•	the expiration or termination of the waiting period applicable to the consummation of the merger under the HSR Act and the receipt of the required approvals under the antitrust laws of Canada; and

•	the absence of any order, judgment, injunction or law prohibiting the consummation of the merger; provided, however, that a party may not assert that this condition has not been satisfied unless such party has used its reasonable best efforts to prevent the entry of any such legal prohibition and to appeal as promptly as possible any such legal prohibition that may be entered to the extent required by and subject to the terms of the merger agreement.

The obligations of Westlake and Merger Sub to effect the merger are further subject to the satisfaction or waiver by Westlake on or prior to the effective time of the following additional conditions:

•	(1) the representations and warranties of Axiall set forth in the merger agreement regarding organization, due authorization of the merger agreement, brokers or finders and takeover statutes will be true and correct in all material respects (without giving effect to any materiality or material adverse effect qualifications contained therein), (2) the representations and warranties of Axiall set forth in the merger agreement regarding Axiall’s capitalization will be true and correct except for any de minimis inaccuracies, (3) the representations and warranties of Axiall set forth in the merger agreement regarding the absence of a material adverse effect will be true and correct in all respects, and (4) all other representations and warranties of Axiall set forth in the merger agreement will be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications contained therein) except where the inaccuracies, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect, in each case of (1) through (4) both when made and at and as of the closing date as if made at and as of such time (except to the extent expressly made only as of a specific date, in which case such representation and warranty will be so true and correct as of such specified date);

•	Axiall’s performance in all material respects of its obligations under the merger agreement at or prior to the closing date; and

•	the receipt by Westlake of a certificate signed on behalf of Axiall by the chief executive officer or another senior executive of Axiall to such effect.

The obligation of Axiall to effect the merger is further subject to the satisfaction or waiver by Axiall on or prior to the closing date of the following additional conditions:

•	the representations and warranties of Westlake and Merger Sub set forth in the merger agreement are true and correct in all respects except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to prevent or materially impair the ability of Westlake and Merger Sub to consummate the transactions contemplated by the merger agreement, in each case, both when made and at and as of the closing date, as if made at and as of such time (except to the extent expressly made only as of a specific date, in which case such representation and warranty will be so true and correct as of such specified date);

•	Westlake’s and Merger Sub’s performance in all material respects of its obligations under the merger agreement at or prior to the closing date; and

•	the receipt by Axiall of a certificate signed on behalf of Westlake and Merger Sub by the chief executive officer or other senior executive officer of Westlake and Merger Sub to such effect.

The receipt of funds from Westlake’s debt financing arrangements is not a condition to the consummation of the merger.

None of Westlake, Merger Sub or Axiall may rely on the failure of any closing condition to be satisfied to excuse such party from its obligation to effect the merger if such failure was caused by such party’s failure to comply with its obligations to consummate the merger to the extent required by the merger agreement.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time (notwithstanding any shareholder approval) in the following circumstances:

•	mutual written consent of Westlake, Merger Sub and Axiall;

•	either Westlake or Axiall if:

•	the merger has not been consummated on or before the outside date, provided that this right to terminate the merger agreement will not available to a party that has breached the merger agreement and such breach was the proximate cause of the failure to consummate the merger;

•	any final and nonappealable law, order, judgment or injunction restraining or prohibiting the consummation of the merger has been issued by a governmental entity, provided, however, that a party must have used its reasonable best efforts to prevent the entry of such legal prohibition to the extent required by and subject to the terms of the merger agreement; or

•	the special meeting of shareholders has concluded and the vote required to adopt the merger agreement is not obtained.

•	Axiall may terminate the merger agreement:

•	prior to the adoption of the merger agreement by Axiall’s shareholders, in order to enter into a definitive acquisition agreement with respect to a superior proposal; provided that Axiall has complied with certain procedures specified in the merger agreement and concurrently pays the termination fee to Westlake as described below under “–Termination Fee”; or

•	if there has been a breach of any of Westlake’s covenants or failure to be true of any of Westlake’s representations and warranties, which breach or failure to be true, individually or in the aggregate, would result in the failure of the applicable closing condition to be met, and such failure is not cured within the earlier of the outside date and 15 days following Axiall’s written notice to Westlake; provided that Axiall will not have this right to terminate the merger agreement if Axiall is then in material breach of any of its representations, warranties or covenants in the merger agreement.

•	Westlake may terminate the merger agreement:

•	prior to the adoption of the merger agreement by Axiall’s shareholders, Axiall’s Board has made an acquisition recommendation change or a change of recommendation, or a takeover proposal has been publicly disclosed or a tender offer or exchange offer that constitutes a takeover proposal has been commenced by an unaffiliated third party, and Axiall has not, within certain specified time periods, published or given to its shareholders a statement recommending that shareholders reject such takeover proposal, tender offer or exchange offer; or

•	if there has been a breach of any of Axiall’s covenants, or failure to be true of any of Axiall’s representations and warranties, which breach or failure to be true, individually or in the aggregate, would result in the failure of the applicable closing condition to be met, and such failure is not cured within the earlier of the outside date and 15 days following Westlake’s written notice to Axiall; provided that Westlake will not have this right to terminate the merger agreement if Westlake is then in material breach of any of its representations, warranties or covenants in the merger agreement.

If the merger agreement is terminated, it will become void and of no effect with no liability on the part of any party to another party; provided, however, that (1) certain provisions, including those relating to publicity, indemnification and reimbursement, governing law, jurisdiction and the provisions of the confidentiality agreements between Axiall and Westlake will survive the termination and (2) no party will be released from liabilities arising out of any knowing material breach of any of its representations or warranties in the merger agreement, or any deliberate material breach of any of its covenants in the merger agreement.

Termination Fee

Axiall will be required to pay a termination fee of $77.7 million to Westlake under the following circumstances:

•	Westlake terminates the merger agreement as a result of an acquisition recommendation change or a change of recommendation by Axiall’s Board, or the failure of the Board to recommend against a takeover proposal within certain specified time periods;

•	Axiall terminates the merger agreement in order to enter into a definitive acquisition agreement with respect to a superior proposal; or

•	(1) Axiall or Westlake terminate the merger agreement due to the merger not having been consummated on or before the outside date or the failure to obtain the required shareholder vote to adopt the merger agreement, (2) a third party has publicly announced and not withdrawn a takeover proposal prior to the termination of the merger agreement or the special meeting of Axiall’s shareholders to vote on the adoption of the merger agreement, and (3) at any time on or prior to the nine-month anniversary of such termination, Axiall consummates a takeover proposal or enters into a definitive acquisition agreement with respect to a takeover proposal that is subsequently consummated (solely for purpose of this provision, any reference to 20% in the definition of takeover proposal will be deemed to refer to 50% instead).

In the event the termination fee is payable, from and after the payment of the termination fee by Axiall to Westlake, Axiall will have no further liability of any kind.

Remedies; Specific Enforcement

The parties to the merger agreement have agreed that irreparable damage would occur in the event that the parties do not perform their obligations under the provisions of the merger agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties have agreed that the parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement.

Amendment of the Merger Agreement

Subject to applicable law and the rules and regulations of the NYSE, at any time prior to the effective time, the merger agreement may be amended by Axiall or Westlake (on behalf of itself and Merger Sub) by an instrument in writing signed on behalf of each of the parties; provided, however, that after the adoption of the merger agreement by Axiall’s shareholders, no amendment which by law requires further approval of Axiall’s shareholders may be made without such further approval.

Governing Law

The merger agreement is governed and construed in accordance with the laws of the State of Delaware.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists information as of July 25, 2016 about the number of Axiall shares beneficially owned by each director, each named executive officer, all of our current directors and executive officers as a group, and each person or group known by us to own more than 5 percent of Axiall shares.

Name and Address of Beneficial Owner(1)	Amount of Common Stock Beneficially Owned and Nature of Beneficial Ownership(2)		% of Class(3)
Timothy Mann, Jr.	41,848		*
Gregory C. Thompson	183,419	(4)	*
William H. Doherty	6,364	(5)	*
Simon Bates	32,577	(6)	*
Sharon G. Piciacchio	23,073	(7)	*
Paul D. Carrico	318,728	(8)	*
Joseph C. Breunig	0	(9)	*
Mark J. Orcutt	102,778	(10)	*
Patrick J. Fleming	20,871		*
T. Kevin DeNicola	19,965		*
Robert M. Gervis	19,965		*
Mark L. Noetzel	19,965		*
David N. Weinstein	19,965		*
William L. Mansfield	15,685		*
Michael H. McGarry	10,433		*
Victoria F. Haynes	8,153		*
All directors and executive officers as group (15 persons)	415,509	(11)	*
BlackRock Inc. 40 East 52nd Street New York, NY 10022	5,173,567	(12)	7.31%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	4,728,347	(13)	6.68%
TIAA-CREF Investment Management, LLC / Teachers Advisors, Inc. 730 Third Avenue New York, NY 10017-3206	4,691,840	(14)	6.63%
Morgan Stanley 1585 Broadway New York, NY 10036	3,640,489	(15)	5.15%

*	Represents less than 1 percent.
(1)	The address of each of our current directors and executive officers is Axiall Corporation, Attn: Corporate Secretary, 1000 Abernathy Road, Suite 1200, Atlanta, Georgia 30328.
(2)

Beneficial ownership as reported in the table has been determined in accordance with the rules of the SEC. Under those rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power”, which includes the power to vote or to direct the voting of such security, or “investment power”, which includes the power to dispose of, or to direct the disposition of, such security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership (such as by exercise of options) within 60 days. Under such rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial interest. Except as indicated in other notes to this table, directors and executive officers possessed sole voting and investment power with respect to all shares of common stock referred to in the table.

(3)	Based on 70,733,982 shares of our common stock outstanding as of July 25, 2016.
(4)	Includes 9,125 shares that may be acquired upon exercise of vested options by Mr. Thompson and 870 shares in his 401(k) account.
(5)	Includes 2,423 shares that may be acquired upon exercise of vested options by Mr. Doherty.
(6)	Includes 1,400 shares that may be acquired upon exercise of vested options by Mr. Bates.
(7)	Includes 18,161 shares that may be acquired upon exercise of vested options by Ms. Piciacchio. Ms. Piciacchio retired from her employment with Axiall on December 31, 2015.
(8)	Includes 7,338 shares that may be acquired upon exercise of vested options by Mr. Carrico. Mr. Carrico retired from his employment with Axiall on July 5, 2015.
(9)	Mr. Breunig resigned his employment from Axiall effective September 1, 2015.
(10)	Includes 8,554 shares that may be acquired upon exercise of vested options by Mr. Orcutt. Mr. Orcutt resigned his employment from Axiall on September 25, 2015.
(11)	See notes (4) through (10).
(12)	As reported on Amendment No. 2 to Schedule 13G filed with the SEC on January 25, 2016, BlackRock, Inc. and certain of its affiliates has sole voting power with respect to 5,008,307 shares, shared voting power with respect to nil shares and sole dispositive power with respect to nil shares.
(13)	As reported on Amendment No. 4 to Schedule 13G filed with the SEC on February 10, 2016, The Vanguard Group and certain of its affiliates has sole voting power with respect to 88,887 shares, shared voting power with respect to 4,100 shares and sole dispositive power with respect to 4,639,560 shares.
(14)	As reported on Amendment No. 2 to Schedule 13G filed with the SEC on February 10, 2016, TIAA-CREF Investment Management, LLC (“Investment Management”) is the investment adviser to the College Retirement Equities Fund (“CREF”), a registered investment Axiall, and may be deemed to be a beneficial owner of 2,869,980 shares of Axiall’s common stock owned by CREF. Teachers Advisors, Inc. (“Advisors”) is the investment adviser to three registered investment companies, TIAA-CREF Funds (“Funds”), TIAA-CREF Life Funds (“Life Funds”), and TIAA Separate Account VA-1 (“VA-1”), as well as one or more separately managed accounts of Advisors (collectively, the “Separate Accounts”), and may be deemed to be a beneficial owner of 1,821,860 shares of Axiall’s common stock owned separately by Funds, Life Funds, VA-1 and the Separate Accounts. Each of Investment Management and Advisors has expressly disclaimed beneficial ownership of the other’s securities holdings and that it is a member of a “group” with the other.
(15)	As reported on Schedule 13G filed with the SEC on June 23, 2016, Morgan Stanley and certain of its affiliates has sole voting power with respect to 3,637,898 shares, shared voting power with respect to 2,380 shares, sole dispositive power with respect to nil shares and shared dispositive power with respect to 3,640,489 shares. The securities being reported on by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by Morgan Stanley Capital Services LLC, a wholly-owned subsidiary of Morgan Stanley.

APPRAISAL RIGHTS OF SHAREHOLDERS

Holders of Axiall shares who do not vote for the adoption of the merger, who continuously hold their shares of Axiall common stock through the effective time and who otherwise comply precisely with the applicable statutory procedures and conditions of Section 262 of the DGCL, which we refer to as “Section 262”, will have the right to obtain an appraisal of the value of their Axiall shares in connection with the merger. This means that shareholders are entitled to obtain the “fair value” of their Axiall shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) as determined by the Delaware Court of Chancery and entitled to receive payment based upon that valuation, together with interest, in lieu of any consideration to be received under the merger agreement.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a shareholder in order to perfect appraisal rights. All references in this summary to a “shareholder” are to the record holder of Axiall shares on the record date for the special meeting unless otherwise indicated.

THIS SUMMARY, HOWEVER, IS NOT A COMPLETE STATEMENT OF LAW PERTAINING TO APPRAISAL RIGHTS UNDER DELAWARE LAW AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262, WHICH IS ATTACHED HERETO AS ANNEX D AND IS INCORPORATED HEREIN BY REFERENCE. THE PERFECTION OF APPRAISAL RIGHTS REQUIRES STRICT AND TIMELY ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL. FAILURE TO FOLLOW PRECISELY THE REQUIREMENTS AND CONDITIONS OF SECTION 262 FOR PERFECTING APPRAISAL RIGHTS WILL RESULT IN THE LOSS OF SUCH RIGHTS (AND EACH AXIALL SHARE HELD BY SUCH SHAREHOLDER WILL BE DEEMED TO HAVE BEEN CONVERTED AT THE EFFECTIVE TIME INTO THE RIGHT TO RECEIVE THE PER SHARE MERGER CONSIDERATION, WITHOUT INTEREST AND SUBJECT TO ANY APPLICABLE WITHHOLDING TAXES).

If you wish to consider demanding appraisal rights, you should carefully review the text of Section 262 contained in Annex D hereto and should consult your legal advisor since failure to timely and properly comply with the requirements and conditions of Section 262 will result in the loss of your appraisal rights under the DGCL. All demands for appraisal must be received prior to the vote on the merger agreement and should be addressed to Axiall Corporation, Attn: Corporate Secretary, 1000 Abernathy Road, Suite 1200, Atlanta, Georgia 30328, and should be executed by, or on behalf of, the record holder of the Axiall shares. Holders of Axiall shares who desire to demand their appraisal rights must not vote in favor of the merger agreement, must continuously hold their Axiall shares through the effective time and must not submit an election form, and must otherwise comply precisely with the applicable statutory procedures in Section 262.

Under Section 262, where a merger agreement relating to a proposed merger is to be submitted for adoption at a meeting of shareholders, as in the case of the Axiall special meeting, the corporation, not less than 20 days prior to such meeting, must notify each of its shareholders who was a shareholder on the record date for notice of such meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in each such notice a copy of Section 262. This document constitutes such notice to the holders of Axiall shares and Section 262 is attached to this document as Annex D.

If you wish to demand appraisal rights, you must not vote for the adoption of the merger agreement and must deliver to Axiall, before the vote on the merger proposal, a written demand for appraisal of your Axiall shares that complies with the requirements of Section 262. If you sign and return a proxy card that does not contain voting instructions or if you submit a proxy by telephone or through the Internet that does not contain voting instructions, you will effectively waive your appraisal rights because such shares represented by the proxy will, unless the proxy is revoked, be voted for the adoption of the merger agreement. Therefore, a shareholder who submits a proxy and who wishes to demand appraisal rights must submit a proxy containing instructions to vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement. Neither voting against the merger proposal, nor abstaining from voting or failing to vote on the merger proposal, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262.

A demand for appraisal will be sufficient if it reasonably informs Axiall of the identity of the shareholder and that such shareholder intends thereby to demand appraisal of such shareholder’s shares of common stock. This written demand for appraisal must be separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. If you wish to demand appraisal rights, you must be the record holder of such Axiall shares on the date the written demand for appraisal is made, and you must continue to hold such shares of record through the effective time. Accordingly, a shareholder who is the record holder of shares of common stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the effective time, will lose any right to appraisal in respect of such shares.

Only a holder of record of Axiall shares on the record date for the Axiall special meeting is entitled to assert appraisal rights for such shares of common stock registered in that holder’s name. To be effective, a demand for appraisal by a shareholder must be made by, or on behalf of, such shareholder of record. The demand should set forth, fully and correctly, the shareholder’s name as it appears, with respect to shares evidenced by certificates, on his or her stock certificate, or, with respect to book-entry shares, on the stock ledger. Beneficial owners who do not also hold their Axiall shares of record may not directly make appraisal demands to Axiall. The beneficial holder must, in such cases, have the owner of record, such as a broker, bank or other nominee, submit the required demand in respect of those Axiall shares. If Axiall shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary. If the Axiall shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners.

An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a shareholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds Axiall shares as a nominee for others, may demand his or her right of appraisal with respect to the Axiall shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of Axiall shares as to which appraisal is sought. Where no number of Axiall shares is expressly mentioned, the demand will be presumed to cover all Axiall shares held in the name of the record owner.

If you hold your Axiall shares in a brokerage account or in other nominee form and you wish to demand appraisal rights, you should consult with your broker, the nominee or the holder of record to determine the appropriate procedures for making a demand for appraisal by the broker, the nominee or the holder of record.

If a shareholder who demands appraisal under Delaware law fails to perfect, or effectively withdraws or loses his or her rights to appraisal as provided under Delaware law, each Axiall share held by such shareholder will be deemed to have been converted at the effective time into the right to receive the per share merger consideration, without interest and subject to any applicable withholding taxes. A shareholder who has not commenced or joined an appraisal proceeding may withdraw his or her demand for appraisal and agree to accept the per share merger consideration by delivering to Axiall a written withdrawal of his or her demand for appraisal and acceptance of the per share merger consideration within 60 days after the effective time (or thereafter with the consent of the surviving corporation). Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any shareholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that any shareholder who has not commenced an appraisal action or joined that proceeding as a named party may withdraw his or her demand for appraisal and agree to accept the per share merger consideration within 60 days after the effective time.

Within 10 days after the effective time, the surviving corporation will notify each shareholder who has complied with Section 262 and has not voted in favor of the merger as of the effective time. Within 120 days after the effective time, but not thereafter, either the surviving corporation, or any shareholder who has complied with the requirements of Section 262 and who is otherwise entitled to appraisal rights, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Axiall shares held by all shareholders entitled to appraisal. A person who is the beneficial owner of Axiall shares held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Upon the filing of the petition by a shareholder, service of a copy of such petition should be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are shareholders that have demanded their appraisal rights. Accordingly, the failure of a shareholder to file such a petition within the period specified could nullify the shareholder’s previously written demand for appraisal. Shareholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that it will initiate any negotiations with respect to the fair value of such Axiall shares. Accordingly, shareholders who desire to have their Axiall shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262.

The costs of the appraisal action may be determined by the Delaware Court of Chancery and made payable by the parties as the Court deems equitable. The Court also may order that all or a portion of the expenses incurred by any shareholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal.

If a petition for appraisal is duly filed by a shareholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all shareholders who have demanded an appraisal of their Axiall shares and with whom agreements as to the value of their Axiall shares have not been reached by the surviving corporation. After notice to shareholders who demanded appraisal of their Axiall shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those shareholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the shareholders who have demanded appraisal for their Axiall shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any shareholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that shareholder.

Within 120 days after the effective time, any shareholder (including any beneficial owner of shares entitled to appraisal rights) that has complied with the requirements for demand of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of Axiall shares not voted in favor of the merger and with respect to which demands for appraisal have been timely received and the aggregate number of holders of those shares. These statements must be mailed to the shareholder within 10 days after a written request by such shareholder for the information has been received by the surviving corporation, or within 10 days after expiration of the period for delivery of demands for appraisal under Section 262, whichever is later.

After determining the shareholders entitled to appraisal of their Axiall shares, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, and the Court shall determine the fair value of the Axiall shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the shareholders entitled to receive the same, upon surrender by such shareholders of their certificates and book-entry shares.

In determining the fair value of the Axiall shares, the Delaware Court of Chancery is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Axiall shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding. The surviving corporation may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Axiall shares is less than the per share merger consideration. Therefore, the value so determined in any appraisal proceeding could be the same as, or more or less than, the per share merger consideration. Shareholders considering appraisal should be aware that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, “fair value” under Section 262.

Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the mergers”. In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value”, but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the mergers and not the product of speculation, may be considered”. Any Axiall shareholder who has duly demanded and perfected an appraisal in strict compliance with Section 262 (and has not withdrawn such demand) will not, after the effective time, be entitled to vote his or her shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of Axiall shares as of a date prior to the effective time.

If you desire to demand your appraisal rights, you must not vote for the adoption of the merger agreement, you must continuously hold your Axiall shares through the effective time and you must strictly comply with the procedures and conditions set forth in Section 262.

IN VIEW OF THE COMPLEXITY OF SECTION 262, AXIALL SHAREHOLDERS WHO MAY WISH TO CONSIDER PURSUING APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR LEGAL AND FINANCIAL ADVISORS. FAILURE TO TAKE ANY REQUIRED STEPS IN CONNECTION WITH THE DEMAND OF APPRAISAL RIGHTS WILL RESULT IN THE TERMINATION OR WAIVER OF SUCH RIGHTS.

MARKET PRICE AND DIVIDEND INFORMATION

Axiall shares trades on the NYSE under the symbol “AXLL”. The table below provides the high and low prices of an Axiall share for the periods indicated, as reported by the NYSE.

	High	Low
Year ending December 31, 2016
Third quarter (through July 29, 2016)	$32.66	$32.35
Second quarter	$32.79	$20.92
First quarter	$22.60	$9.04
Year ended December 31, 2015
Fourth quarter	$23.73	$12.83
Third quarter	$36.51	$15.26
Second quarter	$47.47	$34.88
First quarter	$51.35	$39.78
Year ended December 31, 2014
Fourth quarter	$45.94	$34.32
Third quarter	$48.88	$35.67
Second quarter	$49.27	$41.79
First quarter	$47.30	$37.86

Axiall currently pays a quarterly dividend on Axiall shares, and last paid a quarterly dividend on July 8, 2016, of $0.16 per share. Under the terms of the merger agreement, Axiall may continue to pay its regular quarterly dividends prior to the completion of the merger without the prior consent of Westlake.

On June 9, 2016, the last trading day prior to the announcement of the transaction, the last sale price of Axiall shares as reported on the NYSE was $25.81 per share. On July 29, 2016, the latest practicable trading date before the filing of this proxy statement, the last sale price of Axiall shares as reported on the NYSE was $32.65 per share. You are encouraged to obtain current market quotations for Axiall shares in connection with voting your Axiall shares.

As of the close of business on the record date, there were 70,733,982 Axiall shares outstanding and entitled to vote, held by 422 shareholders of record. The number of holders is based upon the actual number of holders registered in our records at such date and excludes holders of shares in “street name” or persons, partnerships, associations, corporations or other entities identified in security positions listings maintained by depository trust companies.

HOUSEHOLDING

Under rules of the SEC, to minimize mailing costs we are permitted to send a single set of annual reports and proxy statements to any household at which two or more shareholders reside if they appear to be members of the same family unless we have received contrary instructions from one or more of the shareholders. A number of brokers firms have also instituted this practice with respect to the delivery of documents to shareholders residing at the same address. With this practice, however, each shareholder continues to receive a separate proxy card for voting. Any shareholder affected by this practice, known as “householding”, who desires to receive multiple copies of this proxy statement may write Investor Relations, Axiall Corporation, 1000 Abernathy Road, Suite 1200, Atlanta, Georgia 30328 or call (770) 395-4500.

SHAREHOLDER PROPOSALS

If the merger is completed, we will no longer have public shareholders and there will be no public participation in any future meetings of our shareholders. However, if the merger is not completed, our shareholders will continue to be entitled to attend and to participate in our shareholders’ meetings. We intend to hold an annual shareholders’ meeting only if the merger is not completed, or if we are required to do so by our bylaws or applicable law. If the 2017 annual meeting of shareholders is held, shareholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for Axiall’s 2017 annual meeting of shareholders in accordance with Rule 14a-8 under the Exchange Act and Axiall’s bylaws, as described below.

Proposals to be Included in our Proxy Materials

In order for a shareholder proposal to be considered for inclusion in our proxy materials for our 2017 annual meeting of shareholders, the proposal must be forwarded in writing and received at our principal executive offices no later than January 4, 2017, directed to the attention of the Corporate Secretary. For each matter you intend to bring before the meeting, your notice must comply with all applicable provisions of our bylaws, including a description of the business you wish to be considered, the reasons for conducting that business at the meeting, and any material interest you have in that business as well as information regarding you and the number of shares of our stock that you own. Any shareholder proposal must comply in all respects with the rules and regulations of the SEC.

Notice and Other Information

All notices of nominations for director and proposals of other items of business by shareholders, whether or not to be included in our proxy materials, must be sent to us as follows:

Axiall Corporation

1000 Abernathy Road, Suite 1200

Atlanta, Georgia 30328

Any shareholder proposal or director nomination must also comply with all other applicable provisions of our Restated Certificate of Incorporation and our bylaws, the Exchange Act (including the rules and regulations under the Exchange Act), and Delaware law. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements. If we do not exclude the proposal, then the persons appointed as proxies in the proxy card solicited by Axiall’s Board for the 2017 annual meeting may exercise discretionary voting authority to vote in accordance with their best judgment on any proposal submitted outside of Rule 14a-8.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Axiall is subject to the informational requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains our reports, proxy and information statements and other information at www.sec.gov.

Axiall will make available a copy of the documents we file with the SEC on the “Investors” section of our website at www.axiall.com as soon as reasonably practicable after filing these materials with the SEC. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. Copies of any of these documents may be obtained free of charge either on our website, by contacting Investor Relations, by phone at (770) 395-4500 or by mail to Axiall Corporation, 1000 Abernathy Road, Suite 1200, Atlanta, Georgia 30328.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We also incorporate by reference into this proxy statement the following documents filed by us with the SEC under the Exchange Act and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting (provided that we are not incorporating by reference any information furnished to, but not filed with, the SEC):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as amended by the Form 10-K/A filed on April 28, 2016;

•	our Definitive Proxy Statement for our 2016 annual meeting of shareholders filed on May 4, 2016;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 filed on May 6, 2016; and

•	our Current Reports on Form 8-K filed on January 29, 2016, February 11, 2016, February 16, 2016, February 17, 2016, March 8, 2016, April 4, 2016, April 7, 2016, May 9, 2016, May 26, 2016, June 10, 2016, June 13, 2016 and June 22, 2016.

Notwithstanding the foregoing, information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

We have not authorized anyone to give you any information or to make any representation about the merger or Axiall that is different from or adds to the information contained in this proxy statement or in the documents we have publicly filed with the SEC. Therefore, if anyone does give you any different or additional information, you should not rely on it.

Annex A

AGREEMENT AND PLAN OF MERGER

among

WESTLAKE CHEMICAL CORPORATION,

LAGOON MERGER SUB, INC.

and

AXIALL CORPORATION

dated as of

June 10, 2016

A-ii

(continued)

A-iii

(continued)

A-iv

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 10, 2016, among Westlake Chemical Corporation, a Delaware corporation (“Parent”), Lagoon Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Axiall Corporation, a Delaware corporation (the “Company”).

RECITALS

The respective Boards of Directors of Parent, Merger Sub and the Company each have approved, and, in the case of the Company and Merger Sub, deem it advisable and in the best interests of their respective stockholders to consummate, the acquisition of the Company by Parent by means of a merger of Merger Sub with and into the Company on the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of Company Common Stock (such Company Common Stock issued and outstanding immediately prior to the Effective Time, collectively, the “Shares”), other than Shares owned by Parent or any direct or indirect wholly owned Subsidiaries of Parent, any shares of Company Common Stock held in the treasury of the Company and Dissenting Shares (as defined below), will be converted into the right to receive the Merger Consideration.

NOW, THEREFORE, the Parties hereby agree as follows:

I. THE MERGER

1.1. The Merger. On the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), at the Effective Time, Merger Sub will be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation in the Merger. The Company as the surviving corporation in the Merger is referred to herein as the “Surviving Corporation.”

1.2. Closing. The closing of the Merger (the “Closing”) will take place at the offices of Jones Day, 250 Vesey Street, New York, New York, at 10:00 a.m. (New York City time) on the second Business Day after the satisfaction or waiver of all of the conditions (other than any condition that by its nature cannot be satisfied until the Closing, but subject to satisfaction or waiver of any such condition) set forth in Article VII or on such other time, date or place as may be Agreed. The date on which the Closing occurs is referred to herein as the “Closing Date”.

1.3. Effective Time. The Parties will cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) on the Closing Date (or on such other date as may be Agreed) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is Agreed, being the “Effective Time”).

1.4. Effect of the Merger. The Merger will have the effects set forth in this Agreement and the relevant provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises and authority of the Company and Merger Sub will vest in the Surviving Corporation and all debts, liabilities and obligations of the Company and Merger Sub will become the debts, liabilities and obligations of the Surviving Corporation.

1.5. Restated Certificate of Incorporation and By-Laws of the Surviving Corporation. (a) At the Effective Time, the restated certificate of incorporation of the Company (the “Restated Certificate of Incorporation”) will be amended so as to read in its entirety as is set forth on Exhibit A and, as so amended, will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law, subject to the obligations set forth in Section 6.7.

(b) At the Effective Time, and without any further action on the part of the Company and Merger Sub, the second amended and restated by-laws of the Company (the “By-Laws”) will be amended so as to read in their entirety in the form as is set forth on Exhibit B and, as so amended, will be the by-laws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and applicable Law, subject to the obligations set forth in Section 6.7.

1.6. Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately before the Effective Time will be the initial directors of the Surviving Corporation and the officers of the Company immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation.

1.7. Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation considers or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub vested in or to be vested in the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

II. EFFECT OF THE MERGER ON CAPITAL STOCK

2.1. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or the holders of Shares or securities of Parent or Merger Sub:

(a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled pursuant to Section 2.1(b)) will be cancelled and extinguished and be converted into the right to receive $33.00 in cash, without interest, payable to the holder of each Share (the “Merger Consideration”) upon surrender of either certificates formerly representing such Shares (“Certificates”) or any book-entry Shares (“Book-Entry Shares”) in the manner provided in Section 2.2. All such Shares, when so converted, will no longer be outstanding and will be automatically cancelled, retired and cease to exist. Each holder of Certificates or Book-Entry Shares will cease to have any rights with respect to Shares represented thereby, except the right to receive the Merger Consideration for such Shares upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.2, without interest.

(b) Each (i) share held in the treasury of the Company, (ii) Share owned by Parent or any direct or indirect wholly owned Subsidiary of Parent immediately before the Effective Time, and (iii) Dissenting Share will be cancelled and extinguished, and no payment or other consideration will be made with respect to such shares subject, in the case of Dissenting Shares, to the right of the holder thereof to receive any payment under Section 2.4.

(c) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately before the Effective Time will thereafter represent one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

2.2. Payment; Surrender of Shares; Stock Transfer Books. (a) Prior to the Effective Time, Parent will enter into an agreement with the Company’s transfer agent to act as agent for the holders of Shares in connection with the Merger (the “Exchange Agent”). At or immediately prior to the Effective Time, Parent will deposit, or cause to be deposited, in trust with the Exchange Agent in a separate account for the benefit of stockholders (the “Exchange Fund”) the aggregate Merger Consideration to which such holders will be entitled at the Effective Time pursuant to Section 2.1(a). The Exchange Agent agreement pursuant to which Parent will appoint the Exchange Agent will be in a form and substance reasonably acceptable to the Company. Parent will pay all costs, fees, and expenses incurred in connection with the retention and engagement of the Exchange Agent.

(b) (i) As soon as reasonably practicable after the Effective Time, and in any event within three Business Days thereafter, Parent will cause the Exchange Agent to mail to each holder of record of a Certificate or Book-Entry Share whose Shares were converted into the right to receive the Merger Consideration (A) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu of Certificates as provided in Section 2.2(f)) to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, and such letter of transmittal will be in customary form) and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of Certificates as provided in Section 2.2(f)) or, in the case of Book-Entry Shares, the surrender of such Book-Entry Shares in exchange for the Merger Consideration. Each holder of Certificates or Book-Entry Shares may thereafter surrender such Certificates or Book-Entry Shares to the Exchange Agent under cover of the letter of transmittal, as agent for such holder. Upon delivery of a valid letter of transmittal and the surrender of Certificates (or affidavits of loss in lieu of Certificates as provided in Section 2.2(f)) or Book-Entry Shares on or before the six-month anniversary of the Effective Time, Parent will cause the Exchange Agent to pay the holder of such Certificates or Book-Entry Shares, in exchange for the Certificates or Book-Entry Shares, cash in an amount equal to the Merger Consideration multiplied by the number of Shares represented by such Certificates (or affidavits of loss in lieu of Certificates as provided in Section 2.2(f)) or Book-Entry Shares. Until so surrendered, Certificates (other than Shares held by Parent or any direct or indirect wholly owned Subsidiary of Parent, shares held in the treasury of the Company and Dissenting Shares) or Book-Entry Shares will represent solely the right to receive the aggregate Merger Consideration relating to the Shares represented by such Certificates (or affidavits of loss in lieu of Certificates as provided in Section 2.2(f)) or Book-Entry Shares.

(ii) If payment of the Merger Consideration in respect of cancelled Shares is to be made to a Person other than the Person in whose name surrendered Certificates or Book-Entry Shares are registered, it will be a condition to such payment that the Certificates or Book-Entry Shares so surrendered are properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment has paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Certificates or Book-Entry Shares surrendered or has established to the satisfaction of the Exchange Agent that such Tax is not applicable. The Merger Consideration paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates or Book-Entry Shares, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions, in each case with a record date (A) prior to the Effective Time that may have been declared or made by the Company on such Shares in accordance with the terms of this Agreement or (B) prior to the date of this Agreement, and in each case which remain unpaid at the Effective Time.

(c) At the Effective Time, the stock transfer books of the Company will be closed and there will not be any further registration of transfers of any shares of the Company’s capital stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares will cease to have any rights with respect to any Shares, except as otherwise provided for in this Agreement or by applicable Law. If, after the Effective Time, Certificates (other than Certificates representing Shares held by Parent or any direct or indirect wholly owned Subsidiary of Parent, shares held in the treasury of the Company and Dissenting Shares) or Book-Entry Shares are presented to the Surviving Corporation, they will be cancelled and exchanged for Merger Consideration as provided in this Article II. No interest will accrue or be paid on any cash payable upon the surrender of Certificates or Book-Entry Shares which immediately before the Effective Time represented the Shares.

(d) Promptly following the date which is six months after the Effective Time, the Surviving Corporation will be entitled to require the Exchange Agent to deliver to it any cash, including any interest received with respect to such cash, and any Certificates or other documents, in its possession relating to the Transactions, which had been made available to the Exchange Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares or previously delivered to the Surviving Corporation, and thereafter such holders will be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or similar Laws) only as general creditors of the Surviving Corporation with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares, without any interest on such Merger Consideration. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Exchange Agent will be liable to any holder of Certificates or Book-Entry Shares for Merger Consideration delivered to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Law.

(e) Notwithstanding any provision in this Agreement to the contrary, Parent, the Surviving Corporation and the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares, and from amounts payable pursuant to Section 2.3, such amounts as are required to be withheld or deducted under any Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to a Governmental Entity, such withheld or deducted amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Shares or other securities in respect of which such deduction and withholding were made.

(f) If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, as the case may be, the posting by such Person of an indemnity agreement or, at the election of Parent or the Exchange Agent, a bond in such customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration with respect to the number of Shares formerly represented by such lost, stolen or destroyed Certificate.

(g) The Exchange Agent will invest all cash included in the Exchange Fund as directed by Parent; provided, however, that any investment of such cash will be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States of America in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, and, in any such case, no such instrument will have a maturity exceeding three months, and that no such investment or loss thereon will affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article II. Any interest and other income resulting from such investments will be paid to the Surviving Corporation pursuant to Section 2.2(d). To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, Parent will promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments. The Exchange Fund will not be used for any purpose other than the foregoing.

2.3. Treatment of Company Stock Plans. (a) Company Stock Options. Each option to purchase shares of Company Common Stock granted under the Company Stock Plans (an “Option”) that is outstanding and unexercised as of immediately prior to the Effective Time (whether vested or unvested) will be adjusted and converted into the right of the holder to receive from the Surviving Corporation an amount in cash equal to the product of (i) the total number of shares of Company Common Stock previously subject to such Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock set forth in such Option, less any required withholding Taxes (the “Option Payment”), and as of the Effective Time each holder of an Option will cease to have any rights with respect thereto, except the right to receive the Option Payment. For the avoidance of doubt, if the exercise price per share of an Option is equal to or exceeds the Merger Consideration, such Option will be automatically cancelled at the Effective Time for no consideration and the holder thereof will cease to have any rights with respect thereto. The Option Payment will be made at the time required under the applicable Company Stock Plan and related award or other applicable document, but in any event promptly (and no later than five Business Days) following the Effective Time.

(b) Company Share Units. Each award of a right under any Company Stock Plan (other than awards of Options, the treatment of which is specified in Section 2.3(a)) entitling the holder thereof to shares of Company Common Stock or cash equal to or based on the value of Shares (a “Share Unit”) that is outstanding or payable as of immediately prior to the Effective Time will be assumed by Parent and converted automatically at the Effective Time into a restricted stock unit in respect of Parent Common Stock, with the total number of shares of Parent Common Stock underlying such Share Unit determined by multiplying the number of shares of Company Common Stock underlying such Share Unit (in the case of Share Units subject to performance-based vesting conditions, such number to be determined in accordance with the applicable Company Stock Plan and related award or other applicable document) immediately prior to the Effective Time by the Award Exchange Ratio and rounded to the nearest whole share. Except as otherwise provided in this Section 2.3(b), the terms and conditions of the Share Units following the Effective Time will be substantially identical to the terms and conditions immediately prior to the Effective Time (including with respect to dividend equivalent rights, if any, which will also be assumed consistent with this Section 2.3(b)); provided that, upon settlement of a Share Unit held by a Continuing Employee, for each share of Parent Common Stock underlying such Share Unit, the Continuing Employee will be entitled to receive, in cash or shares of Parent Common Stock as determined by Parent in accordance with the terms of the applicable Share Unit award agreement and less applicable withholding Taxes, the greater of the value of the applicable Merger Consideration attributable to the number of shares of Company Common Stock that related to such share of Parent Common Stock prior to the Effective Time and Parent Common Stock (the value of which will, for the avoidance of doubt, be determined by Parent in accordance with the terms of the applicable Company Stock Plan); provided, further, that to the extent permitted by the applicable terms of the Share Unit, Parent intends to settle Share Units in cash and not shares of Parent Common Stock. Parent acknowledges that the Transactions constitute a “change in control” for purposes of the applicable Share Unit award agreements.

(c) Deferred Plans. All account balances (whether or not vested) under any Company Benefit Plan (other than awards under a Company Stock Plan the treatment of which is specified in Section 2.3(a) or 2.3(b)) that provides for the deferral of compensation and represents amounts notionally invested in a number of shares of Company Common Stock or otherwise provides for distributions or benefits that are calculated based on the value of a Share (collectively, the “Deferred Plans”), will be adjusted and converted into a right of the holder to have allocated to the holder’s account under any such Deferred Plan an amount denominated in cash equal to the product of (i) the number of shares of Company Common Stock deemed invested under or otherwise referenced by such account immediately prior to the Effective Time and (ii) the Merger Consideration, less any required withholding Taxes (the “Deferred Payment”), and will cease to represent a right to receive a number of shares of Company Common Stock or cash equal to or based on the value of a number of Shares. The Deferred Payment will be made at the time specified in the applicable Deferred Plan and related plan documents.

(d) Section 16b-3. Prior to the Effective Time, the Company will take all such lawful actions as may be necessary (which include satisfying the requirements of Rule 16b-3(e) promulgated under the Exchange Act), without incurring any liability in connection therewith, to provide for and give effect to the transactions contemplated by this Section 2.3.

(e) Transfer of Funds. At or immediately prior to the Effective Time, Parent will deposit, or cause to be deposited, with the Company the aggregate amount of cash necessary to permit the Company to make all of the payments contemplated by this Section 2.3.

2.4. Dissenters’ Rights. Shares that have not been voted for adoption of this Agreement and with respect to which appraisal has been properly demanded in accordance with Section 262 of the DGCL (“Dissenting Shares”) will not be converted into the right to receive the Merger Consideration at or after the Effective Time unless and until the holder of such Shares (a “Dissenting Stockholder”) withdraws such demand for such appraisal (in accordance with Section 262(k) of the DGCL) or becomes ineligible for such appraisal. If a holder of Dissenting Shares withdraws such demand for appraisal (in accordance with Section 262(k) of the DGCL) or becomes ineligible for such appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, each of such holder’s Dissenting Shares will cease to be a Dissenting Share and will be converted as of the Effective Time into and represent the right to receive the Merger Consideration, without interest thereon. The Company will give Parent prompt notice of any demands for appraisal, attempted withdrawals of such demands and any other documents received by the Company from any Dissenting Stockholder relating to stockholders’ rights of appraisal, and Parent will have the right to participate in all negotiations and proceedings with respect to such demands except as required by applicable Law. The Company will not, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), make any payment or enter into any agreement with respect to, or settle or offer to settle, any such demands for appraisal.

2.5. Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock, or securities convertible or exchangeable into or exercisable for shares of capital stock, of the Company occurs as a result of any merger, business combination, reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration will be equitably adjusted, without duplication, to reflect such change; provided that nothing in this Section 2.5 will be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the letter from the Company, dated the date hereof, addressed to Parent and Merger Sub and delivered to Parent and Merger Sub immediately prior to the execution and delivery of this Agreement by each of the Parties hereto (the “Company Disclosure Letter”) (provided that disclosure in any section of such Company Disclosure Letter will apply to the corresponding section of Article III of this Agreement and such other section of Article III of this Agreement to the extent that it is reasonably apparent that such disclosure applies to such other section of Article III of this Agreement) or in the Company SEC Documents publicly filed prior to the date of this Agreement (other than any forward-looking disclosures set forth in any risk factor section, any disclosure in any section relating to forward-looking statements and any other disclosures included therein to the extent they are predictive or forward-looking in nature), the Company represents and warrants to Parent and Merger Sub as of the date hereof (or, if applicable, such other date as is specified in this Article III) as follows:

3.1. Organization. (a) The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be in good standing or to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) The Restated Certificate of Incorporation, By-Laws and the certificate of incorporation, by-laws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents for each Subsidiary of the Company (collectively, the “Company Subsidiary Organizational Documents”) are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of the provisions of their respective organizational documents, except, in the case of the Company Subsidiary Organizational Documents, where such failure to be in full force and effect or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Restated Certificate of Incorporation and By-Laws and the Company Subsidiary Organizational Documents, in each case, as amended through the date hereof.

3.2. Authorization; Validity of Agreement; Company Action. (a) The Company has the requisite corporate power to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the Board of Directors of the Company (the “Company Board”), and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions, except that the consummation of the Merger requires the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery of this Agreement by Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (the “General Enforceability Exceptions”).

(b) Assuming the accuracy of the representations and warranties in Section 4.4(a), the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon to adopt this Agreement (the “Stockholder Approval”) is the only vote or consent of the holders of any class or series of the Company’s capital stock that is necessary in connection with the consummation of the Merger.

(c) At a meeting duly called and held, the Company Board (i) determined that the Merger is fair to and in the best interests of the Company’s stockholders, (ii) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Merger, and (iii) resolved (subject to Section 5.2) to recommend to the Company’s stockholders that they adopt this Agreement (such recommendation, the “Company Recommendation”) and direct that such matter be submitted for consideration by the Company’s stockholders at the Special Meeting.

3.3. Consents and Approvals; No Violations. (a) The execution, delivery and performance of this Agreement by the Company do not and will not (i) conflict with or violate the Restated Certificate of Incorporation or By-Laws or the Company Subsidiary Organizational Documents, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) of this Section have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law or Order applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties are bound, or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in any payment, the loss of a benefit or right under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, termination, cancellation, amendment or acceleration or other occurrence which would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions, including the Merger, by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory (including stock exchange) body, agency, court, commission, instrumentality, authority or other legislative, executive or judicial entity (each, a “Governmental Entity”), except for (i) applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (including the filing of the Proxy Statement), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and state securities, takeover and “blue sky” Laws, (ii) the applicable requirements of the New York Stock Exchange (“NYSE”), (iii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (iv) the applicable requirements of antitrust or other competition Laws of jurisdictions other than the United States or investment Laws relating to foreign ownership (“Foreign Antitrust Laws”) set forth in Section 3.3(b) of the Company Disclosure Letter, and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

3.4. Capitalization. (a) The authorized capital stock of the Company consists of 75,000,000 shares of Preferred Stock, par value $0.01 per share (the “Company Preferred Stock”), and 200,000,000 shares of Common Stock, par value $0.01 per share (the “Company Common Stock”). As of the Measurement Date, (i) no shares of Company Preferred Stock are issued and outstanding, (ii) 70,707,256 shares of Company Common Stock were issued and outstanding, (iii) no shares of Company Common Stock were held in the treasury of the Company, (iv) 1,747,088 shares of Company Common Stock were reserved for issuance under the Company Stock Plans in respect of outstanding and future awards, (v) 249,836 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding Options, (vi) 978,818 shares of Company Common Stock were reserved for issuance under outstanding Share Units subject to performance-based vesting conditions (assuming for this purpose that performance is achieved at maximum), (vii) 896,004 shares of Company Common Stock reserved for issuance under outstanding Share Units not subject to performance-based vesting conditions, and (viii) 55,388 shares of Company Common Stock were reserved for issuance under the Deferred Plans. All the outstanding shares of Company Common Stock are, and all shares of Company Common Stock which may be issued pursuant to the exercise of outstanding Options, with respect to Share Units or pursuant to the Deferred Plans will be, when issued in accordance with the terms of the Options, the Share Units or the Deferred Plans, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. Except as set forth in this Section 3.4(a) and in Section 3.4(a) of the Company Disclosure Letter, there are no (A) shares of capital stock or other equity interests or voting securities of the Company authorized, issued or outstanding, (B) options, warrants, calls, preemptive rights, subscription or other rights, agreements, arrangements or commitments of any character (1) obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interests or voting security in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares of capital stock or other equity interests or voting securities, (2) obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right, agreement, arrangement or commitment, or (3) other than under the Company Stock Plans, obligating the Company to make any payment to any Person the value of which is derived from or calculated based on the value of Company Common Stock or Company Preferred Stock or the value of any other capital stock or equity interests, (C) outstanding contractual or other obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock, or the capital stock or other equity interests or voting securities of the Company or of any of its Subsidiaries, or (D) issued or outstanding performance awards, units, rights to receive shares of Company Common Stock on a deferred basis, or rights to purchase or receive Company Common Stock or other equity interests or voting securities issued or granted by the Company to any current or former director, officer, employee or consultant of the Company (the items referred to in clauses (B) through (D) of or with respect to any Person, collectively, “Rights”). No Subsidiary of the Company owns any Shares. Neither the Company nor any of its Subsidiaries has any bonds, debentures, notes or other Indebtedness or similar obligations, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Since the Measurement Date through the date hereof, the Company has not issued or repurchased any shares of Company Common Stock or granted any Options, Share Units or other Rights (other than in connection with the exercise, settlement or vesting pursuant to the Company Stock Plans in accordance with their respective terms).

(b) Other than as set forth on Section 3.4(b)(i) of the Company Disclosure Letter, all of the outstanding shares of capital stock and other Rights of each of the Company’s Subsidiaries are owned beneficially or of record by the Company, directly or indirectly, and all such shares and Rights have been validly issued and are fully paid and nonassessable and are owned by either the Company or one of its Subsidiaries free and clear of any Encumbrances other than Permitted Encumbrances. Section 3.4(b)(ii) of the Company Disclosure Letter lists each Subsidiary of the Company and its jurisdiction of organization. Neither the Company nor any of its Subsidiaries has (i) any, or obligation to acquire any, equity interest, security or right in any Person, (ii) any agreement or commitment to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person, or (iii) any agreement or commitment to provide any guarantee with respect to the obligations of another Person (other than the Company or its wholly owned Subsidiaries).

(c) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock and other Rights of the Company or any of its Subsidiaries.

3.5. SEC Reports and Financial Statements. (a) The Company has timely filed with or furnished to the SEC all forms, reports, schedules, statements and other documents required to be filed or furnished by it since January 1, 2014, under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) (collectively, the “Company SEC Documents”). As of its respective date or, if amended, as of the date of the last such amendment, each Company SEC Document (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Document or necessary in order to make the statements in such Company SEC Document, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (“SOX”), as the case may be, and the applicable rules and regulations of the SEC under the Exchange Act, the Securities Act and SOX, as the case may be. None of the Company’s Subsidiaries is, or at any time since January 1, 2014, has been, required to file any forms, reports or other documents with the SEC. Each of the consolidated financial statements included in the Company SEC Documents (the “Company Financial Statements”) (A) has been derived from the books and records of the Company and its consolidated Subsidiaries, (B) complies in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect to such requirements, (C) has been prepared in accordance with United States generally accepted accounting principles (“GAAP”), applied in all material respects on a consistent basis during the periods involved (except as may be indicated in the Company Financial Statements or in the notes to the Company Financial Statements and subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of footnote disclosure), and (D) fairly presents, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the dates and for the periods referred to in the Company Financial Statements.

(b) Neither the Company nor any of the Company’s Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s Financial Statements or other Company SEC Documents.

(c) Each of the principal executive officers of the Company and the principal financial officer of the Company has made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications are accurate in all material respects. To the Knowledge of the Company, based on facts known as of the date hereof, the Company’s outside auditors and its principal executive officer and principal financial officer are expected to be able to make the certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents when next due for the quarter ended June 30, 2016. For purposes of this Agreement, “principal executive officer” and “principal financial officer” will have the meanings given to such terms in SOX.

(d) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. To the Knowledge of the Company, the Company’s disclosure controls and procedures are designed to provide reasonable assurance that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of SOX. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of the Company has disclosed to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date hereof.

3.6. Absence of Certain Changes. (a) Since January 1, 2016 through the date of this Agreement, except as otherwise required or contemplated by this Agreement, the Company and its Subsidiaries have conducted their respective businesses only in all material respects in the ordinary course of business consistent with past practice, (b) since January 1, 2016, there has not been any fact, circumstance, event, change, effect or occurrence (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (c) since January 1, 2016 through the date of this Agreement, none of the Company or any Subsidiary of the Company has taken any action that if taken after the date of this Agreement would have required Parent’s consent pursuant to Section 5.1.

3.7. No Undisclosed Material Liabilities. To the Company’s Knowledge, there are no liabilities of the Company or any of its Subsidiaries, whether accrued, absolute, determined or contingent that would be required to be reflected or reserved against on a consolidated statement of financial position of the Company and its consolidated Subsidiaries prepared in accordance with GAAP or disclosed in the notes thereto, except for (a) liabilities disclosed and provided for in the balance sheets included in the Company Financial Statements (or in the notes thereto) filed and publicly available prior to the date of this Agreement, (b) liabilities incurred in connection with the Transactions, (c) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2015, and (d) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.8. Compliance with Laws and Orders. The Company and each of its Subsidiaries is and, since January 1, 2014, has been in compliance with all applicable Laws and Orders, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries hold all governmental licenses, authorizations, permits, consents and approvals necessary for the operation of the businesses of the Company and its Subsidiaries, taken as a whole (the “Company Permits”), except where such failure would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries is in compliance with the terms of the Company Permits, except for failures to comply that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. This Section 3.8 does not relate to intellectual property rights matters, environmental matters or Tax matters.

3.9. Material Contracts. (a) Neither the Company nor any of its Subsidiaries is a party to or bound by any:

(i) Contract (other than this Agreement) that is required to be filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC;

(ii) indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of Indebtedness or Contract providing for Indebtedness in excess of $5,000,000;

(iii) Contract (other than this Agreement) entered into in connection with the sale or acquisition of any of its assets under which the Company or any of its Subsidiaries has any outstanding obligations that are material (other than sales of inventory, product or obsolete equipment or acquisitions of feedstock, in each case, in all material respects in the ordinary course of business);

(iv) Contract containing covenants binding on the Company or any of its Subsidiaries that materially restricts the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, could materially restrict the ability of the Surviving Corporation or any of its Affiliates) to compete in any business that is material to the Company and its Subsidiaries, taken as a whole, or with any Person or in any geographic area or solicit any client or customer, except for any such Contract that may be canceled without penalty by the Company or any of its Subsidiaries upon notice of 60 days or less;

(v) Contract with respect to a material joint venture or material partnership or similar arrangement or agreement (excluding information technology Contracts);

(vi) Contract that would prevent or delay the Company from performing its obligations under this Agreement in any material respect;

(vii) other Contract (other than this Agreement, purchase orders in the ordinary course of business, agreements between the Company and any of its wholly owned Subsidiaries or between any of the Company’s wholly owned Subsidiaries or Company Benefit Plans) under which the Company and its Subsidiaries are obligated to make or receive payments in the future in excess of $10,000,000 per annum or $50,000,000 during the life of the Contract;

(viii) any Contract that grants any right of first refusal, right of first offer, put, call or similar right with respect to any material assets, rights or properties of the Company or its Subsidiaries;

(ix) any Contract with any Affiliate or other Person that would be required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Exchange Act; and

(x) (A) any Contract that expressly obligates the Company or any of its Subsidiaries (or following the Closing, Parent or any of its Subsidiaries) to conduct business with any third party on a preferential or exclusive basis, (B) any Contract that contains “most favored nation” or similar covenants, or (C) any Contract that requires the Company or any of its Subsidiaries to “take or pay” with respect to the purchase of any goods or services, in each of cases (A), (B) and (C), where such obligation, covenant or requirement, respectively, is material to the Company and its Subsidiaries, taken as a whole.

Each such Contract described in clauses (i)-(x) is referred to herein as a “Material Contract.”

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is (and, to the Knowledge of the Company, no other party is) in default under any Material Contract, (ii) each of the Material Contracts is in full force and effect, and is the valid, binding and enforceable obligation of the Company and its Subsidiaries, and to the Knowledge of the Company, of the other parties thereto, subject to the General Enforceability Exceptions, (iii) the Company and its Subsidiaries have, and to the Knowledge of the Company, the counterparties thereto have, performed all obligations required to be performed by them to date under the Material Contracts and are not (with or without the lapse of time or the giving of notice, or both) in material breach thereunder, and (iv) neither the Company nor any of its Subsidiaries has received any notice of termination with respect to, and, to the Knowledge of the Company, no party has threatened to terminate, nor are there any disputes pending, or to the Knowledge of the Company, threatened with respect to any Material Contract.

3.10. Information in Proxy Statement. The proxy statement relating to the Special Meeting (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”) will not, at the date it is first mailed to the Company’s stockholders or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement.

3.11. Litigation. There are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party or subject to, or in default under, any Order which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. This Section 3.11 does not relate to intellectual property rights matters or environmental matters.

3.12. Employee Compensation and Benefit Plans; ERISA. (a) As used herein, the term “Company Benefit Plan” means each material “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and each other material equity incentive, compensation, severance, employment, change-in-control, retention, fringe benefit, bonus, incentive, savings, retirement, deferred compensation, or other benefit plan, agreement, program, policy or Contract, whether or not subject to ERISA (including any related funding mechanism), in each case other than a “multiemployer plan,” as defined in Section 3(37) of ERISA, under which (i) any current or former employee, officer or director, contractor or consultant of the Company or any of its Subsidiaries (“Covered Employees”) has any present or future right to benefits and which are entered into, contributed to, sponsored by or maintained by the Company or any of its Subsidiaries or (ii) the Company or any of its Subsidiaries has any present or future liability.

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect:

(i) each Company Benefit Plan is in compliance with all applicable Laws, including ERISA and the Code to the extent applicable thereto;

(ii) each Company Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination or opinion letter to that effect from the IRS and, to the Knowledge of the Company, no event has occurred since the date of such determination or opinion that would reasonably be expected to adversely affect such determination, and any loans issued pursuant to any such Company Benefit Plan are in compliance with the terms of such Company Benefit Plan;

(iii) no condition exists that is reasonably likely to subject the Company or any of its ERISA Affiliates to any actual liability under Title IV of ERISA;

(iv) (A) each Company Benefit Plan that is maintained primarily for the benefit of Covered Employees based outside of the United States (a “Non-U.S. Plan”) is in compliance with all applicable Laws and (B) each Non-U.S. Plan that is required to be funded is funded to the extent required by applicable Law, and with respect to all other Non-U.S. Plans, reserves therefore have been established as required on the accounting statements of the applicable Company or Subsidiary of the Company;

(v) there is no lockout, strike, slowdown, work stoppage or, to the Knowledge of the Company, threat thereof by or with respect to any employees of the Company or any of its Subsidiaries; and

(vi) the consummation of the Transactions will not (A) entitle any current or former officer or director of the Company or any of its Subsidiaries to any severance pay, unemployment compensation or any other payment or (B) accelerate the time of payment or vesting of, or otherwise increase any amounts due to any such officer or director under any Company Benefit Plan.

(c) Section 3.12(c) of the Company Disclosure Letter sets forth a listing that is complete and accurate in all material respects of (i) the outstanding equity awards and their material terms, including the grantee, type, amount, vesting schedule and exercise price, if applicable, for each employee, (ii) any material agreements that provide for an increase in the payment or benefits due or that trigger payment or the acceleration of vesting, settlement or funding as the result of the Transactions (with or without the occurrence of any other event), and (iii) any material employment, termination, severance, consulting, relocation, repatriation, expatriation, or similar Contract (or templates thereof) between the Company or any of its Subsidiaries and any employee, consultant or contractor of the Company or any of its Subsidiaries, other than offer letters for which the Company or any Subsidiary has no material liability or obligation beyond payment of compensation and benefits during the term of service.

3.13. Properties. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or one of its Subsidiaries has good and marketable fee simple title to all Owned Real Property and valid leasehold estates in all Leased Real Property free and clear of all Encumbrances, except Permitted Encumbrances. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or one of its Subsidiaries has exclusive possession of each Owned Real Property and Leased Real Property, other than any use and occupancy rights granted to third-party owners, tenants or licensees pursuant to Contracts with respect to such real property entered in the ordinary course of business.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each lease for the Leased Real Property is in full force and effect and is the valid, binding and enforceable obligation of the Company and its Subsidiaries and, to the Knowledge of the Company, of the other parties thereto, subject to the General Enforceability Exceptions, and (ii) there is no default under any lease for the Leased Real Property either by the Company or its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by the Company or its Subsidiaries thereunder.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened condemnation or eminent domain proceedings that affect any Owned Real Property or Leased Real Property.

3.14. Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company or one of its Subsidiaries owns all right, title and interest in, or has the valid and enforceable right to use, pursuant to a license or otherwise, in each case, free and clear of all Encumbrances, except Permitted Encumbrances, all Intellectual Property Rights required to operate the Company’s and its Subsidiaries’ businesses as presently conducted and (ii) (A) there are no pending, and the Company has not received any written notice of any threatened, Actions alleging a violation, misappropriation or infringement of the Intellectual Property Rights of any other Person by the Company or its Subsidiaries, except for any of the foregoing that have since been resolved, (B) to the Knowledge of the Company, the operation of the Company’s and its Subsidiaries’ businesses as currently conducted does not violate, misappropriate or infringe the Intellectual Property Rights of any other Person, and (C) to the Knowledge of the Company, no other Person has violated, misappropriated or infringed any Intellectual Property Rights owned by the Company or any of its Subsidiaries.

3.15. Environmental Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Company and its Subsidiaries have since January 1, 2014 complied with all applicable Environmental Laws, and possess and since January 1, 2014 have complied with all applicable Environmental Permits required under such Laws to operate the businesses of the Company and its

Subsidiaries as currently operated, (b) there are no Materials of Environmental Concern at any property currently or, to the Knowledge of the Company, formerly owned or operated by the Company or its Subsidiaries, under circumstances that have resulted in or are reasonably likely to result in liability of the Company or its Subsidiaries under any applicable Environmental Laws, (c) the Company has not received any written notification alleging that it or any of its Subsidiaries is liable, or request for information, pursuant to any applicable Environmental Law, concerning any Release, threatened Release of or exposure to any Materials of Environmental Concern at any location except, with respect to any such notification or request for information concerning any such Release or threatened Release, to the extent such matter has been fully resolved with the appropriate Governmental Entity or Person, and (d) there are no Actions arising under Environmental Laws pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries under any Environmental Law or arising from the Release or presence of or exposure to Materials of Environmental Concern.

3.16. Taxes. (a) The Company and each of its Subsidiaries has timely filed all material Tax Returns that it was required to file (taking into account any valid extensions of time within which to file) and has duly and timely paid all Taxes shown thereon as due and owing and all other Taxes required to be paid by it. All such Tax Returns were correct and complete in all material respects.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no audit or other proceeding with respect to any Taxes due from the Company or any of its Subsidiaries, or any Tax Return of the Company or any of its Subsidiaries, is pending or threatened in writing by any Governmental Entity, and no written claim has been made by any Governmental Entity in any jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it or such Subsidiary is subject to Tax by that jurisdiction. Each material assessed deficiency resulting from any audit or examination relating to Taxes by any Governmental Entity has been timely paid or an adequate provision therefor has been made and there is no material assessed deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company or any of its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries has agreed to any extension or waiver of the statute of limitations applicable to any material Tax Return, or agreed to any extension of time with respect to a material Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(d) Neither the Company nor any of its Subsidiaries is a party to any material Tax allocation or Tax sharing Contract.

(e) The Company and each of its Subsidiaries has withheld and remitted all material Taxes required to have been withheld and remitted under applicable Law in connection with any amounts paid or owing to any employee, independent contractor, creditor or other party.

(f) There are no material Encumbrances for unpaid Taxes on the assets of the Company or any of its Subsidiaries, except Encumbrances for current Taxes not yet due and payable.

(g) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (other than a group the common parent of which is the Company) or (ii) has any liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or by contract.

(h) None of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of any other applicable Law) occurring during the two-year period ending on the date hereof.

(i) None of the Company or any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

3.17. Opinions of Financial Advisors. Each of Barclays Capital Inc. and Morgan Stanley & Co. LLC (each, a “Financial Advisor”) has delivered to the Company Board its written opinion to the effect that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be received in the Merger by the Company’s stockholders is fair from a financial point of view to such stockholders. Complete and executed copies thereof will be delivered to Parent promptly after the date of this Agreement. It is agreed and understood that such opinion is for the information of the Company Board and may not be relied upon by Parent or Merger Sub.

3.18. Brokers or Finders. Except for the Financial Advisors, no agent, broker, investment banker, financial advisor or other Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee or payment based upon arrangements made by and on behalf of the Company or any of its Subsidiaries. The Company has made available to Parent prior to the date of this Agreement, a true, correct and complete copy of any engagement letter or other Contract between the Company and each Financial Advisor.

3.19. State Takeover Statutes. Assuming the representations and warranties in Section 4.4(a) are true and correct, the adoption and approval by the Company Board of this Agreement, the Merger and the other Transactions represents all the action necessary to render inapplicable to this Agreement, the Merger and the other Transactions, all “fair price,” “control share acquisition,” “interested stockholder,” “business combination,” anti-takeover or other similar statutes or regulations (including the provisions of Section 203 of the DGCL) (each a “Takeover Statute”) to the extent, if any, such statutes or regulations would otherwise be applicable to this Agreement, the Merger and the other Transactions.

3.20. No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article III, none of the Company, any of its Subsidiaries or any other Person makes any representations or warranties on behalf of the Company or any of its Subsidiaries. Without limiting the representations and warranties made by the Company in this Article III, neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the Transactions. Each of Parent and Merger Sub acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Company and its Subsidiaries with the management of the Company, (b) has had reasonable access to (i) the books and records of the Company and its Subsidiaries and (ii) the electronic dataroom maintained by the Company for purposes of the Transactions, (c) has been afforded the opportunity to ask questions of and receive answers from officers and other key employees of the Company, and (d) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the Transactions, and has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties of the Company expressly contained in this Article III, and that all other representations and warranties are specifically disclaimed. For the avoidance of doubt, neither the Company nor any of its Affiliates makes any other express or implied representation or warranty with respect to “Information” as defined in the Confidentiality Agreement, dated March 14, 2016, between the Company and Parent (the “Confidentiality Agreement”) or “May 31 Synergy Information” as defined in the Confidentiality Agreement, dated May 31, 2016, between the Company and Parent (the “Synergy Confidentiality Agreement”).

IV. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company as of the date hereof (or, if applicable, such other date as is specified in this Article IV) as follows:

4.1. Organization. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent and Merger Sub to consummate the Transactions. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever. Prior to the date hereof, Parent has provided to the Company the name of the “ultimate parent entity” for purposes of obtaining the approvals of the Governmental Entities contemplated by this Agreement. Neither Parent nor Merger Sub is in violation of its organizational or governing documents.

4.2. Authorization; Validity of Agreement; Necessary Action. Each of Parent and Merger Sub has the requisite corporate power to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the respective boards of directors of Parent and Merger Sub and by Parent as the sole stockholder of Merger Sub, and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, subject to the General Enforceability Exceptions. No vote or approval of the stockholders of Parent is required in connection with the execution, delivery or performance by Parent and Merger Sub of their obligations hereunder or for the consummation of the Transactions (including pursuant to the requirements of any applicable stock exchange).

4.3. Consents and Approvals; No Violations. (a) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub do not and will not (i) conflict with or violate the respective certificate of incorporation or by-laws (or similar organizational documents) of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) of this Section have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law or Order applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound, or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in any payment, the loss of a benefit or right under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or its or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, termination, cancellation, amendment or acceleration or other occurrence which would not prevent or materially impair the ability of Parent and Merger Sub to consummate the Transactions.

(b) The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the Transactions, including the Merger, by Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder, the HSR Act, and state securities, takeover and “blue sky” Laws, (ii) the applicable requirements of NYSE, (iii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (iv) the applicable requirements of Foreign Antitrust Laws set forth in

Section 3.3(b) of the Company Disclosure Letter, and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not impair the ability of Parent and Merger Sub to consummate the Transactions.

4.4. Ownership of Company Common Stock. (a) As of the date of this Agreement, except as publicly disclosed by Parent prior to the date hereof, none of Parent, Merger Sub or their respective Affiliates owns (directly or indirectly, beneficially or of record) any shares of Company Common Stock and none of Parent, Merger Sub or their respective Affiliates holds any rights to acquire or vote any shares of Company Common Stock except pursuant to this Agreement. None of Parent, Merger Sub or any of their “affiliates” or “associates” is or has been, within three years of the date hereof, an “interested stockholder” of the Company, as those terms are defined in Section 203 of the DGCL, or has taken any action that would cause any anti-takeover statute under the DGCL to be applicable to this Agreement or any of the Transactions.

(b) As of the date hereof, there are no Contracts between Parent or Merger Sub, on the one hand, and any member of the Company’s management or directors, on the other hand, that relate in any way to the Company or the Transactions.

4.5. Information in Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.6. No Prior Activities. Merger Sub has been formed solely for the purpose of engaging in the Transactions and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and immediately prior to the Effective Time will be, owned by Parent.

4.7. Litigation. There are no Actions pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub which would prevent or materially delay the consummation of the Transactions. Neither Parent nor Merger Sub is a party or subject to or in default under any Order which would prevent or materially delay the consummation of the Transactions.

4.8. Solvency. Assuming that the conditions to the obligation of Parent and Merger Sub to consummate the Merger have been satisfied or waived, then immediately following the Effective Time and after giving effect to all of the Transactions, the payment of the aggregate Merger Consideration to which the stockholders of the Company are entitled under Article II, funding of any obligations of the Surviving Corporation or its Subsidiaries which become due or payable by the Surviving Corporation and its Subsidiaries in connection with, or as a result of, the Merger, any required refinancings or repayments of existing Indebtedness of the Company or any of its Subsidiaries and payment of all related fees and expenses, Parent and its Subsidiaries will not on a consolidated basis (a) be insolvent (either because its financial condition is such that the sum of its debts, including contingent and other liabilities, is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts, including contingent and other liabilities, as they mature), (b) have unreasonably small capital for the operation of the businesses in which it is engaged or proposed to be engaged or (c) have incurred debts, or be expected to incur debts, including contingent and other liabilities, beyond its ability to pay them as they become due.

4.9. Financing. (a) Parent has delivered to the Company a true and complete copy of a fully executed commitment letter (together with any term sheet relating thereto), dated as of the date of this Agreement (as amended or replaced in accordance with Section 5.3 hereof, the “Debt Commitment Letter”), pursuant to which the financial institutions party thereto (together with any other entities that have committed to provide or arrange or otherwise entered into agreements in connection with the Debt Financing or other financings in connection with the Transactions and the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or related thereto, and together with their respective Affiliates and their and their respective Affiliates’ Representatives and their respective successors and assigns, collectively, the “Debt Financing Sources” and each, a “Debt Financing Source”) have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the purposes set forth therein (the “Debt Financing”). Parent has also delivered to the Company true and complete copies of any fee letter entered into in connection with the Debt Commitment Letter (any such fee letter, a “Fee Letter”), except that the numerical fees, pricing and other commercially sensitive numbers and provisions specified in any such Fee Letter (including any provisions relating to “flex” terms or similar concepts) may have been redacted.

(b) Assuming the conditions to the obligation of Parent and Merger Sub to consummate the Merger have been satisfied or waived, at the Closing Parent will have sufficient available funds to pay the Merger Consideration and any other amounts payable pursuant to this Agreement or in connection with the Transactions, including the Merger, by Parent or Merger Sub or any obligations of the Surviving Corporation or its Subsidiaries that become due and payable in connection with, or as a result of, the Transactions, including the Merger and payment of all fees and expenses related to the foregoing.

(c) The Debt Commitment Letter is in full force and effect and has not been withdrawn, rescinded or terminated or otherwise amended, supplemented or modified in any respect, except as may be permitted by Section 5.3. The Debt Commitment Letter, in the form delivered to the Company prior to the execution of this Agreement, is a valid and binding obligation of Parent and enforceable against it in accordance with its terms, and, to the Knowledge of Parent as of the date of this Agreement, is a valid and binding obligation against each Debt Financing Source and enforceable against each Debt Financing Source in accordance with its terms, in each case subject to the General Enforceability Exceptions. There are no side letters or other Contracts or arrangements (except for any Fee Letters and any agreements entered into after the date of this Agreement that are expressly contemplated by the Debt Commitment Letter) relating to any Prohibited Changes with respect to the Debt Financing. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, could constitute a default or breach on the part of Parent, Merger Sub or, to the Knowledge of Parent, any Debt Financing Source, under any term of the Debt Commitment Letter or otherwise result in the failure of any condition to the Debt Financing or any portion of the Debt Financing contemplated thereby to be unavailable at the Closing. Assuming the conditions to the obligation of Parent and Merger Sub to consummate the Merger have been satisfied or waived, neither Parent nor Merger Sub has reason to believe that it or any Debt Financing Source would be unable to satisfy on a timely basis any term or condition of the Debt Commitment Letter required to be satisfied by such Person. Parent or Merger Sub has fully paid any and all commitment fees or other fees required by the Debt Commitment Letter to be paid on or before the date of this Agreement. Parent acknowledges and agrees that there are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing immediately prior to the Closing, other than as expressly set forth in the Debt Commitment Letter. For the avoidance of doubt, Parent and Merger Sub acknowledge and agree that their respective obligations hereunder, including their obligations to consummate the Transactions, are not subject to, or conditioned on, receipt of the debt financing under the Debt Commitment Letter or otherwise.

4.10. Disclaimer of Warranties. Parent and Merger Sub acknowledge that neither the Company, its Subsidiaries nor any other Person has made any express or implied representation or warranty on behalf of the Company or any of its Affiliates as to the accuracy or completeness of any information regarding the Company provided to Parent and Merger Sub, except as expressly set forth in Article III, and Parent and Merger Sub further agree that, without limiting the representations and warranties made by the Company in Article III, neither the Company, its Subsidiaries nor any other Person will have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent and Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including the “Information,” as defined in the Confidentiality Agreement and “May 31 Synergy Information” as defined in the Synergy Confidentiality Agreement. In connection with any investigation by Parent and Merger Sub of the Company and its Subsidiaries, Parent and Merger Sub have received or may receive from the Company and/or its Affiliates and/or other Persons on behalf of the Company certain projections, forward-looking statements and other forecasts and certain business plan information in written or verbal communications. Without limiting the representations and warranties made by the Company in Article III, Parent and Merger Sub acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Parent and Merger Sub are familiar with such uncertainties, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that Parent and Merger Sub will have no claim against the Company or any other Person with respect thereto. Accordingly, Parent and Merger Sub acknowledge that neither the Company nor any other Person on behalf of the Company makes any other representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).

V. COVENANTS

5.1. Interim Operations of the Company. From the date of this Agreement and until the Effective Time or the earlier termination of this Agreement in accordance with its terms, except (a) as contemplated by this Agreement, (b) as set forth on Section 5.1 of the Company Disclosure Letter, (c) as required by applicable Law, or (d) as consented to in writing by Parent after the date of this Agreement and prior to the Effective Time, which consent will not be unreasonably withheld or delayed with respect to the matters in paragraphs (i), (iv), (v), (vi), (vii), (x) and, to the extent related thereto, (xiii), the Company agrees that:

(i) the Company and its Subsidiaries will use commercially reasonable efforts to conduct business only in the ordinary course of business consistent with past practice;

(ii) the Company will not amend its Restated Certificate of Incorporation or By-Laws and the Company’s Subsidiaries will not amend the Company Subsidiary Organizational Documents;

(iii) neither the Company nor any of its Subsidiaries will (A) declare, set aside or pay any dividend or other distribution, whether payable in cash, stock or other property, with respect to its capital stock, except for quarterly cash dividends payable in the amounts and at the times consistent with the Company’s current dividend policy, (B) issue, sell, transfer, pledge, dispose of or encumber or agree to issue, sell, transfer, pledge, dispose of or encumber any additional shares of capital stock or other Rights of the Company or any of its Subsidiaries or Taiwan Chlorine Industries, Ltd., other than in respect of the shares of the Company’s capital stock reserved for issuance on the date of this Agreement and issued pursuant to the awards under the Company Stock Plans outstanding the date of this Agreement or in respect of account balances under the Deferred Plans as of the date of this Agreement, (C) split, combine or reclassify the Shares or any other outstanding capital stock of the Company or any of the Subsidiaries of the Company or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution therefor, or (D) redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or other Rights of the Company or any of its Subsidiaries, except, in the case of each of clauses (A) through (D), as required by any Company Benefit Plan in effect as of the date of this Agreement;

(iv) except as required by applicable Law, under the terms of any Company Benefit Plan or collective bargaining agreement as of the date of this Agreement disclosed to Parent or contemplated hereby or by the Company Disclosure Letter, the Company will not and will not permit its Subsidiaries to (A) grant or announce any increase in the salaries, bonuses or other compensation or benefits payable to any officer, executive officer or director of the Company (other than annual salary or wage rate adjustments in the ordinary course of business consistent with past practice for employees whose base salaries are less than $200,000 annually), (B) enter into any new, or amend in any material respect any existing, employment, indemnification, severance, retention, change in control or similar agreement, except to implement any grant or increase to the extent permitted pursuant to clause (A) of this subsection (iv) or any new hire to the extent permitted pursuant to clause (D) of this subsection (iv) or, (C) establish, adopt, enter into, amend, terminate or take any action to accelerate rights under any Company Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement, or (D) hire or transfer any officer or employee who would earn more than $200,000 in base salary annually (other than offers extended prior to the date of this Agreement and disclosed to Parent and other than positions that become open after the date of this Agreement);

(v) neither the Company nor any of its Subsidiaries will (A) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except for obligations of the Company or any of its wholly owned Subsidiaries or (B) make any loans, advances or capital contributions to, or investments in, any other Person except for loans among the Company and any of its wholly owned Subsidiaries, other than advances to officers, directors or employees of the Company or any of its Subsidiaries made in the ordinary course of business for expenses incurred in their capacity as such;

(vi) neither the Company nor any of its Subsidiaries will make any capital expenditures that, in the aggregate, materially exceed the amount of capital expenditures contemplated by the Company’s existing capital budget, a copy of which has been furnished to Parent;

(vii) neither the Company nor any of its Subsidiaries will pay, discharge, waive, settle or satisfy any rights, claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than for amounts, individually or in the aggregate, not to exceed $5,000,000 (in excess of third-party insurance);

(viii) neither the Company nor any of its Subsidiaries will (A) incur, guarantee or otherwise become liable for or modify in any material respect any Indebtedness or (B) other than as required by the terms of such Indebtedness, prepay, redeem, repurchase, defease, cancel or otherwise acquire any Indebtedness, in each case, excluding borrowings under the Revolver in the ordinary course of business consistent with past practice and other than for amounts, individually or in the aggregate, not to exceed $5,000,000;

(ix) neither the Company nor any of its Subsidiaries will change any of the accounting methods, principles or practices used by it unless required by a change in GAAP or applicable Law;

(x) neither the Company nor any of its Subsidiaries will (A) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, business combination, restructuring, recapitalization or other reorganization (other than this Agreement), (B) acquire by merging or consolidating with, or by purchasing any equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or Person, or division thereof, other than acquisitions of feedstock or other raw materials in the ordinary course of business, or (C) acquire, transfer, lease, license, sell, mortgage, pledge, or otherwise dispose of or encumber any of its material assets, other than (x) Permitted Encumbrances and (y) to or in favor of the Company or a wholly owned Subsidiary of the Company;

(xi) neither the Company nor any of its Subsidiaries will (A) accelerate, terminate, cancel, renew, fail to exercise an expiring renewal option, amend, waive any material right under, or otherwise modify any Material Contract or any Contract that would constitute a Material Contract if it were in effect on the date of this Agreement or (B) enter into any Contract that would constitute a Material Contract if it were in effect on the date of this Agreement, in each case, other than in the ordinary course of business consistent with past practice (it being understood that solely for purposes of this Section 5.1(xi), the reference to $10,000,000 in clause (vii) of the definition of Material Contract will be deemed to reference $5,000,000, and the reference to $50,000,000 in such clause will be deemed to reference $25,000,000);

(xii) neither the Company nor any of its Subsidiaries will make, change or revoke any material Tax election, change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement within the meaning of Section 7212 of the Code (or any comparable provision of state, local or foreign Law) or request any material Tax ruling; and

(xiii) neither the Company nor any of its Subsidiaries, will agree to take or make any commitment to take any of the actions described in the foregoing clauses (i)-(xii).

Nothing contained in this Agreement will give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

5.2. Acquisition Proposals. (a) The Company will, will cause each of its and each of its Subsidiaries’ officers, directors and employees to, and will use reasonable best efforts to cause each of its other Representatives to, cease any discussions or negotiations with any Persons that may be ongoing with respect to a Company Takeover Proposal. The Company will, and will direct each of its Representatives to, not (i) directly or indirectly through another Person solicit, initiate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, (ii) engage in or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with or for the purpose of encouraging or facilitating, a Company Takeover Proposal, or (iii) enter into any letter of intent or Contract providing for a Company Takeover Proposal. The Company will, and will direct each of its Representatives to, promptly (i) request (to the extent it has not already done so prior to the date of this Agreement) any Person that has executed a confidentiality or non-disclosure agreement in connection with any actual or potential Company Takeover Proposal or the Company’s sale process for all or a portion of the Company’s Building Products business unit that remains in effect as of the date of this Agreement (a “Prior NDA”) to promptly return or destroy all confidential information in the possession or under the control of such Person or its Representatives in accordance with the terms of such Prior NDA and (ii) waive any provisions of any Prior NDA that prevents the counterparty thereto from making a Company Takeover Proposal without the prior consent of the Company or the Company Board.

(b) Notwithstanding anything to the contrary contained in Section 5.2(a) or any other provision of this Agreement, if at any time prior to obtaining the Stockholder Approval the Company or any of its Representatives receives a written Company Takeover Proposal from any Person or group of Persons, which Company Takeover Proposal did not result from any breach of this Section 5.2, (i) the Company and its Representatives may contact such Person or group of Persons to clarify the terms and conditions thereof and (ii) if the Company Board or any duly constituted and authorized committee thereof determines, after consultation with its financial and legal advisors, that such Company Takeover Proposal constitutes or could reasonably be expected to lead to a Company Superior Proposal, then the Company and its Representatives may (A) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Company Takeover Proposal (provided that the Company will promptly (and in any event within 24 hours) provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives) and (B) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Company Takeover Proposal.

(c) The Company will promptly (and in any event within 24 hours) notify Parent in writing in the event that the Company or any of its Representatives receives a Company Takeover Proposal or any offer, proposal, inquiry or request for information or discussions relating to the Company or its Subsidiaries that the Company Board determines could reasonably be expected to lead to, result in or that contemplates a Company Takeover Proposal, including the identity of the Person making the Company Takeover Proposal or offer, proposal, inquiry or request and the material terms and conditions thereof (including an unredacted copy of such Company Takeover Proposal, offer, proposal, inquiry or request or, where such Company Takeover Proposal, offer, proposal, inquiry or request is not in writing, a reasonably detailed description of the terms thereof, and any draft documentation related thereto). The Company will keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Company Takeover Proposal on a prompt basis (and in any event within 24 hours). The Company agrees that the Company and its Subsidiaries will not enter into any confidentiality agreement or other Contract with any Person subsequent to the date hereof which prohibits the Company from providing any information to Parent in accordance with this Section 5.2.

(d) Except as expressly permitted by this Section 5.2(d) or Section 5.2(e), the Company Board will not (i) (A) fail to include the Company Recommendation in the Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, the Company Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a “stop, look and listen” communication or other public disclosure that the Company Board determines, after consultation with counsel, is required to be disclosed by Law (provided that such public disclosure (other than a “stop, look and listen” communication in accordance with Section 5.2(f)) will be considered an Acquisition Recommendation Change unless such disclosure also expressly and concurrently reaffirms the Company Recommendation (it being understood that the Company Board may refrain from taking a position with respect to a Company Takeover Proposal until the close of business as of the tenth Business Day after the commencement of a tender offer in connection with such Company Takeover Proposal pursuant to Rule 14d-9(f) under the Exchange Act without such action being considered such an adverse modification)), or (D) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, to stockholders of the Company, a Company Takeover Proposal (the actions described in this clause (i) being referred to as an “Acquisition Recommendation Change”) or (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent or other Contract with respect to any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement) (each, a “Company Acquisition Agreement”). Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Stockholder Approval is obtained, the Company Board may, in response to a Company Takeover Proposal which Company Takeover Proposal did not result from any breach of this Section 5.2, make an Acquisition Recommendation Change or enter into a definitive acquisition agreement with respect to such Company Takeover Proposal in accordance with Section 8.1(c) if the Company Board or any duly constituted and authorized committee thereof has determined after consultation with its financial and legal advisors, that (1) the failure to do so could be inconsistent with the Company Board’s fiduciary duties under applicable Law and (2) such Company Takeover Proposal constitutes a Company Superior Proposal; provided, however, that (A) the Company has given Parent at least five Business Days’ prior written notice of its intention to take such action (which will include the information with respect to such Company Takeover Proposal of the type described in the first sentence of Section 5.2(c)), (B) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose in writing an offer binding on Parent to effect revisions to the terms of this Agreement such that it would cause such Company Superior Proposal to no longer constitute a Company Superior Proposal, (C) following the end of such notice period, the Company Board or any duly constituted and authorized committee thereof shall have considered in good faith such binding offer, and shall have determined that such Company Superior Proposal continues to constitute a Company Superior Proposal if the revisions proposed in such binding offer were to be given effect, and (D) in the event of any material change to the terms of such Company Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (A) above and the notice period will have recommenced, except that the notice period will be at least three Business Days (rather than the five Business Days otherwise contemplated by clause (A) above).

(e) Notwithstanding anything to the contrary herein, prior to the time the Stockholder Approval is obtained, the Company Board may change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, the Company Recommendation (“Change of Recommendation”) if the Company Board or any duly constituted and authorized committee thereof has determined, after consultation with its financial and legal advisors, that failure to take such action could be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided, however, that such action may not be in response to a Company Takeover Proposal or a Company Superior Proposal (which is governed by Section 5.2(d)) and prior to taking such action, (i) the Company Board shall have given Parent at least five Business Days’ prior written notice of its intention to take such action and a description of the reasons for the Change of Recommendation, (ii) the Company shall have negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period after giving any such notice, to the extent Parent wishes to negotiate, to enable Parent to propose in writing an offer binding on Parent to effect revisions to the terms of this Agreement in such a manner that would obviate the need for making such Change of Recommendation, and (iii) at the end of such notice period, the Company Board or any duly constituted and authorized committee thereof shall have considered in good faith such binding offer, and shall have determined in good faith, after consultation with its financial advisor and legal counsel, that failure to effect a Change of Recommendation could be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(f) Nothing contained in this Section 5.2 or in Section 6.6 will prohibit the Company or the Company Board from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any other disclosure to the Company’s stockholders, in each case, if, in the Company Board’s determination after consultation with legal counsel, the failure so to disclose could be inconsistent with its or the Company’s obligations under applicable Law, provided that any such position or disclosure (other than any “stop, look and listen” communication made pursuant to, and that go no further than as provided in this sentence) shall be deemed to be an Acquisition Recommendation Change unless the Company Board expressly and concurrently reaffirms the Company Recommendation.

5.3. Financing. Parent will not agree to any amendment or modification to, or grant any waiver of, any provision under the Debt Commitment Letter without the prior written consent of the Company if such amendment, modification or waiver would (i) impose additional conditions, or otherwise amend or modify any of the conditions in a manner that is adverse in any material respect to Parent or the Company, to the receipt of the Debt Financing on the Closing Date, (ii) delay the timing of the funding of the Debt Financing or prevent or make less likely to occur, the funding of the commitments thereunder, on the Closing Date, (iii) reduce the aggregate cash amount of the funding commitments thereunder, or (iv) adversely impact the ability of Parent or Merger Sub to enforce its rights against any other party to any Debt Commitment Letter or the definitive documentation with respect thereto (the foregoing clauses (i) through (iv), the “Prohibited Changes”); provided that, without the consent of the Company, Parent may amend the Debt Commitment Letter to add additional lenders, arrangers, bookrunners and agents or to implement or exercise any of the “market flex” provisions contained in the Fee Letter so long as such amendment would not reasonably be expected to impose additional conditions on the obligations of the Financing Sources or delay the Closing. Parent will not permit or consent to any waiver of any remedy under the Debt Commitment Letter or any early termination of the Debt Commitment Letter. In the event that all conditions contained in the Debt Commitment Letter have been satisfied, Parent will use reasonable best efforts to cause the Financing Sources to comply with their funding obligations thereunder. Notwithstanding the foregoing or any provision of this Agreement to the contrary, Parent will be entitled to replace the Debt Commitment Letter by entering into definitive documentation with respect to the Debt Financing on or prior to the Closing so long as such definitive documentation is on terms and conditions consistent with the Debt Commitment Letter and would not result in Prohibited Changes. Parent will use its reasonable best efforts to (A) maintain in effect the Debt Commitment Letter (including any definitive documentation entered into in connection therewith), (B) satisfy on a timely basis all conditions in the Debt Commitment Letter (including any definitive documentation entered into in connection therewith) applicable to Parent and Merger Sub to obtaining the Debt Financing as promptly as practicable (other than any condition where the failure to be so satisfied is a direct result of the Company’s failure to furnish information to Parent or otherwise comply with its obligations under this Agreement), (C) promptly upon execution thereof, at the request of the Company, provide to the Company complete executed copies of any definitive documentation with respect to the Debt Financing, (D) consummate the Debt Financing at or prior to the Closing, and (E) fully enforce the counterparties’ obligations and its rights under the Debt Commitment Letter (including any definitive documentation entered into in connection therewith), including by suit or other appropriate proceeding, to cause the lenders under the Debt Financing to fund in accordance with their respective commitments if all conditions to funding the Debt Financing in the Debt Commitment Letter (including any definitive documentation entered into in connection therewith) have been satisfied or waived. Parent will keep the Company reasonably informed on a timely basis of the status of Parent’s and Merger Sub’s efforts to arrange the Debt Financing and to satisfy the conditions thereof, including, upon Company’s reasonable request, (1) advising and updating the Company, in a reasonable level of detail, with respect to status, proposed Closing Date and material terms of the material definitive documentation for the Debt Financing and (2) providing copies of the current drafts of all such definitive documentation. If any portion of the Debt Financing otherwise becomes unavailable, and such portion is reasonably required to fund the aggregate Merger Consideration and all fees, expenses and other amounts contemplated to be paid by Parent, Merger Sub or Surviving Corporation pursuant to this Agreement, Parent and Merger Sub will promptly arrange and obtain in replacement thereof alternative financing from alternative sources in an amount sufficient to consummate the Merger. Notwithstanding anything in this Section 5.3 to the contrary, solely to the extent Parent shall receive prior to the Closing Date sufficient cash proceeds that are available to consummate the Merger on the Closing Date, Parent will have the right to substitute the proceeds of consummated equity, equity linked or convertible, exchangeable or debt issuances or other incurrences of debt for all or any portion of the amount contemplated to be provided by the Debt Financing contemplated by the Debt Commitment Letter and may reduce the amount of the commitments thereunder. Any reference in this Agreement to the “Debt Financing” will include any such alternative financing or such replacement financing, any reference in this Agreement to the “Debt Commitment Letter” will include the commitment letter and the corresponding fee letter with respect to any such alternative financing or such replacement financing, and any reference in this Agreement to the “Financing Sources” will include the financing institutions contemplated to provide any such alternative financing or replacement financing. Parent will keep the Company informed on a prompt basis in reasonable detail of the status of its efforts to arrange the Debt Financing and will, upon the Company’s reasonable request, promptly provide to the Company copies of all alternative or replacement financing commitments and related fee letters, redacted to the same extent as copies of the Debt Commitment Letter delivered by Parent on or prior to the date hereof. Parent acknowledges and agrees that its obligations hereunder, including its obligations to consummate the Transactions, are not subject to, or conditioned on, receipt of the Debt Financing, the Debt Transactions or any other financing.

5.4. Financing Cooperation. (a) In connection with Parent’s financing in connection with the Transaction (including the Debt Financing) (the “Parent Financing”), prior to the Closing, the Company will provide to Parent and Merger Sub, at Parent’s sole cost and expense, customary cooperation reasonably requested by Parent and Merger Sub that is necessary in connection with the arrangement and consummation of the Parent Financing, including (in each case, to the extent reasonably requested):

(i) participating in a reasonable number of meetings and due diligence sessions with the sources of the Parent Financing;

(ii) (A) provide GAAP audited consolidated balance sheets of the Company and its Subsidiaries and related statements of income, stockholders’ equity and cash flows for the three most recent fiscal years ended at least 60 days prior to the Closing Date and GAAP unaudited consolidated balance sheets of the Company and its Subsidiaries and related statements of income, stockholders’ equity and cash flows for each subsequent fiscal quarter ended at least 40 days prior to the Closing Date, which financial statements shall meet the requirements of Regulation S-X under the Securities Act, as amended, without regard to any applicable grace periods allowed for therein and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registered statement under the Securities Act on Form S-3 and (B) as promptly as practicable, provide financial data relating to the Company and its Subsidiaries necessary to produce the pro forma financial statements and other pro forma financial data and financial information (including pro forma adjustments relating to the Transactions and, in any event, in accordance with S-X Article 11 and Regulation S-K required in registration statements filed with the SEC on Form S-3 without giving effect to any grace period for the timing of providing such financials, if any) required in order to satisfy the condition set forth in paragraph (iii)) of Exhibit B to the Debt Commitment Letter (as in effect on the date of this Agreement) (provided that in no event will the information required to be delivered pursuant to this clause (ii) be deemed to include or will the Company otherwise be required to prepare or provide pro forma financial statements) and (C) promptly provide such other pertinent information regarding the Company and its Subsidiaries and such other financial data relating to the Company and its Subsidiaries as may be reasonably requested by Parent in order to consummate the Debt Financing or that would be necessary to receive customary “comfort” letters from the independent registered public accounts of the Company (including negative assurance comfort); provided that the failure of the Company to provide the information and data described in Section 5.4(a)(ii)(A) within the applicable time period shall be deemed a failure to perform or comply with a covenant contained in this Agreement in all material respects only for purposes of Section 7.2(b) of this Agreement and not for purposes of Article VIII of this Agreement;

(iii) providing reasonable and customary assistance with the preparation of documents customarily required in connection with bank debt or public or private senior note financings and, to the extent required under the Debt Commitment Letter, providing all documentation and other information relating to the Company or any of its Subsidiaries required thereunder, including any documentation or other information reasonably required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001, except to the extent providing such assistance, documents or information would require the Company to breach any other Contract in effect as of the date hereof; and

(iv) using commercially reasonable efforts to assist Parent in obtaining surveys, legal opinions from applicable outside counsel and title insurance as reasonably requested by Parent or Merger Sub for the Parent Financing as customarily required in connection with bank debt or public or private senior notes financings, as the case may be (including, in all cases, the Parent Financing), except to the extent providing such assistance would require the Company to breach any other Contract in effect as of the date hereof.

(b) The Company and its outside legal counsel will be given reasonable opportunity to review and comment upon the offering documents or any materials for rating agencies, in each case, prepared after the date hereof, that include information about the Company or any Company Subsidiary prepared in connection with the Debt Financing. Notwithstanding anything to the contrary in this Section 5.4, (i) nothing will require cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise be in conflict with the terms of the Company’s existing credit facilities, the indentures governing the Senior Notes or applicable law, (ii) no obligation of the Company or any of its Subsidiaries under any certificate, document, Contract will be effective until the Effective Time (other than any notices of prepayment and/or commitment terminations which are delivered by the Company not in contravention of the applicable agreement and conditioned upon the consummation of the Merger and delivered in accordance with Section 5.5) and, none of the Company or any of its Subsidiaries will be required to pay any commitment or other similar fee or incur any other liability in connection with the Parent Financing, including any Debt Transaction, prior to the Effective Time, (iii) none of the Company Board or board of directors (or equivalent bodies) of any Subsidiary thereof will be required to adopt or enter into any resolutions or take similar action approving the Parent Financing prior to the Effective Time, and (iv) none of the Company or any of its Subsidiaries will be required to provide, and Parent will be solely responsible for (A) any description of all or any component of the Parent Financing, including any such description to be included in any liquidity or capital resources disclosure or any “description of notes”, (B) projections, risk factors or other forward-looking statements relating to any component of the Parent Financing, (C) consolidating and other financial statements and data that would be required by Rule 3-09 or Rule 3-16 of Regulation S-K, (D) Item 402(b) of Regulation S-K and information regarding executive compensation related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, and (E) the preparation of pro forma financial statements and any pro forma financial information relating to the proposed debt and equity capitalization in respect of the consummation of the Closing, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial statements. Parent will promptly reimburse the Company for any documented reasonable out-of-pocket costs, fees and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 5.4 (including expenses associated with attending meetings, presentations, road shows and due diligence presentations). In addition, Parent will indemnify, defend and hold harmless the Company and its Subsidiaries and its and their Representatives from and against any and all liabilities, obligations, losses, damages, claims, costs, expenses, awards, judgments and penalties (excluding, to the extent previously reimbursed, the costs, fees and expenses referred to in the immediately preceding sentence) suffered or incurred by any of them in connection with any Parent Financing and any information used in connection therewith, except and solely to the extent that any such obligations, losses, damages, claims, costs, expenses, awards, judgments and penalties, fees, costs or other liabilities are suffered or incurred as a result of the Company’s or its Subsidiaries or its or their Representatives’ gross negligence, bad faith, willful misconduct or material breach of this Agreement.

5.5. Treatment of Certain Indebtedness. (a) Upon the written request of Parent, the Company will use reasonable best efforts to, and to cause its Subsidiaries to, deliver all notices and take all other reasonable and necessary actions to cause (i) the repayment in full on the Closing Date (or in the case of letters of credit, cash collateralization, to the extent that Parent has not entered into an alternative arrangement with the issuing bank) of all obligations then outstanding under, (ii) the release on the Closing Date in connection with such repayment of all liens, security interests, pledges, or other encumbrances securing such obligations (other than cash collateralization of letters of credit as described above), and (iii) the termination (to the extent provided therein and pursuant to the terms thereof) on the Closing Date (such repayments, releases, and terminations, the “Existing Credit Facility Terminations”) of, in each case, the Credit Agreements, including using commercially reasonable efforts to obtain a payoff letter in customary form from the agent under the Credit Agreements; provided that (A) Parent will provide all funds required to effect all such repayments and cash collateralization of letters of credit and the Company will have no obligation to effect any such alternative arrangement for letters of credit and (B) in no event will this Section 5.5(a) require the Company or any of its Subsidiaries to (x) cause any of the Existing Credit Facility Terminations to be effective until the Closing shall have occurred, (y) pay any fees, incur or reimburse any costs or expenses, or make any payment in connection with the Existing Credit Facility Terminations, prior to the occurrence of the Effective Time (except to the extent Parent promptly reimburses or provides the funding (in all other cases) to the Company or such Subsidiary therefor) or incur any liability in connection with the Existing Credit Facility Terminations that is effective prior to the occurrence of the Effective Time, or (z) cooperate to the extent it would unreasonably disrupt or interfere with the business or operations of the Company or any of its Subsidiaries.

(b) In connection with the Transactions, in the event that Parent desires to consummate an exchange offer, tender offer, repurchase offer, consent solicitation, discharge, defeasance, redemption or similar transaction, or any combination thereof (collectively, the “Debt Transactions”), with respect to the 4.625% Senior Notes due 2021 of Eagle Spinco Inc. (the “2021 Notes”) and/or the 4.875% Senior Notes due 2023 of the Company (the “2023 Notes) and, together with the 2021 Notes, the “Senior Notes”), the Company will upon the reasonable written request of Parent use its reasonable best efforts to, and to cause its Subsidiaries and Representatives (and, in the case of the Company, the trustee for the applicable Senior Notes) to, cooperate with Parent and Merger Sub in good faith in the preparation, execution, delivery and filing of any of the necessary and appropriate documentation in connection such Debt Transactions to be effected on such terms, conditions and timing as reasonably requested by Parent, including if so requested by Parent, causing those Debt Transactions to be consummated substantially concurrently with, but not prior to, the Closing; provided that (i) Parent will provide all funds required to effect all such Debt Transactions and (ii) in no event will this Section 5.5(b) require the Company or any of its Subsidiaries to (A) pay any fees, incur or reimburse any costs or expenses, or make any payment in connection with the Debt Transactions, prior to the occurrence of the Effective Time (except to the extent Parent promptly reimburses or provides the funding (in all other cases) to the Company or such Subsidiary therefor) or incur any liability in connection with the Debt Transactions that is effective prior to the occurrence of the Effective Time or (B) cooperate to the extent it would unreasonably disrupt or interfere with the business or operations of the Company or any of its Subsidiaries. Parent will provide the Company and its counsel with a reasonable opportunity to review and comment on any documentation required in connection with any such Debt Transactions.

(c) Parent will promptly reimburse the Company for any documented reasonable out-of-pocket costs, fees and expenses incurred by the Company in connection with any Debt Transactions. In addition, Parent will indemnify, defend and hold harmless the Company and its Subsidiaries and its and their Representatives from and against any and all liabilities, obligations, losses, damages, claims, costs, expenses, awards, judgments and penalties (excluding, to the extent previously reimbursed, the costs, fees and expenses referred to in the immediately preceding sentence) actually suffered or incurred by any of them in connection with any Debt Transactions, except to the extent that any such obligations, losses, damages, claims, costs, expenses, awards, judgments and penalties, fees, costs or other liabilities are suffered or incurred as a result of the Company’s or its Subsidiaries or its or their Representatives’ gross negligence, bad faith, willful misconduct or material breach of this Agreement, as applicable. All non-public or other confidential information provided by the Company to Parent, or the Debt Financing Sources pursuant to Sections 5.3, 5.4 and 5.5 will be kept confidential in accordance with the Confidentiality Agreement and the Synergy Confidentiality Agreement.

VI. ADDITIONAL AGREEMENTS

6.1. Preparation of Proxy Statement. (a) As soon as reasonably practicable after the date of this Agreement, but in any event no later than 45 days following the date hereof, the Company will file the Proxy Statement with the SEC. The Company will use commercially reasonable efforts to cause the Proxy Statement to be disseminated to the holders of the Shares, as promptly as practicable after the Proxy Statement is cleared by the SEC and in any event no later than five Business Days after the Proxy Statement is cleared by the SEC. Subject to Section 5.2, the Proxy Statement will contain the Company Recommendation and the Company will use reasonable best efforts to obtain the Stockholder Approval.

(b) Parent and Merger Sub will provide for inclusion or incorporation by reference in the Proxy Statement all required information relating to Parent or its Affiliates. No filing or mailing of, or amendment or supplement to, the Proxy Statement, will be made by the Company without Parent’s prior written consent (which will not be unreasonably withheld, conditioned or delayed) and without providing Parent a reasonable opportunity to review and comment thereon; provided, however, that the Company, (i) in connection with either an Acquisition Recommendation Change or a Change of Recommendation made in accordance with Section 5.2, may amend or supplement the Proxy Statement to effect such change (it being understood that any such amendment or supplement will solely contain (A) such Acquisition Recommendation Change or Change of Recommendation, (B) a statement of the reasons of the Company Board for making such Acquisition Recommendation Change or Change of Recommendation, and (C) such other information as the Company determines in good faith is required by Law to be included in such amendment or supplement and, in such event, Parent will have no right of consent under this Section 6.1(b)) and (ii) may otherwise amend or supplement the Proxy Statement to include such information required by Law to be included in such amendment or supplement. The Company will advise and provide Parent and its counsel, in writing, any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the receipt of such comments or other communications, and a reasonable opportunity to review and comment on such comments. The Company will respond promptly to any such comments from the SEC or its staff.

(c) Each of the Company, Parent and Merger Sub will promptly (i) correct any information provided by it specifically for use in the Proxy Statement if and to the extent that such information is or shall have become false or misleading in any material respect and (ii) supplement the information provided by it specifically for use in the Proxy Statement to include any material information that is or will become necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not misleading. The Company will cause the Proxy Statement as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to the holders of the Shares, in each case as and to the extent required by applicable Law.

6.2. Stockholders Meeting. (a) The Company will, as soon as reasonably practicable following the SEC’s clearance of the Proxy Statement, take all actions in accordance with applicable Law, its constituent documents and the rules of the NYSE to duly call, give notice of, convene and hold a special meeting of the Company’s stockholders (including any adjournment or postponement thereof, the “Special Meeting”) for the purpose of considering and taking action upon the adoption of this Agreement and obtaining the Stockholder Approval.

Except as otherwise permitted under Section 6.2(b), the Company shall use its reasonable best efforts to hold the Special Meeting within 45 days after the Proxy Statement is cleared by the SEC.

(b) The Company may only adjourn or postpone the Special Meeting (i) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company within a reasonable amount of time in advance of the Special Meeting, (ii) for up to the earlier of (A) 45 days from the date on which the Special Meeting was originally scheduled and (B) the third Business Day prior to the Outside Date if as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Special Meeting, or (iii) for a single period ending not later than the earlier of (A) the tenth Business Day after the previously scheduled date for the Special Meeting and (B) the third Business Day prior to the Outside Date, to solicit additional proxies if necessary to obtain the Stockholder Approval.

(c) Without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the adoption of this Agreement will be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by the Company’s stockholders in connection with the adoption of this Agreement) that the Company will propose to be acted on by the stockholders of the Company at the Special Meeting.

(d) Without limiting the generality or effect of Section 6.13, Parent will vote, or cause to be voted, all of the Shares then beneficially owned by it, Merger Sub or any of its other Subsidiaries and Affiliates in favor of the adoption of this Agreement.

6.3. Reasonable Best Efforts. (a) Prior to the Closing, Parent, Merger Sub and the Company will use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under any applicable Law to consummate and make effective in the most expeditious manner possible the Transactions, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Transactions, (ii) using reasonable best efforts to satisfy the conditions to consummating the Transactions required to be satisfied by such Party, and (iii) using reasonable best efforts to take all reasonable actions necessary to obtain (and to cooperate with each other in obtaining) any consent, authorization, Order or approval of, or any exemption by, any Governmental Entity (which actions will include furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) required to be obtained or made by such Party or any of its Subsidiaries in connection with the Transactions or the taking of any action contemplated by this Agreement. Additionally, each of Parent and the Company will use all reasonable best efforts to fulfill all conditions precedent to the Merger applicable to such Party and will not take any action after the date of this Agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any such consent, authorization, Order or approval of, or exemption by, any Governmental Entity necessary to be obtained prior to Closing.

(b) Prior to the Closing, each Party will promptly consult with the other Parties with respect to, provide any necessary information with respect to (and, in the case of correspondence, provide the other Parties (or their counsel) copies of), all filings made by such Party with any Governmental Entity or any other information supplied by such Party to, or correspondence with, a Governmental Entity in connection with this Agreement and the Transactions. Each Party will promptly inform the other Parties of any substantive communication from any Governmental Entity regarding any of the Transactions. If any Party or any Representative thereof receives a request for additional information or documentary material from any Governmental Entity with respect to the Transactions, such Party will use reasonable best efforts to make, or cause to be made, promptly and after consultation with the other Parties to this Agreement, an appropriate response in compliance with such request.

(c) The Company and Parent will use reasonable best efforts to file, as promptly as practicable, but in any event no later than ten Business Days after the date of this Agreement, notifications under the HSR Act, and the Company and Parent will use reasonable best efforts to file, as promptly as practicable, and in no event later than ten Business Days after the date of this Agreement, any other filings and/or notifications under applicable Antitrust Laws, and will use reasonable best efforts to respond, as promptly as practicable, to any inquiries and requests received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond, as promptly as practicable, to all inquiries and requests received from any state Attorney General or other Governmental Entity in connection with the Other Regulatory Approvals. Except in compliance with Section 5.2 in connection with a disclosure regarding a Change of Recommendation or a Company Takeover Proposal received by the Company, the Company and Parent will permit counsel for the other Party reasonable opportunity to review in advance, and consider in good faith the views of the other Party in connection with, any proposed written communication to any Governmental Entity in connection with the Transactions. Each of the Company and Parent agrees not to (i) participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the pending Transactions unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate, (ii) extend any waiting period under the HSR Act without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), or (iii) enter into any Contract with any Governmental Entity not to consummate the Transactions without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed).

(d) Each of Parent and the Company will use all reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Transactions under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). In connection therewith, if any Action is instituted (or threatened to be instituted) challenging any of the Transactions as violative of any Antitrust Laws, each of Parent and the Company will cooperate and use all reasonable best efforts to vigorously contest and resist any such Action, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any other Transactions, including by vigorously pursuing all available avenues of administrative and judicial appeal. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.3 will limit the right of any Party hereto to terminate this Agreement pursuant to Section 8.1, so long as such Party hereto has, up to the time of termination, complied with its obligations under this Section 6.3. Each of Parent and the Company will use all reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other applicable Antitrust Laws with respect to the Transactions as promptly as possible after the execution of this Agreement (taking into account the Outside Date and Section 6.3(f)).

(e) The Parties will take all actions necessary to avoid or eliminate each and every impediment under all applicable Antitrust Laws so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date), including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such businesses, product lines or assets of the Company, Parent and their respective Subsidiaries and (ii) otherwise taking or committing to take actions that after the Closing Date would limit Parent’s or its Subsidiaries’ freedom of action with respect to, or its or their ability to retain, one or more of the businesses, product lines or assets of the Company, Parent and their respective Subsidiaries, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any preliminary or permanent injunction, in any Action under any Antitrust Laws, which would otherwise have the effect of preventing the Closing, and in that regard Parent and, only if requested by Parent, the Company will agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or Parent or Parent’s Subsidiaries’ ability to retain, any of the businesses, product lines or assets of the Company, Parent or any of their respective Subsidiaries; provided, however, that (x) any such action will be conditioned upon the consummation of the Merger (y) the Company will not take any action of the type described under this Section 6.3(e) without the prior written consent of Parent, and (z) notwithstanding anything in this Section 6.3 to the contrary, under no circumstances will Parent, the Company or any of their respective Subsidiaries, be required to undertake any efforts, or to take or consent to any action, if such efforts, action or consent, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole.

(f) Notwithstanding anything in this Agreement to the contrary, the Parties agree that Parent will control the strategy for all filings, notifications, submissions and communications in connection with any consent, approval, filing, notice, petition, statement, registration, submission of information, application or similar matter subject to this Section 6.3, but will reasonably consult with the Company and its counsel in connection therewith.

6.4. Notification of Certain Matters. Subject to applicable Law, the Company will give prompt notice to Parent and Merger Sub, and Parent and Merger Sub will give prompt notice to the Company, of (a) any fact, change, event or circumstance that has had or would reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially impair the ability of Parent and Merger Sub to consummate the transactions, or which any Party would reasonably expect to cause or constitute a material breach of any of its representations, warranties or covenants contained herein, (b) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to cause any condition to the Merger to be unsatisfied in any material respect at the Effective Time, (c) any material failure of the Company or Parent and Merger Sub, as the case may be, or any officer, director, employee or Representative of the Company or Parent and Merger Sub, as applicable, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it under this Agreement, and (d) the occurrence of any event which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of Parent, Merger Sub or, to the Knowledge of Parent, any Debt Financing Source, under any term of the Debt Commitment Letter or otherwise result in any portion of the Debt Financing contemplated thereby to be unavailable at the Closing; provided, however, that the delivery of any notice pursuant to this Section 6.4 will not limit or otherwise affect the remedies available under this Agreement to the Party receiving such notice.

6.5. Access; Confidentiality. Subject to the Confidentiality Agreement and applicable Law relating to the sharing of information, the Company will (and will cause each of its Subsidiaries to) provide Parent and its Representatives, from time to time prior to the earlier of the Effective Time or the termination of this Agreement, reasonable access during normal business hours to (a) the Company’s properties, books, Contracts, personnel and records and (b) such other information as Parent reasonably requests with respect to the Company and its business, financial condition and operations, provided that nothing in this Agreement will require the Company or any of its Subsidiaries to (i) provide such access at times or in a manner that would unreasonably disrupt the ordinary course operations of the businesses of the Company or its Subsidiaries or (ii) disclose any information to Parent or its Representatives that would reasonably be expected to cause a violation of any Contract to which the Company or any of its Subsidiaries is a party, would reasonably be expected to cause a risk of a loss of attorney-client privilege to the Company or any of its Subsidiaries, or that is competitively sensitive information, provided that the Company will provide access to or make available as much of such document or information as is possible (through redactions, summaries or other appropriate means) without resulting in such violation, the loss of such privilege or disclosure of competitively sensitive information and will use reasonable best efforts to take such other actions (such as entering into joint defense agreements or other arrangements, as appropriate) so as to allow for such disclosure in a manner that does not result in such violation, the loss of such privilege or disclosure of competitively sensitive information. Parent will and will cause Parent’s Affiliates and Representatives to keep confidential any non-public information received from the Company, its Affiliates or Representatives, directly or indirectly, pursuant to this Section 6.5 in accordance with the Confidentiality Agreement or the Synergy Confidentiality Agreement.

6.6. Publicity. The initial press release regarding this Agreement and the Merger will be substantially in the form previously Agreed and thereafter none of the Company, Parent nor any of their respective Affiliates will issue or cause the publication of any press release or other announcement with respect to this Agreement or the

Transactions without the prior written consent of the other Party (such consent not to be unreasonably withheld, delayed or conditioned) and, in the case of clause (c) below, giving the other Party the opportunity to review and comment on such press release or other announcement; provided, however, that this Section 6.6 will not apply to any release or public statement (a) made or proposed to be made by the Company in compliance with Section 5.2 in connection with a Company Takeover Proposal or Change of Recommendation or any action taken pursuant thereto, or by Parent in response thereto, (b) made or proposed to be made in connection with any dispute between the Parties regarding this Agreement or the Transactions, or (c) as a Party determines to be required by applicable Law, by any listing agreement with or rules of any applicable national securities exchange, trading market or listing authority, or as may be requested by a Governmental Entity.

6.7. Indemnification; Directors’ and Officers’ Insurance. (a) From and after the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent will cause the Surviving Corporation to indemnify and hold harmless each Indemnified Party with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (i) the fact that an Indemnified Party was a director or officer of the Company or any of its Subsidiaries or (ii) acts or omissions by such Indemnified Party in the Indemnified Party’s capacity as a director or officer of the Company or a Subsidiary of the Company or taken at the request of the Company or a Subsidiary of the Company (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, employee, agent, trustee or fiduciary of another Person), in each case under (i) or (ii), at, or at any time prior to, the Effective Time (including any Action relating in whole or in part to the Transactions or the enforcement of this provision or any other indemnification or advancement right of any Indemnified Party), to the fullest extent permitted or required by applicable Law; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period will continue until the disposition of such Action or resolution of such claim.

(b) From and after the Effective Time, unless otherwise required by Law, Parent will cause the Surviving Corporation to continue, and cause its Subsidiaries to continue, for a period of six years, all obligations of the Company and any of its Subsidiaries in respect of rights of exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, existing in favor of the Indemnified Parties as provided in the respective constituent documents of the Company or any of its Subsidiaries or in any written Contract described on Section 6.7(b) of the Company Disclosure Letter or filed as an exhibit to any Company SEC Document publicly filed with the SEC prior to the date hereof; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period will continue until the disposition of such Action or resolution of such claim. Without limiting the foregoing, Parent, from and after the Effective Time until six years from the Effective Time, will cause, unless otherwise required by Law, the certificate of incorporation and by-laws or similar organizational documents of the Surviving Corporation to contain provisions no less favorable to the Indemnified Parties with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Company’s constituent documents and/or available under applicable Law, which provisions will not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnified Parties. In addition, from the Effective Time until six years from the Effective Time, Parent will cause the Surviving Corporation to advance any expenses (including fees and expenses of legal counsel) of any Indemnified Party under this Section 6.7 (including in connection with enforcing the indemnity and other obligations referred to in this Section 6.7) as incurred to the fullest extent permitted under applicable Law, provided that the individual to whom expenses are advanced provides an undertaking to repay such advances if it shall be determined that such person is not entitled to be indemnified pursuant to this Section 6.7(b).

(c) For a period of six years from the Effective Time, Parent will either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries, or provide substitute policies or purchase or cause the Surviving Corporation to purchase, a “tail policy” with reputable insurers, in each case of at least the same coverage and scope, and in amounts, and containing terms and conditions, that are no less favorable to such individuals than such policy in effect on the date hereof, with respect to matters arising on or before the Effective Time covering without limitation the Transactions. The Company may prior to the Effective Time purchase a six-year prepaid “tail policy” on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring on or prior to the Effective Time, covering without limitation the Transactions. If such prepaid “tail policy” has been obtained by the Company, it will be deemed to satisfy all obligations to obtain insurance pursuant to this Section 6.7(c) and the Surviving Corporation will use its reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder. Notwithstanding anything under this Section 6.7 to the contrary, in no event will the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries be required to, make or agree to make aggregate annual premium payments for any insurance, directors’ and officers’ liability insurance and fiduciary insurance, substitute policies or “tail policies” in excess of 250% of the premiums paid by the Company for such insurance as of the date hereof.

(d) Parent or the Surviving Corporation will have the right, but not the obligation, to assume and control the defense of any threatened or actual litigation, claim or proceeding relating to any acts or omissions covered under this Section 6.7 (each, a “Claim”); provided, however, that (i) none of Parent or the Surviving Corporation will settle, compromise or consent to the entry of any judgment in any such Claim for which indemnification has been sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of, and no admission of wrongdoing in respect of, such Claim or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent and (ii) any Company Indemnified Person may participate in such defense with counsel of its choosing, the fees and expenses of which will be paid by the Company to the extent such fees and expenses are otherwise required to be reimbursed by the Company under this Section 6.7. Each of Parent, the Surviving Corporation and the Indemnified Parties will reasonably consult and cooperate in the defense of any Claim and will provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(e) The provisions of this Section 6.7 will survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each Indemnified Party, and his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company’s constituent documents, by Contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section may not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party to whom this Section 6.7 applies unless (i) such termination or modification is required by applicable Law or (ii) the affected Indemnified Party has consented in writing to such termination or modification (it being expressly agreed that the Indemnified Parties to whom this Section 6.7 applies will be third party beneficiaries of this Section 6.7).

(f) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision will be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.7.

6.8. Merger Sub Compliance. Parent will cause Merger Sub to comply with all of its obligations under or related to this Agreement.

6.9. Employee Matters. (a) From and after the Effective Time, Parent and the Surviving Corporation will honor all Company Benefit Plans and compensation arrangement and agreements, including those set forth in the

Company Disclosure Letter, in accordance with their terms as in effect immediately before the Effective Time or as required by applicable Law to the extent necessary to avoid adverse consequences to the employment of any non-U.S. employee. From and after the Effective Time and until December 31, 2017, Parent will provide, or will cause to be provided, to each employee of the Company and its Subsidiaries who remains employed following the Closing (each, a “Continuing Employee”) and whose terms and conditions of employment were not, and do not become, subject to a collective bargaining agreement (the “Company Non-Union Employees”) compensation and benefits (excluding equity-based compensation) that are no less favorable, in the aggregate, than the compensation and benefits provided to each such Company Non-Union Employee immediately before the Effective Time, except that each such Company Non-Union Employee’s annual base salary or wage rate will be no less favorable than that provided immediately before the Effective Time. From and after the Effective Time, for purposes of equity-based compensation, Parent will treat each Company Non-Union Employee, other than those listed in Section 6.9(a) of the Company Disclosure Letter solely with respect to grants made in 2017, in a manner consistent with its treatment of similarly situated employees of Parent and its Subsidiaries under the Parent Stock Plans. From and after the Effective Time and until December 31, 2017, Parent will provide, or will cause to be provided, to each Company Non-Union Employee employed by the Company or its Subsidiaries as of the Effective Time, severance benefits that are no less favorable than those provided to each such Company Non-Union Employee immediately before the Effective Time. As to each Continuing Employee whose terms and conditions of employment were subject to a collective bargaining agreement (the “Company Union Employees”), Parent will cause the Surviving Corporation to comply with the terms and conditions of each applicable collective bargaining agreement, in a manner consistent with applicable Law.

(b) For purposes of vesting, eligibility to participate and benefit accrual (other than for purposes of benefit accruals under any pension plan sponsored by Parent or its Subsidiaries (other than the Company and its Subsidiaries)) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Non-Union Employees after the Effective Time (the “New Plans”), each Company Non-Union Employee will be credited with his or her years of service with the Company and its Subsidiaries or predecessors before the Effective Time, to the same extent as such Company Non-Union Employee was entitled, before the Effective Time, to credit for such service under any comparable employee benefit plan of the Company or its Subsidiaries in which such Company Non-Union Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing will not apply to the extent that its application would result in a duplication of benefits or to the extent not permitted by a third-party insurer following the Parent’s reasonable best efforts to obtain a waiver or consent from such third-party insurer. In addition, and without limiting the generality of the foregoing, (i) each Company Non-Union Employee will be eligible to participate at the next annual enrollment, or immediately at the Parent’s discretion, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Company Benefit Plan in which such Company Non-Union Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”) and (ii) for purposes of each New Plan providing welfare benefits to any Company Non-Union Employee, Parent will cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Non-Union Employee and his or her covered dependents, other than to the extent such conditions would not have been waived under the Old Plans, and Parent will cause any eligible expenses incurred by such Company Non-Union Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Company Non-Union Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Non-Union Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. Notwithstanding anything to the contrary in this Section 6.9, Parent will not be required to take any action or assume any obligation to the extent it would reasonably be expected to cause a New Plan or any Company Benefit Plan to violate applicable Law or any provision of such plan, or cease to be qualified under the Code or a comparable non-U.S. Law.

(c) Before the Closing, the Leadership Development and Compensation Committee of the Company Board will finally determine in good faith, in a manner reasonably consistent with past practice and in accordance with the applicable annual bonus, sales and other cash incentive plans of the Company and its Subsidiaries, any bonus amounts under annual bonus, sales and other cash incentive plans of the Company and its Subsidiaries in effect and on the terms as in effect as of the date hereof (“Bonus Amounts”) with respect to (i) each fiscal year completed prior to the Closing for which Bonus Amounts remain unpaid as of the Closing Date and (ii) the fiscal year in which the Closing occurs, at a level not to exceed maximum performance under the applicable Company Benefit Plan. The Bonus Amounts with respect to such years will be paid as soon as practicable, but in any event no later than 30 days following the Effective Time; provided, however, in the event that such payment would cause any additional Taxes to be payable pursuant to Section 409A of the Code with respect to such Bonus Amount, the payment will instead be made at the time specified in the applicable Company Benefit Plan.

(d) As soon as reasonably practicable, but no later than 30 days following the Closing Date, Parent or the Surviving Corporation will make, or will cause to be made, (i) to the extent not previously contributed prior to the Closing Date, contributions to the Axiall Corporation Deferred Compensation Plan (Amended and Restated as of January 1, 2012) in respect of years following the Closing Date that are otherwise consistent with the Company’s policy regarding contributions to such plan as set forth on the Company Disclosure Letter and (ii) to the extent required by the terms of the applicable plan, an irrevocable contribution to a grantor trust that substantially complies with (A) the terms and provisions of the model “rabbi trust” as set forth in Rev. Proc. 92-64, 1992-2 C.B. 422 as now existing or as subsequently modified, and (B) the requirements of Section 409A of the Code, in an amount that is sufficient to pay each participant or beneficiary in the Covered Deferred Compensation Plans the benefits to which such participants or their beneficiaries would be entitled pursuant to the terms of such plans as of the Closing Date, including contributions made to such plans in accordance with Section 6.9(d)(i), which benefits will be contributed and paid in accordance with the terms of the applicable Covered Deferred Compensation Plans and policies thereunder.

(e) Through the plan year in which the Closing occurs, the Surviving Corporation shall make discretionary contributions in a manner consistent with past practice to each of (i) the Axiall Corporation 401(k) Retirement Savings Plan, (ii) the Eagle US 2 LLC Employee Savings Plan for Certain Collective Bargaining Employees, (iii) the Retirement Savings Plan For the Employees of Axiall Corporation and its Affiliated and Subsidiary Companies and the Standard Life Tax-Free Savings Account for Eligible Participants of the Sponsor (Group RRSP and TFSA), and (iv) the Axiall Corporation Deferred Compensation Plan (Amended and Restated as of January 1, 2012).

(f) Within five Business Days following the date hereof and thereafter, no less frequently than monthly until the Closing Date, the Company will use reasonable best efforts to update Section 3.12(c) of the Company Disclosure Letter so that the information set forth therein is accurate and complete in all material respects. Nothing in this Section 6.9 will (i) be treated as an amendment of, or undertaking to establish, amend or modify any benefit plan or (ii) limit or prohibit Parent or any of its Affiliates, including the Surviving Corporation, from amending or terminating any employee benefit plan. The provisions of this Section 6.9 are solely for the benefit of the respective Parties to this Agreement and nothing in this Section 6.9, express or implied, will confer upon any Company Non-Union Employee or Company Union Employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement.

6.10. Parent Approval. Immediately following the execution of this Agreement, Parent will execute and deliver, in accordance with Section 251 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting the plan of merger contained in this Agreement.

6.11. Transaction Litigation. The Company will (i) as promptly as reasonably practicable (and in any event within one Business Day) notify Parent in writing of any litigation or other action, claim, suit or proceeding brought or threatened in writing against the Company and/or its Representatives by any stockholder of the Company relating to this Agreement, the Merger, or any other transaction contemplated hereby (any such litigation or other action, claim, suit or proceeding “Transaction Litigation”) and keep Parent reasonably informed on a current basis with respect to the status of any Transaction Litigation (including by promptly furnishing to Parent and its Representatives such information relating to such stockholder litigation as Parent may reasonably request), (ii) subject to the preservation of privilege and confidential information, give Parent the opportunity and right to participate in the defense of any such Transaction Litigation, including in any and all proceedings related to any such Transaction Litigation and any proposed settlement or disposition thereof, and shall give due consideration to Parent’s advice with respect to such Transaction Litigation, and (iii) not cease to defend, consent to the entry of any judgment, offer to settle, enter into any settlement or take any other material action with respect to any such Transaction Litigation without the prior written consent of Parent (which such consent shall not be unreasonably withheld, conditioned or delayed).

6.12. Takeover Statutes. The Company and its Subsidiaries shall not take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Statute. If any Takeover Statute may become, or may purport to be, applicable to this Agreement or any of the Transactions, each of the Company and Parent shall grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such Takeover Statute on the Transactions.

6.13. 2016 Annual Meeting. Simultaneously herewith, Parent withdrew its April 4, 2016 nominations for election to the Company Board. Parent will, and will cause its Affiliates to, take all steps necessary to terminate and/or withdraw the filing of its proxy materials relating to such nominations and at the Company’s 2016 annual meeting of stockholders Parent will, and will cause its Affiliates to, vote or cause to be voted, all shares beneficially owned by Parent or its Affiliates in accordance with the recommendation of the Company Board.

VII. CONDITIONS

7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger will be subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval. The Stockholder Approval shall have been obtained;

(b) Governmental Approvals. (i) The waiting period (including any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and (ii) the Other Regulatory Approvals shall have been obtained; and

(c) No Injunctions or Restraints. No Order or Law, entered, enacted, promulgated, enforced or issued by any Governmental Entity (collectively, “Restraints”) shall be in effect preventing the consummation of the Merger; provided, however, that a Party may not assert that this condition has not been satisfied unless such Party shall have used its reasonable best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered to the extent required by and subject to Section 6.3.

7.2. Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is further subject to the satisfaction, or waiver by Parent and Merger Sub, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in (i) this Agreement (other than Section 3.1(a), Section 3.2, the first, second and fourth sentences of Section 3.4(a), Section 3.6(b), Section 3.18 and Section 3.19) shall be true and correct in all respects except where the failure of such representations and warranties to be so true and correct (without giving effect to any materiality or “Material Adverse Effect” qualifications contained therein), individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect, (ii) Section 3.1(a), Section 3.2, Section 3.18 and Section 3.19 shall be true and correct in all material respects (without giving effect to any materiality or “Material Adverse Effect” qualifications contained therein), (iii) the first, second and fourth sentences of Section 3.4(a) shall be true and correct (without giving effect to any materiality or “Material Adverse Effect” qualifications contained therein), except for any de minimis inaccuracies, and (iv) Section 3.6(b) shall be true and correct in all respects, in the case of each of clauses (i)-(iv), both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made only as of a specific date, in which case such representation and warranty shall be so true and correct as of such specified date).

(b) Performance of Obligations of the Company. The Company shall have in all material respects performed or complied with the covenants and agreements contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Officer’s Certificate. The Company shall have furnished Parent with a certificate dated the Closing Date signed on its behalf by its chief executive officer or another senior executive officer to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

7.3. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction, or waiver by the Company, on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth herein shall be true and correct in all respects except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to prevent or materially impair the ability of Parent and Merger Sub to consummate the Transactions, in each case, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made only as of a specific date, in which case such representation and warranty shall be so true and correct as of such specified date).

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied in all material respects with the covenants and agreements contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Officer’s Certificate. Each of Parent and Merger Sub shall have furnished the Company with a certificate dated the Closing Date signed on its behalf by its chief executive officer or another senior executive officer to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

7.4. Frustration of Closing Conditions. Neither Parent or Merger Sub nor the Company may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied to excuse it from its obligation to effect the Merger if such failure was caused by such Party’s failure to comply with its obligations to consummate the Merger and the other Transactions to the extent required by this Agreement.

VIII. TERMINATION

8.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any Stockholder Approval):

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by either Parent or the Company if:

(i) the Merger has not been consummated on or before January 31, 2017 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) will not be available to any Party that has breached any provision of this Agreement, where such breach has been the proximate cause of the failure to consummate the Merger;

(ii) any Law or Order which is final and nonappealable shall have been issued or taken by a Governmental Entity with jurisdiction restraining or otherwise prohibiting consummation of the Merger; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have used its reasonable best efforts to prevent the entry of such Order to the extent required by and subject to Section 6.3; or

(iii) if the Special Meeting (including any adjournments and postponements thereof) shall have concluded without the Stockholder Approval having been obtained by reason of the failure to obtain the required vote of the holders of Shares;

(c) by the Company prior to the receipt of the Stockholder Approval, in order to enter into a definitive acquisition agreement with respect to a Company Superior Proposal; provided that the Company shall have complied with Section 5.2(d) and shall have paid or shall concurrently pay the Termination Fee;

(d) by Parent prior to the Special Meeting, (i) if the Company Board shall have made an Acquisition Recommendation Change or Change of Recommendation or (ii) in the event that a Company Takeover Proposal shall have been publicly disclosed or a tender offer or exchange offer that constitutes a Company Takeover Proposal shall have been commenced by a Person unaffiliated with Parent or Merger Sub and the Company shall not have published, sent or given to its stockholders, pursuant to Rule 14e-2 under the Exchange Act, within the ten Business Day period (as specified in Rule 14e-2 under the Exchange Act in the case of a tender offer or exchange offer) after public disclosure of such Company Takeover Proposal, tender offer or exchange offer is first published, sent or given, or, within ten Business Days after such Company Takeover Proposal, tender offer or exchange offer is subsequently amended in any material respect or, if sooner, not later than four Business Days prior to the expiration of such tender offer or exchange offer, a statement recommending that stockholders reject such Company Takeover Proposal, tender offer or exchange offer;

(e) by the Company, if there shall have been a breach of any of the covenants or failure to be true of any of the representations or warranties on the part of Parent, which breach or failure to be true, either individually or in the aggregate (i) would result in a failure of a condition set forth in Section 7.1 or Section 7.3 and (ii) which is not cured within the earlier of (A) the Outside Date and (B) 15 days following written notice to Parent; provided that (i) the Company shall have given Parent written notice, delivered at least 15 days prior to such termination (or promptly, if such notice is given within 15 days of the Outside Date), stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination and (ii) the Company will not have the right to terminate this Agreement pursuant to this Section 8.1(e) if the Company is then in material breach of any of its representations, warranties or covenants contained in this Agreement; or

(f) by Parent, if there shall have been a breach of any of the covenants or failure to be true of any of the representations or warranties on the part of the Company which breach or failure to be true, either individually or in the aggregate (i) would result in a failure of a condition set forth in Section 7.1 or Section 7.2 and (ii) which is not cured within the earlier of (A) the Outside Date and (B) 15 days following written notice to the Company; provided that (i) Parent shall have given the Company written notice, delivered at least 15 days prior to such termination (or promptly, if such notice is given within 15 days of the Outside Date), stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(f) and the basis for such termination and (ii) Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(f) if Parent is then in material breach of any of its representations, warranties or covenants contained in this Agreement.

A terminating Party will provide written notice of termination to the other Parties specifying with particularity the reason for such termination. If more than one provision of this Section 8.1 is available to a terminating Party in connection with a termination, a terminating Party may rely on any and all available provisions in this Section 8.1 for any such termination.

8.2. Effect of Termination. (a) If this Agreement is terminated pursuant to Section 8.1, this Agreement will become void and of no effect with no liability on the part of any Party (or any stockholder, director, officer, employee or Representative of such Party) to the other Party hereto; provided, however, that (i) the provisions of Section 6.6, the indemnification and reimbursement obligations of Section 5.4(b) and Section 5.5(c), this

Section 8.2, Article IX and Article X hereof and the provisions of the Confidentiality Agreement and the Synergy Confidentiality Agreement will survive such termination and (ii) no Party will be relieved or released from liability for damages of any kind, including consequential damages and any other damages (whether or not communicated or contemplated at the time of execution of this Agreement) arising out of, any (A) knowing material breach of any of its representations and warranties contained in this Agreement or (B) deliberate material breach of any of its covenants contained in this Agreement (it being understood that the failure of Parent or the Company to effect the Closing when required under the terms of the Agreement will constitute a deliberate material breach), and the aggrieved Party will be entitled to all rights and remedies available at Law or in equity, including in the case of a breach by the Company, Parent or Merger Sub, liability to the other Party for damages, determined taking into account all relevant factors including the loss of the benefit of the Transactions to the non-breaching Party and if Parent is the breaching Party, the lost stockholder premium. For purposes of this Section 8.2(a), a “knowing” breach of a representation and warranty will be deemed to have occurred only if an executive officer of the Company, on the one hand, or of Parent or Merger Sub, on the other hand, as applicable, had actual Knowledge of such breach as of the date of this Agreement and a “deliberate” breach of any covenant will be deemed to have occurred only if the other Party took or failed to take action with actual Knowledge that the action so taken or omitted to be taken constituted, or would reasonably be expected to, constitute, a breach of such covenant. The individuals specified in the definition of “Knowledge” (1) have read this Agreement, including the representations, warranties and covenants contained herein, (2) have reviewed with counsel the representations, warranties and covenants contained herein, and (3) for purposes of this Section 8.2(a), will be deemed to understand the meanings of the representations, warranties and covenants contained herein.

(b) If this Agreement is terminated (i) by Parent pursuant to the provisions of Section 8.1(d), (ii) by the Company pursuant to the provisions of Section 8.1(c), or (iii) by either Parent or the Company pursuant to the provisions of Section 8.1(b)(i) or Section 8.1(b)(iii) and, solely in the case of this clause (iii), (A) prior to such termination any Person publicly announces a Company Takeover Proposal which shall not have been withdrawn prior to (x) such termination, in the case of the termination of this Agreement pursuant to Section 8.1(b)(i) or (y) the Special Meeting, in the case of the termination of this Agreement pursuant to Section 8.1(b)(iii) and (B) at any time on or prior to the nine-month anniversary of such termination the Company or any of its Subsidiaries enters into a Company Acquisition Agreement with respect to a Company Takeover Proposal that is subsequently consummated, or consummates, any Company Takeover Proposal or the transactions contemplated by such Company Takeover Proposal are consummated (provided that, solely for purposes of this Section 8.2(b)(iii)(B), all references to “20%” in the definition of Company Takeover Proposal will be deemed references to “50%”), the Company will pay Parent the Termination Fee by wire transfer (to an account designated by Parent) in immediately available funds (1) in the case of clause (i) of this Section 8.2(b), within two Business Days after such termination, (2) in the case of clause (ii) of this Section 8.2(b), prior to or concurrently with such termination, and (3) in the case of clause (iii) of this Section 8.2(b), upon the consummation of such Company Takeover Proposal. “Termination Fee” means a cash amount equal to $77,700,000. Notwithstanding anything to the contrary in this Agreement, payment of the Termination Fee will constitute liquidated damages, and from and after the payment of the Termination Fee as described in this Section 8.2(b), the Company will have no further liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than as provided under this Section 8.2(b) and Section 8.2(c). In no event will Parent be entitled to the Termination Fee on more than one occasion.

(c) The Company acknowledges that the covenants contained in Section 8.2(b) are integral parts of the Transactions, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner any amount due pursuant to Section 8.2(b) and, in order to obtain such payment, Parent or Merger Sub commences a claim, action, suit or other proceeding that results in a judgment against the Company, the Company will pay to Parent interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made, together with reasonable and documented legal fees and expenses incurred in connection with such claim, suit, proceeding or other action.

IX. MISCELLANEOUS

9.1. Amendment and Waivers. Subject to applicable Law and the rules and regulations of the NYSE, and in accordance with the immediately following sentence, this Agreement may be amended by the Parties hereto by action taken or authorized by or on behalf of their respective boards of directors, at any time prior to the Closing Date, whether before or after adoption of this Agreement by the stockholders of the Company and Merger Sub; provided, however, that after adoption of this Agreement by the stockholders of the Company, no amendment may be made which by Law requires the further approval of the stockholders of the Company without such further approval; provided, further, that this Section 9.1, Section 9.6, Section 9.8, Section 9.12 and Section 9.13 will not be amended in a manner that is adverse to any Debt Financing Source without the prior written consent of such Debt Financing Source. This Agreement may not be amended except by an instrument in writing signed by the Parties. At any time prior to the Effective Time, any Party may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties by the other Party contained herein or in any document delivered pursuant hereto, and (c) subject to the requirements of applicable Law, waive compliance by another Party with any of the agreements or conditions contained herein. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. The failure of any Party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

9.2. Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement will survive after the Effective Time. This Section 9.2 will not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

9.3. Expenses. Except as otherwise expressly provided herein, all fees, costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the Transactions are to be paid by the Party incurring such fees, costs and expenses.

9.4. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder will be in writing and sent by facsimile, by electronic mail, by nationally recognized overnight courier service or by registered mail and will be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via electronic mail at the email address specified in this Section 9.4 or facsimile at the facsimile telephone number specified in this Section 9.4, in either case, prior to 5:00 p.m. (New York City time) on a Business Day and, in each case, a copy is sent on such Business Day by nationally recognized overnight courier service, (b) the Business Day after the date of transmission, if such notice or communication is delivered via electronic mail at the email address specified in this Section 9.4 or facsimile at the facsimile telephone number specified in this Section 9.4, in each case, later than 5:00 p.m. (New York City time) on any date and earlier than 12 midnight (New York City time) on the following date and a copy is sent no later than such date by nationally recognized overnight courier service, (c) when received, if sent by nationally recognized overnight courier service (other than in the cases of clauses (a) and (b) above), or (d) upon actual receipt by the Party to whom such notice is required to be given if sent by registered mail. The address for such notices and communications will be as follows:

(a) if to Parent or Merger Sub, to:

Westlake Chemical Corporation
2801 Post Oak Blvd.
Suite 600
Houston, Texas 77056
Attention:	L. Benjamin Ederington, Vice President, General Counsel and Corporate Secretary
Email:	bederington@westlake.com
Facsimile No.:	(713) 629 6239

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention:	Christopher E. Austin
James E. Langston
Email:	caustin@cgsh.com
jlangston@cgsh.com
Facsimile No.:	(212) 225-2925

(b) if to the Company, to:

Axiall Corporation
1000 Abernathy Road NE
Suit 1200
Atlanta, Georgia 30328
Attention:	Daniel S. Fishbein
Vice President & General Counsel
Email:	daniel.fishbein@axiall.com

with a copy to:

Jones Day
250 Vesey Street
New York, New York 10281
Attention:	Robert A. Profusek
Jeffrey Symons
Email:	raprofusek@jonesday.com
jsymons@jonesday.com
Facsimile No.:	(212) 755-7306

Each Party consents to service of any process, summons, notice or document that may be served in any proceeding in the Delaware Court of Chancery or the United States Districted Court for the District of Delaware, which service will be in accordance with this Section 9.4.

9.5. Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

9.6. Entire Agreement; No Third Party Beneficiaries. This Agreement (including the Company Disclosure Letter), the Confidentiality Agreement and the Synergy Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and (b) except for the provisions in Section 6.7 (which provisions may be enforced directly by Indemnified Parties), is not intended to and will not confer upon any Person other than the Parties to this Agreement and their permitted assigns any rights, benefits or remedies of any nature whatsoever, other than the right of the holders of Shares of the Company to receive the Merger Consideration after the Closing (a claim with respect to which may not be made unless and until the Effective Time shall have occurred). Notwithstanding anything in this Agreement to the contrary, Section 9.1, this Section 9.6, Section 9.8, Section 9.12 and Section 9.13 are intended for the benefit of, and shall be enforceable by, the Debt Financing Sources. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with the terms of this Agreement without notice or liability to any other

Person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties and may have been qualified by certain disclosures not reflected in the text of this Agreement. Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.7. Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other Governmental Entity declares that any term or provision of this Agreement is invalid, void or unenforceable, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible.

9.8. Governing Law; Jurisdiction. (a) This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, will be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction; provided that, except as specifically set forth in the Debt Commitment Letter, any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way relating to this Agreement or any of the Transactions or any dispute arising out of or relating in any way to the Merger, the Debt Commitment Letter, the performance thereof or the transactions contemplated thereby shall be governed by, and constructed in accordance with the Laws of the State of New York.

(b) Any action, suit or proceeding based upon, arising out of or related to this Agreement or the Transactions will be brought in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware will be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such action, suit or proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the action, suit or proceeding will be heard and determined only in any such court, and agrees not to bring any action, suit or proceeding arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained will be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 9.8(b). Notwithstanding anything in this Agreement to the contrary, each of the Parties agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement or any of the Transactions, including the Merger and the Debt Financing, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof, in any forum other than federal and New York state courts located in the Borough of Manhattan within the City of New York.

9.9. Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, by operation of Law or otherwise, (a) by Parent without the prior written consent of the Company or (b) by the Company without the prior written consent of Parent.

9.10. Specific Performance. (a) The Parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties will be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 8.1, this being in addition to any other remedy to which they are entitled under this Agreement, (ii) the provisions set forth in Section 8.2 (A) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (B) will not be construed to limit, diminish or otherwise impair in any respect any Party’s right to specific enforcement, and (iii) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party entitled to an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section will not be required to provide any bond or other security in connection with any such injunction and any Party against whom such injunction is entered expressly waives any bond or security in connection therewith.

(b) For the avoidance of doubt, the Company may pursue both a grant of specific performance to the extent permitted by this Section 9.10 and the payment of damages as contemplated by Section 8.2(a).

9.11. Company Professional Advisors. Each Party hereby acknowledges, on its own behalf and on behalf of its Affiliates, that the legal counsel included in the notices provisions of Section 9.4 may advise and represent the Party to which it is counsel as set forth Section 9.4 in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Transactions and each Party hereby consents thereto and waives any conflict of interest arising therefrom. Each Party and their respective Boards of Directors (or committees thereof) will cause any Affiliate thereof to consent to and waive any conflict of interest arising from any such representation, including in writing if the other Party so requests.

9.12. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS (INCLUDING ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM INVOLVING ANY DEBT FINANCING SOURCE AND THEIR RESPECTIVE AFFILIATES).

9.13. Liability of Debt Financing Sources. Prior to the Closing, none of the Debt Financing Sources shall have any liability to the Company or its Affiliates relating to or arising out of this Agreement, the Debt Financing or the transactions contemplated by this Agreement, whether at law or equity, in contract, in tort or otherwise, and, prior to the Closing, neither the Company nor any of its Affiliates will have any rights or claims against any Debt Financing Sources under this Agreement and any other agreement contemplated by, or entered into in connection with, the Debt Financing, including any commitments by the Debt Financing Sources in respect of the Debt Financing. Notwithstanding anything herein to the contrary, in no event shall the Company or its Affiliates be entitled to seek the remedy of specific performance of this Agreement against any of the Debt Financing Sources. Prior to the Closing, no Financing Source will have any rights or claims against the Company or any of its Affiliates or Representatives relating to or arising out of this Agreement, the Debt Financing or the Transactions, whether at law or equity, in Contract, in tort or otherwise.

X. DEFINITIONS; INTERPRETATION

10.1. Cross References. Each of the following terms is defined in the section set forth opposite such term.

Defined Term	Section
2021 Notes	5.5(b)
2023 Notes	5.5(b)
Acquisition Recommendation Change	5.2(d)
Agreement	Preamble
Antitrust Laws	6.3(d)
Bonus Amounts	6.9(c)
Book-Entry Shares	2.1(a)
By-Laws	1.5(b)
Certificate of Merger	1.3
Certificates	2.1(a)
Change of Recommendation	5.2(e)
Claim	6.7(d)
Closing	1.2
Closing Date	1.2
Company	Preamble
Company Acquisition Agreement	5.2(d)
Company Benefit Plan	3.12(a)
Company Board	3.2(a)
Company Common Stock	3.4(a)
Company Disclosure Letter	Article III
Company Financial Statements	3.5(a)
Company Non-Union Employees	6.9(a)
Company Permits	3.8
Company Preferred Stock	3.4(a)
Company Recommendation	3.2(c)
Company SEC Documents	3.5(a)
Company Subsidiary Organizational Documents	3.1(c)
Company Union Employees	6.9(a)
Confidentiality Agreement	3.20
Continuing Employee	6.9(a)
Covered Employees	3.12(a)
Debt Commitment Letter	4.9(a)
Debt Financing	4.9(a)
Debt Financing Source	4.9(a)
Debt Transactions	5.5(b)
Deferred Payment	2.3(c)
Deferred Plans	2.3(c)
DGCL	1.1
Dissenting Shares	2.4
Dissenting Stockholder	2.4
Effective Time	1.3
ERISA	3.12(a)
Exchange Act	3.3(b)
Exchange Agent	2.2(a)
Exchange Fund	2.2(a)
Existing Credit Facility Terminations	5.5(a)
Fee Letter	4.9(a)

Financial Advisor	3.17
Foreign Antitrust Laws	3.3(b)
GAAP	3.5(a)
General Enforceability Exceptions	3.2(a)
Governmental Entity	3.3(b)
HSR Act	3.3(b)
Material Contract	3.9(a)
Merger	1.1
Merger Consideration	2.1(a)
Merger Sub	Preamble
New Plans	6.9(b)
Non-U.S. Plan	3.12(b)(iv)(A)
NYSE	3.3(b)
Old Plans	6.9(b)
Option	2.3(a)
Option Payment	2.3(a)
Outside Date	8.1(b)(i)
Parent	Preamble
Parent Financing	5.4(a)
Prior NDA	5.2(a)
Prohibited Changes	5.3
Proxy Statement	3.10
Restated Certificate of Incorporation	1.5(a)
Restraints	7.1(c)
Rights	3.4(a)
Securities Act	3.5(a)
Senior Notes	5.5(b)
Share Unit	2.3(b)
Shares	Recitals
SOX	3.5(a)
Special Meeting	6.2(a)
Stockholder Approval	3.2(b)
Surviving Corporation	1.1
Synergy Confidentiality Agreement	3.20
Takeover Statute	3.19
Termination Fee	8.2(b)
Transaction Litigation	6.11

10.2. Certain Terms Defined. The following terms will have the meanings set forth below for purposes of this Agreement when used herein with initial capital letters:

“Acceptable Confidentiality Agreement” means any confidentiality agreement that contains customary confidentiality provisions as determined by the Company in good faith to be no less restrictive of, or more favorable to, the third party that is party to such agreement and its Affiliates and Representatives than the terms set forth in the Confidentiality Agreement are to Parent and its Affiliates and Representatives.

“Action” means any claim, action, suit or proceeding or investigation by or before any Governmental Entity.

“Affiliates” has the meaning set forth in Rule 12b-2 of the Exchange Act.

“Agreed” means agreed in writing by Parent and the Company.

“Award Exchange Ratio” means the quotient obtained by dividing (a) the amount of the Merger Consideration by (b) the volume weighted average trading price of Parent Common Stock for the five consecutive trading days ending on the trading day immediately preceding the Closing Date.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by Law or Order to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Stock Plans” means (a) the Company’s 2011 Equity and Performance Incentive Plan, (b) the Company’s 2009 Equity and Performance Incentive Plan and (c) the Georgia Gulf Corporation Second Amended and Restated 2002 Equity and Performance Incentive Plan.

“Company Superior Proposal” means a Company Takeover Proposal that if (a) consummated would result in a third party (or in the case of a direct merger between such third party and the Company, the stockholders of such third party) acquiring, directly or indirectly, more than 50% of the voting power of the Company Common Stock or all or a majority of the assets of the Company and its Subsidiaries, taken as a whole, and (b) the Company Board determines, after consultation with legal and financial advisor, (taking into account any changes to this Agreement proposed by Parent in response to a Company Takeover Proposal) is more favorable to the stockholders of the Company than the Merger.

“Company Takeover Proposal” means (a) any inquiry, proposal or offer for or with respect to a merger, consolidation, business combination, recapitalization, reorganization, exchange or tender offer, binding share exchange, joint venture, dissolution or other similar transaction (including an extraordinary dividend) involving the Company or any of its Subsidiaries, (b) any inquiry, proposal or offer to acquire in any manner, directly or indirectly, more than 20% of the outstanding Company Common Stock or other securities or Rights of the Company representing more than 20% of the voting power of the Company, or (c) any inquiry, proposal or offer to acquire in any manner (including the acquisition of stock in any Subsidiary of the Company), directly or indirectly, assets or businesses of the Company or its Subsidiaries representing more than 20% of the consolidated assets, revenues or net income of the Company, in each case, other than the Merger.

“Contract” means any agreement, lease, sublease, license, contract, note, bond, mortgage, indenture, deed of trust, franchise, concession, arrangement, obligation or other legally binding arrangement (whether written or oral).

“Covered Deferred Compensation Plans” means (a) the Eagle US 2, LLC Deferred Compensation Plan (For Post-2004 Deferrals) (Amended and Restated), (b) the Eagle US 2, LLC Nonqualified Retirement Plan, (c) the Axiall Corporation Deferred Compensation Plan (Amended and Restated as of January 1, 2012), (d) the Eagle US 2, LLC Deferred Compensation Plan (For Pre-2005 Deferrals) (Amended and Restated) and (e) the Axiall Supplemental Executive Retirement Plan.

“Credit Agreements” means (i) the Credit Agreement, dated as of February 27, 2015, by and among Axiall Holdco, Inc., as the borrower, Barclays Bank plc, as administrative agent, and the other financial institutions party thereto (the “Revolver”); and (ii) the Second Amended and Restated Credit Agreement, dated as of December 17, 2014, by and among Axiall Corporation, Eagle Spinco Inc. and Royal Group, Inc., as the borrowers, the other Persons party thereto that are designated as credit parties, General Electric Capital Corporation, as a lender, export-related loan lender and swingline lender, and as administrative agent, and the other financial institutions party thereto.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, hypothecation, option to purchase or lease or otherwise acquire any interest, conditional sales agreement, adverse claim of ownership or use, title defect, easement, right of way, or other encumbrance of any kind.

“Environmental Laws” means all Laws relating to (a) the protection of the environment, including the ambient air, soil, surface water, groundwater, surface land, subsurface land, plant or animal life, or any other natural resource, or (b) the protection of human health from exposure to, Release of or the management of Materials of Environmental Concern.

“Environmental Permits” means all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

“ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, that together with such Person would be deemed a “single employer” within the meaning of Section 414 of the Code.

“Indebtedness” of any Person means (i) all indebtedness for borrowed money and (ii) any other indebtedness which is evidenced by a note, bond, debenture or similar instrument.

“Indemnified Party” means (a) each current and former director or officer of the Company or any of its Subsidiaries, and (b) each such person who serves or served at the request of the Company as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, together, in each case, with such person’s heirs, executors or administrators.

“Intellectual Property Rights” means United States or foreign intellectual property, including (a) patents and patent applications, together with all reissues, continuations, continuations-in-part, divisionals, provisionals, extensions and reexaminations thereof, (b) trademarks, service marks, logos, trade names, corporate names, trade dress, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) copyrights and copyrightable works and all applications and registrations in connection with any of the foregoing, (d) inventions and discoveries (whether patentable or not), industrial designs, trade secrets, confidential information and know-how, (e) computer software (including databases and related documentation), (f) uniform resource locators, web site addresses and Internet domain names, and registrations therefor, (g) moral and economic rights of authors and inventors, and (h) all other proprietary rights whether now known or hereafter recognized in any jurisdiction.

“IRS” means the Internal Revenue Service.

“Knowledge” means (a) with respect to Parent, the actual knowledge (without independent inquiry or investigation) of the executive officers of Parent and (b) with respect to the Company, the actual knowledge (without independent inquiry or investigation) of the executive officers of the Company.

“Law” means any domestic or foreign laws, statutes, ordinances, rules (including rules of common law), regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted or promulgated by any Governmental Entity.

“Leased Real Property” means all material real property leased or subleased (whether as a tenant or subtenant) by the Company or any Subsidiary of the Company.

“Material Adverse Effect” means any fact, circumstance, event, change or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes or occurrences, has or would reasonably be expected to (a) have a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (b) prevent or materially delay or impede the ability of the Company to consummate the Transactions; provided, however, that in no event will any of the following facts, circumstances, events, changes or occurrences, alone or in combination, be deemed to constitute, nor will any effect of any of the following be taken into account in determining whether there has been or will be a Material Adverse Effect to the extent resulting from: (i) any changes in general United States or global economic conditions (except to the extent such changes have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in the industries in which the Company and any of its Subsidiaries operate), (ii) any changes in conditions generally affecting any of the industries in which the Company and its Subsidiaries operate (except to the extent such changes have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in the industries in which the Company and any of its Subsidiaries operate), (iii) any decline in the market price of the Company Common Stock (it being understood that the facts or occurrences giving rise to or contributing to such decline may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (iv) regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction (except to the extent such conditions have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in the industries in which the Company and any of its Subsidiaries operate), (v) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (vi) the execution and delivery of this Agreement or the public announcement or pendency of the Merger or any of the other Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, and any litigation arising from allegations of any breach of fiduciary duty or violation of Law relating to this Agreement or the Transactions, or compliance by the Company with the terms of this Agreement (provided that this clause (vi) shall not apply to the representations set forth in Section 3.3 and Section 3.12(b)(vi), and to the extent related thereto, Section 7.2(a)), (vii) the performance by the Company of its obligations under this Agreement, other than compliance with Section 5.1 but including any inaction in compliance with Section 5.1 to the extent that such inaction is as a result of Parent unreasonably withholding its consent under Section 5.1, (viii) any change in applicable Law or GAAP (or authoritative interpretations thereof) (except to the extent such change has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in the industries in which the Company and any of its Subsidiaries operate), (ix) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement (except to the extent such conditions or event have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in the industries in which the Company and any of its Subsidiaries operate) or (x) any hurricane, tornado, flood, earthquake or other natural disaster.

“Materials of Environmental Concern” means any hazardous, acutely hazardous, or toxic substance or waste, pollutant or contaminant in each case, as defined as such under, or any other substance regulated by or otherwise subject to, Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act and the federal Resource Conservation and Recovery Act.

“Measurement Date” means the close of business on the second full Business Day prior to the date hereof.

“Order” means any order, judgment, injunction, award, decree or writ adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.

“Other Regulatory Approvals” means the approvals required under applicable Foreign Antitrust Laws in Canada and, if required under applicable Foreign Antitrust Laws, Columbia.

“Owned Real Property” means all material real property owned by the Company or any Subsidiary of the Company.

“Parent Common Stock” means the authorized common stock of Parent, par value $0.01 per share.

“Parent Stock Plan” means the 2013 Omnibus Incentive Plan and any agreement governing awards made thereunder.

“Parties” means, collectively, Parent, Merger Sub and the Company.

“Permitted Encumbrances” means: (a) Encumbrances that relate to Taxes, assessments and governmental charges or levies imposed upon the Company that are not yet due and payable or that are being contested in good faith by appropriate proceedings or for which reserves have been established on the most recent financial statements included in the Company SEC Documents, (b) Encumbrances imposed by Law that relate to obligations that are not yet due and have arisen in the ordinary course of business, (c) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, (d) mechanics’, carriers’, workers’, repairers’ and similar Encumbrances imposed upon the Company arising or incurred in the ordinary course of business, (e) Encumbrances that relate to zoning, entitlement and other land use and environmental Laws, (f) other imperfections or irregularities in title, charges, easements, survey exceptions, leases, subleases, license agreements and other occupancy agreements, reciprocal easement agreements, restrictions and other customary encumbrances on title to or use of real property, (g) utility easements for electricity, gas, water, sanitary sewer, surface water drainage or other general easements granted to Governmental Entities in the ordinary course of developing or operating any Site, (h) any Laws affecting any Site, (i) any utility company rights, easements or franchises for electricity, water, steam, gas, telephone or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon any of the Sites, (j) any encroachments of stoops, areas, cellar steps, trim and cornices, if any, upon any street or highway, (k) as to any Leased Real Property, any Encumbrance affecting the interest of the lessor thereof, and (l) any matters disclosed in reports delivered or made available to Parent by the Company prior to the date of this Agreement; provided, however, that in the case of clauses (e) through (j), none of the foregoing, individually or in the aggregate, materially adversely affect the continued use of the property to which they relate in the conduct of the business currently conducted thereon.

“Person” means a natural person, sole proprietorship, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated society or association, joint venture, Governmental Entity or other legal entity or organization.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement through or in the air, soil, surface water, groundwater or property.

“Representatives” means a Person’s officers, directors, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants and other representatives.

“SEC” means the United States Securities and Exchange Commission.

“Site” means each location where the Company or any Subsidiary of the Company conducts business, including each Owned Real Property and Leased Real Property.

“Subsidiary” means, with respect to any Party, any foreign or domestic corporation or other entity, whether incorporated or unincorporated, of which (i) such Party or any other Subsidiary of such Party is a general partner (excluding such partnerships where such Party or any Subsidiary of such Party does not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other equity interests having by their terms ordinary voting power to elect a majority of the directors or others performing similar functions with respect to such corporation or other entity is directly or indirectly owned or controlled by such Party or by any one or more of such Party’s Subsidiaries, or by such Party and one or more of its Subsidiaries.

“Tax” or “Taxes” means all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value added, payroll, employment, unemployment, workers’ compensation, severance, withholding, duties, intangibles, franchise, backup withholding, stamp, documentary and other taxes of any kind, including any estimated payments thereof, charges, levies or like assessments in each case in the nature of a tax and imposed by a Governmental Entity, together with all penalties, and additions and interest thereto, whether disputed or not, and whether liability is imposed directly or by virtue of an obligation to indemnify or otherwise assume or succeed to the Taxes of another person.

“Tax Return” or “Tax Returns” includes all returns, reports, claims for refund and forms (including elections, attachments, declarations, disclosures, schedules, estimates and information returns) relating to Taxes, and including any amendment thereof in each case filed with a Governmental Entity.

“Transactions” means the Merger and the other transactions contemplated by this Agreement.

10.3. Other Definitional and Interpretative Provisions. (a) The following provisions will be applied wherever appropriate herein:

(i) “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words will refer to this Agreement in its entirety and not solely to the particular portion of this Agreement in which any such word is used;

(ii) all definitions set forth herein will be deemed applicable whether the words defined are used herein in the singular or the plural;

(iii) wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders;

(iv) all accounting terms not specifically defined herein will be construed in accordance with GAAP;

(v) any references herein to a particular Section, Article or Exhibit means a Section or Article of, or an Exhibit to, this Agreement unless another agreement is specified;

(vi) all references in this Agreement to any agreement (including this Agreement), contract, statute or regulation, such references are to, except as context may otherwise require, the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof); and to any section of any statute or regulation including any successor to the section and, in the case of any statute, any rules or regulations promulgated thereunder;

(vii) the table of contents and headings in this Agreement are for convenience of reference only, do not constitute part of this Agreement and are not intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or any provision hereof;

(viii) unless otherwise expressly provided, wherever the consent of any Person is required or permitted herein, such consent may be withheld in such Person’s sole and absolute discretion;

(ix) “including” means “including, without limitation”;

(x) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”;

(xi) reference to “dollars” or “$” will be deemed reference to the lawful money of the United States of America, and

(xii) all references to “days” will be to calendar days unless otherwise indicated as a “Business Day.”

Any capitalized terms used in any Exhibit or in the Company Disclosure Letter but not otherwise defined therein have the meaning as defined in this Agreement.

(b) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, the entirety of this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(c) The Company Disclosure Letter is incorporated herein by reference and will be considered part of this Agreement. The mere inclusion of any item in any section or subsection of the Company Disclosure Letter as an exception to any representation or warranty or otherwise will not be deemed to constitute an admission by the Company, or to otherwise imply, that any such item has had or would reasonably be expected to have a Material Adverse Effect or otherwise represents an exception or material development, fact, change, event, effect, occurrence or circumstance for the purposes of this Agreement, or that such item meets or exceeds a monetary or other threshold specified for disclosure in this Agreement. Matters disclosed in any section or subsection of the Company Disclosure Letter are not necessarily limited to matters that are required by this Agreement to be disclosure herein. Headings inserted in the sections or subsections of the Company Disclosure Letter are for convenience of reference only and will not have the effect of amending or changing the express terms of the sections or subsections as set forth in this Agreement.

[Signatures on Following Page.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.

WESTLAKE CHEMICAL CORPORATION

By:	/s/Albert Chao
	Name:	Albert Chao
	Title:	President and CEO

LAGOON MERGER SUB, INC.

By:	/s/Albert Chao
	Name:	Albert Chao
	Title:	President

AXIALL CORPORATION

By:	/s/Timothy Mann, Jr.
	Name:	Timothy Mann, Jr.
	Title:	President and Chief Executive Officer

Signature Page to Merger Agreement

Annex B

1585 Broadway

New York, NY 10036

Morgan Stanley

June 10, 2016

Board of Directors

Axiall Corporation

1000 Abernathy Road NE

Suite 1200

Atlanta, GA 30328

Members of the Board:

We understand that Axiall Corporation (the “Company”), Westlake Chemical Corporation (the “Buyer”) and Lagoon Merger Sub, Inc., a wholly owned subsidiary of the Buyer (“Acquisition Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated as of June 10, 2016 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Buyer, and each outstanding share of common stock, par value $0.01 per share (the “Company Common Stock”) of the Company, other than shares held in treasury, held by the Buyer or any direct or indirect wholly owned subsidiary of the Buyer, or as to which dissenters’ rights have been perfected, will be converted into the right to receive $33.00 per share in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock. Our opinion does not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company;

2)	Reviewed certain internal financial statements and other fmancial and operating data concerning the Company;

3)	Reviewed certain financial projections prepared by the management of the Company;

4)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

5)	Reviewed the reported prices and trading activity for the Company Common Stock;

6)	Compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly-traded companies comparable with the Company and their securities;

7)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

8)	Participated in certain discussions and negotiations among representatives of the Company and the Buyer and certain parties and their financial and legal advisors;

9)	Reviewed the Merger Agreement, the draft commitment letter from certain lenders substantially in the form of the draft dated June 9, 2016 (the “Commitment Letter”) and certain related documents; and

10)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and formed a substantial basis for this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company at the time prepared of the future financial performance of the Company. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any material terms or conditions, including, among other things, that the Buyer will obtain financing in accordance with the terms set forth in the Commitment Letter, and that the final Merger Agreement will not differ in any material respects from the last draft of the Merger Agreement which was reviewed by us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the holders of shares of the Company Common Stock in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on fmancial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financial advisory and fmancing services for the Buyer and financial advisory services for the Company and have received fees in connection with such services. Morgan Stanley may also seek to provide such services to the Buyer in the future and expects to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and fmancial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

Morgan Stanley

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Kristin Zimmerman
Kristin Zimmerman
Executive Director

Morgan Stanley

Annex C

745 Seventh Avenue New York, NY 10019 United States

June 10, 2016

Board of Directors

Axiall Corporation

1000 Abernathy Road NE

Suite 1200

Atlanta, GA 30328

Members of the Board of Directors:

We understand that Axiall Corporation (the “Company”) intends to enter into a transaction (the “Proposed Transaction”) with Westlake Chemical Corporation (“Parent”) pursuant to which (i) Lagoon Merger Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), will be merged with and into the Company with the Company surviving the merger (the “Merger”), and (ii) upon the effectiveness of the Merger, each issued and outstanding share of common stock of the Company (the “Company Common Stock”) (other than shares held in treasury, held by Parent or any direct or indirect wholly owned subsidiary of Parent, or as to which dissenters’ rights have been perfected) will be converted into the right to receive $33.00 in cash (the “Consideration”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger among the Company, Parent and Merger Sub, to be dated as of June 10, 2016 (the “Agreement”). The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders of the Consideration to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. Our opinion does not address the relative merits of the Proposed Transaction as compared to any other transaction or business strategy in which the Company might engage. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the Consideration to be offered to the stockholders of the Company in the Proposed Transaction.

In arriving at our opinion, we reviewed and analyzed: (1) a draft of the Agreement, dated as of June 10, 2016 and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016; (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company; (4) a trading history of the Company’s common stock from 2011 to 2016 and a comparison of that trading history with those of other companies that we deemed relevant; (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant; (6) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant; (7) the results of our efforts to solicit indications of interest and definitive proposals from third parties with respect to a sale of all or a part of the Company; and (8) published estimates of independent research analysts with respect to the future financial performance and price targets of the Company. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading in any material respect. With respect to the financial projections of the Company, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company at the time such projections were prepared as to the future financial performance of the Company. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter.

We have assumed that the executed Agreement will conform in all material respects to the last draft reviewed by us. In addition, we have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Consideration to be offered to the stockholders of the Company in the Proposed Transaction is fair to such stockholders.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking and financial services for the Company and Parent in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the past two years, we have performed the following investment banking and financial services: (i) (a) having acted as lead bookrunner on the initial public offering of Parent’s affiliate, Westlake Chemical Partners LP, in 2014 and (b) acting as lender in Parent’s revolving credit facility and (ii) (a) having participated in high yield financing in 2014 in connection with an RMT related to the Company (having previously served as advisor to the Company) and (b) acting as lender in the Company’s revolving credit facility.

Barclays Capital Inc. and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and Parent for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

/s/ Barclays Capital Inc.

BARCLAYS CAPITAL INC.

Annex D

Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or

(ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

    Admission Ticket

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m. Eastern Time on August 29, 2016.

Vote by Internet

•  Go to www.envisionreports.com/AXLL

•  Or scan the QR code with your smartphone

•  Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone. There is NO CHARGE to you for your call.

•	Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals —

The Board of Directors recommends a vote FOR Proposal 1.	For	Against	Abstain

1. To adopt the Agreement and Plan of Merger, dated June 10, 2016 (the “merger agreement”), by and among Axiall Corporation, a Delaware corporation (“Axiall”), Westlake Chemical Corporation, a Delaware corporation (“Westlake”), and Lagoon Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Westlake (“Merger Sub”), pursuant to which Merger Sub will merge with and into Axiall (the “merger”).

	☐	☐	☐
The Board of Directors recommends a vote FOR Proposal 2.	For	Against	Abstain

2. To approve, on a non-binding advisory basis, the compensation that may be paid or may become payable to Axiall’s named executive officers in connection with, or following, the consummation of the merger.

	☐	☐	☐
The Board of Directors recommends a vote FOR Proposal 3.	For	Against	Abstain

3. To approve the adjournment of the special meeting, if necessary and subject to the terms of the merger agreement, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

1 U P X

02ELHC

Axiall Corporation

Special Meeting of Shareholders

Admission Ticket

The special meeting of Axiall Corporation will be held at the offices of Jones Day, 1420 Peachtree Street,

N.E., Suite 800, Atlanta, Georgia 30309, on August 30, 2016 at 8:00 a.m. local time.

TO ATTEND THE SPECIAL MEETING OF SHAREHOLDERS IN PERSON, YOU MUST PRESENT

THIS ADMISSION TICKET, ALONG WITH PHOTO IDENTIFICATION.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of

Shareholders to be Held on August 30, 2016:

The proxy materials, including the 2016 special meeting proxy, are available at

www.envisionreports.com/AXLL.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE

PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Axiall Corporation

Proxy for Special Meeting of Shareholders — August 30, 2016

This Proxy is Solicited by the Board of Directors

The undersigned hereby appoints William L. Mansfield, Timothy Mann, Jr. and Daniel S. Fishbein or any of them, with full power of substitution as proxyholders to represent and to vote, as designated hereon, the common stock of the undersigned at the special meeting of shareholders of Axiall Corporation to be held on August 30, 2016 and any adjournment thereof.

If the undersigned has voting rights to shares of Axiall Corporation common stock in a retirement plan of Axiall Corporation, the undersigned hereby directs the trustee to vote shares equal to the number of shares allocated to the undersigned’s account under the applicable plan with the instructions given herein.

The shares represented by this proxy card will be voted as directed on the front. IF NO DIRECTION IS GIVEN AND THE PROXY CARD IS VALIDLY EXECUTED, THE SHARES WILL BE VOTED FOR PROPOSAL 1, FOR PROPOSAL 2 AND FOR PROPOSAL 3. IN THEIR DISCRETION, THE PROXYHOLDERS ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE